As filed with the Securities and Exchange Commission on December 18, 2014

Registration No. 333-199576

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MidCon Midstream, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1389	30-0827252
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 425-5500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Philip T. Warman

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(405) 425-5500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222	Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated December 18, 2014

PROSPECTUS

MidCon Midstream, LP

Common Units

Representing Limited Partner Interests

This is the initial public offering of             common units representing limited partner interests of MidCon Midstream, LP. No public market currently exists for our common units. We intend to apply to list our common units on the New York Stock Exchange under the symbol “             ”. We anticipate that the initial public offering price will be between $         and $         per common unit.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 20 of this prospectus.

These risks include the following:

•	Because a large majority of our revenue currently is, and much of our revenue over the long term is expected to be, derived from SandRidge Energy, Inc. (“SandRidge”), any development that materially and adversely affects SandRidge’s operations, financial condition or market reputation could have a material and adverse impact on us.

•	The historical performance of our business is difficult to evaluate because we do not have historical financial information upon which our performance may be evaluated.

•	We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution discussed elsewhere in this prospectus to our unitholders, which we have no legal or contractual obligation to pay. Accordingly, there is no guarantee that you will receive the minimum quarterly distribution.

•	Because of the natural decline in production from existing wells, our success depends, in part, on SandRidge’s ability to replace declining production and our ability to secure additional throughput volumes from SandRidge or third parties. Any decrease in volumes of oil or natural gas that SandRidge produces or any decrease in the number of wells that SandRidge completes could adversely affect our business and operating results.

•	SandRidge owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including SandRidge, have conflicts of interest with us and limited fiduciary duties and they may favor their own interest to the detriment of us and our unitholders.

•	Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units with contractual standards governing its duties.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

•	You will experience immediate dilution in tangible net book value of $ per common unit.

•	There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

•	Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were to treat us as a corporation for U.S. federal income tax purposes, or if we become subject to a material amount of entity-level taxation for state tax purposes, our cash available for distribution to you would be substantially reduced.

	Per Common Unit	Total
Offering price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us (before expenses)(1)	$	$

(1)	Excludes an aggregate structuring fee of % of the gross offering proceeds payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. Please read “Underwriting.”

We have granted the underwriters the option to purchase             additional common units on the same terms and conditions set forth above if the underwriters sell more than             common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about             ,             .

BofA Merrill Lynch	Barclays

Prospectus dated                     ,

Map of location of Mid-Continent facilities to come.

i

EXPERTS	165

WHERE YOU CAN FIND MORE INFORMATION	165

INDEX TO FINANCIAL STATEMENTS	F-1

ANNEX A—FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MIDCON MIDSTREAM, LP	A-1

ANNEX B—GLOSSARY OF TERMS	B-1

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell common units and seeking offers to buy common units only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common units. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

We commissioned Wood Mackenzie Limited (“Wood Mackenzie”), an independent market consultant, to prepare a market report that forms the basis for certain of the statistical and industry data cited in this prospectus. We have not funded, nor are we otherwise affiliated with, any other third-party source cited in this prospectus. Any data sourced from Wood Mackenzie is used with the express written consent of Wood Mackenzie.

Certain Terms Used in this Prospectus

All references in this prospectus to:

•	“we,” “our,” “us” or like terms when used in the present tense or prospectively refer to MidCon Midstream, LP and its subsidiaries;

•	“SandRidge” refers to SandRidge Energy, Inc. and its subsidiaries, other than us, our general partner and our respective subsidiaries;

•	“our general partner” or “SMM GP” refers to SandRidge Midcon Midstream GP, LLC; and

•	“our employees” refer to the employees of SandRidge that will conduct our business.

SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. You should read this entire prospectus and the documents to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition” as well as the unaudited pro forma condensed balance sheet for MidCon Midstream, LP included elsewhere in this prospectus. Prior to the completion of this offering, our saltwater gathering and disposal assets were not operated or accounted for as a business separate and apart from SandRidge Energy, Inc.’s (“SandRidge”) exploration and production activities. For this reason, this prospectus does not contain any historical financial statements showing the results of operations of our saltwater gathering and disposal assets for periods prior to the completion of this offering.

The information presented in this prospectus assumes an initial public offering price of $        per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and, unless otherwise indicated, that the underwriters’ option to purchase additional common units is not exercised.

References in this prospectus to “MidCon Midstream, LP,” “the partnership,” “we,” “our,” “us” or like terms, when used in the historical context, refer to the saltwater gathering and disposal assets being contributed to us in connection with this offering. When used in the present tense or prospectively, those terms refer to MidCon Midstream, LP and its subsidiaries. Unless the context otherwise requires, references in this prospectus to “SandRidge” refer to SandRidge Energy, Inc. and its subsidiaries, other than MidCon Midstream, LP, its subsidiaries and its general partner.

Certain third parties that own working interests in SandRidge operated oil and gas wells connected to our system in the Mid-Continent own an aggregate working interest of approximately 27.3% in our Mid-Continent saltwater disposal wells and a right to use our saltwater gathering systems, which together allow them to transport on our gathering systems and deposit into our saltwater disposal wells all saltwater produced in respect of their interest in SandRidge operated oil and gas wells. Their working interests in the SandRidge operated oil and gas wells represent approximately 27.3% of the combined working interests of SandRidge and these third parties in these oil and gas wells. Unless otherwise indicated, (i) operating data included in this prospectus, such as throughput volumes, is shown on a net basis to exclude the interests of our third-party partners, and (ii) asset level data included in this prospectus, such as miles of gathering lines, well connections, disposal wells and disposal capacity, is shown on a gross basis. We similarly treat operating data and asset level data relating to saltwater gathering and disposal assets that will be retained by SandRidge following the completion of this offering. For more information, please read “Summary—Third-Party Interests.”

We include a glossary of some of the terms used in this prospectus as Appendix B.

Our Business Overview

We are a growth-oriented, fee-based master limited partnership recently formed by SandRidge Energy, Inc. (NYSE: SD) to own, operate, acquire and develop assets used to gather, process and dispose of saltwater produced alongside oil and natural gas. As of September 30, 2014, our assets consisted of 1,665 well connections, 443 miles of gathering pipelines and 80 disposal wells, with 1.2 MMbblw/d of disposal capacity, through which we gather and dispose of saltwater on a fixed-fee basis. Our assets are located predominately in the Mid-Continent region of the United States, with a particular concentration in the Mississippian oil play of northern Oklahoma and southern Kansas. We also have assets in the Permian Basin in West Texas. Our pipeline-based saltwater gathering and disposal assets provide SandRidge and our third-party customers with the most cost-efficient means of handling produced saltwater. We believe that our strategically located assets and our relationship with SandRidge, which is one of the largest oil and gas producers and most active drillers in the Mid-Continent region, provide us with significant opportunities to generate cash flow growth organically and through acquisitions, including dropdown acquisitions from SandRidge.

We believe that one of our principal strengths is our relationship with SandRidge. During the nine-months ended September 30, 2014, substantially all of the throughput volumes on our saltwater gathering and disposal assets were produced from SandRidge-operated oil and natural gas wells. In connection with the completion of this offering, we will enter into a 10-year saltwater gathering and disposal agreement with SandRidge covering all of the saltwater produced from SandRidge-operated wells connected to our existing saltwater gathering system and any saltwater gathering and disposal assets we acquire or construct in the future. The saltwater gathering and disposal agreement will also provide us the right to lay gathering lines to and gather and dispose of saltwater produced from any additional SandRidge-operated wells completed during the term of the agreement that are located on operating units, any portion of which are within a one-mile radius of our saltwater gathering systems as they exist on the closing date of this offering (the “Gathering Area”). We believe our long-term contractual arrangement with SandRidge will promote stable and predictable cash flows and provide opportunities to increase throughput volumes on our saltwater gathering and disposal systems.

We operate primarily in the Mid-Continent region, and the majority of our assets support production from the Mississippian oil play. The Mid-Continent contains numerous conventional, shallow, low-cost, permeable carbonate reservoirs with decades of production history, which provide SandRidge and other producers in the region with a large inventory of drilling locations that are economic in a variety of commodity price environments. Based on information from Wood Mackenzie, producers are expected to drill approximately 1,000 oil and gas wells targeting the Mississippian oil play in 2014, and forecast to drill over 750 wells per year throughout the remainder of the decade. Additionally, production in the Mid-Continent averaged approximately 1.54 MMBoe/d in 2013, and is forecasted to increase by 11% to 1.71 MMBoe/d in 2014, according to Wood Mackenzie. We believe the Mid-Continent’s predictable production profiles and strong well economics will support the predictability of our cash flows and throughput volumes on our saltwater gathering and disposal systems and will provide significant growth opportunities as production in the Mid-Continent continues to increase.

Oil and gas production is dependent on reliably gathering and disposing of produced saltwater. Oil and gas wells drilled in the Mid-Continent, and particularly those drilled in the Mississippian oil play, produce high volumes of saltwater per barrel of oil recovered relative to other North American plays, with ratios of produced saltwater to recovered oil (exclusive of any natural gas or natural gas liquids), or water cuts, expected to average over 20 to 1 in 2014, according to Wood Mackenzie. Given these high water cuts, saltwater gathering and disposal represents a major component of producers’ cost structure in the Mid-Continent region, and the cost-efficient handling of produced saltwater is a key logistical concern for Mid-Continent producers. We believe our strategically located asset base in the Mid-Continent positions us well to capitalize on opportunities to accelerate our growth, both through SandRidge’s production activities and the addition of new third-party customers.

Throughput volumes on our saltwater gathering and disposal assets were 298,265 Bblw/d and 324,320 Bblw/d for the year ended December 31, 2013 and the nine-months ended September 30, 2014, respectively. We estimate that throughput volumes on our saltwater gathering and disposal assets will average approximately 294,000 Bblw/d and that we will generate pro forma net income of $32.8 million and pro forma EBITDA of $44.7 million during the twelve months ending December 31, 2015. For a discussion of the assumptions and considerations that we believe are significant to our forecasted results, please read “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve-Month Period Ending December 31, 2015—Assumptions and Considerations.”

Our Relationship with SandRidge

Upon completion of this offering, SandRidge will own 100% of our general partner, which owns all of our incentive distribution rights, and a     % limited partner interest in us. For these reasons, SandRidge is positioned to directly benefit from providing additional saltwater volumes to our system and facilitating dropdown acquisitions and organic growth opportunities.

Our Formation Assets and Assets Retained by SandRidge

As of September 30, 2014, the saltwater gathering and disposal assets that SandRidge will retain after this offering included approximately 1,850 well connections, 606 miles of gathering lines and 130 disposal wells. In addition, we expect that SandRidge will continue to build additional saltwater gathering and disposal assets in support of its active exploration and production operations. During the nine-months ended September 30, 2014, SandRidge constructed 489 well connections, 210 miles of gathering lines and 44 disposal wells to support its production in the Mid-Continent and Permian Basin, and pursuant to its capital expenditures budget, expects to construct and retain an additional 151 well connections, 46 miles of gathering lines and 6 disposal wells during the last three months of 2014. The following table shows asset level data as of September 30, 2014 and net disposal volumes for the three months ended September 30, 2014 for the assets to be contributed to us in connection with this offering and the saltwater gathering and disposal assets to be retained by SandRidge following completion of this offering, as well as information related to SandRidge’s planned construction of saltwater gathering and disposal assets during the last three months of 2014.

	Well Connections	Miles of Pipeline	Disposal Wells	Net Disposal Volumes for the Three Months Ended September 30, 2014 (Mbblw/d)(1)	Projected Net Disposal Volumes for the Twelve Months Ending December 31, 2015 (Mbblw/d) (2)
Partnership Assets:
Mid-Continent	520	408	72	306	280
Permian	1,145	35	8	18	14

Total Partnership Assets	1,665	443	80	324	294
% of Total Partnership and Retained Assets	47%	42%	38%	42%	33%
Retained Assets at SandRidge:
Mid-Continent	972	584	121	435	589
Permian	878	22	9	11	11

Total Retained Assets	1,850	606	130	446	600

Total Partnership and Retained	3,515	1,049	210	770	894

Construction Planned for 4th Quarter of 2014:
Partnership Assets	40	6	3
Retained Assets at SandRidge	111	40	3

(1)	For a description of net volumes and the interests held in our saltwater and gathering assets by certain third parties, see “Business—Third-Party Interests.”
(2)	Please see “Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations” for a discussion of our assumptions in connection with our forecast of our projected results for the twelve months ended December 31, 2015. SandRidge’s projected throughput volumes are based on SandRidge’s publicly available estimated operating data.

We believe we will have significant opportunities pursuant to our right of first offer to make accretive acquisitions of SandRidge’s retained saltwater gathering and disposal assets in the Mid-Continent and the Permian Basin as well as the saltwater gathering and disposal assets SandRidge plans to construct in the future to support its production activities in the Mid-Continent and the Permian Basin.

SandRidge’s Operations

As of December 31, 2013, SandRidge’s total estimated proved oil and gas reserves in the Mid-Continent and Permian Basin were 302.3 MMBoe and 74.3 MMBoe, respectively, of which approximately 63% were proved developed. As of December 31, 2013, SandRidge had approximately 1,858 gross (1,038 net) producing wells and 2.6 million gross (1.8 million net) total acres under lease in the Mid-Continent and approximately 1,896 gross (1,838 net) producing wells, including non-operated wells, and 120,000 gross (95,000 net) total acres under lease in West Texas. SandRidge’s average Mid-Continent production during 2013 represented an increase of 29% as compared to 2012, and its net production in the third quarter of 2014 averaged 67 Mboe/d, an increase of 39% as compared to the same quarter in 2013. The charts below illustrate the significant Mid-Continent production growth achieved by SandRidge since 2010, as well as the volumes of saltwater produced by SandRidge in connection with its oil and gas production activities in the region during that period. We believe we will experience significant increases in well connections and throughput volumes on our systems as SandRidge’s production in the Mid-Continent and Permian Basin continues to increase.

Based on information from Wood Mackenzie, SandRidge is currently one of the most active drillers in the Mid-Continent; as of September 30, 2014, SandRidge was operating 33 rigs, including 29 rigs targeting the Mississippian oil play. As of December 31, 2013, SandRidge’s drilling inventory in the Mid-Continent consisted of over 4,500 potential well locations (over 700 of which were located on acreage covered by our saltwater gathering and disposal agreement). On November 5, 2013, SandRidge announced a 2014 capital expenditures budget of approximately $1.5 billion that provides for the drilling of approximately 640 oil and gas wells, as well as the construction of 210 miles of gathering lines and 50 disposal wells, of which 18 miles of gathering lines and 13 disposal wells will be contributed to us in connection with this offering, to support its production as additional oil and gas wells are completed.

The table below shows gross drilling locations by SandRidge on the acreage covered by our saltwater gathering and disposal agreement (“Partnership Acreage”) and the acreage held by SandRidge that is not covered by our saltwater gathering and disposal agreement (“Excluded Acreage”), in each case as of October 17, 2014. We anticipate that SandRidge’s drilling inventory and robust drilling program will provide us with significant opportunities for growth as SandRidge’s production increases, both through additional connections to SandRidge wells on the Partnership Acreage and dropdown acquisitions of saltwater gathering and disposal assets constructed by SandRidge to support its production activities on the Excluded Acreage.

	Gross Drilling Locations	Net Acreage
Partnership Acreage:
Mid-Continent	616	293,760
West Texas	769	9,527
Excluded Acreage	4,451	1,416,322

Total	5,836	1,719,730

Contractual Arrangements with SandRidge

In connection with the completion of this offering, we will enter into a 10-year saltwater gathering and disposal agreement with SandRidge pursuant to which we will have the right to gather and dispose all saltwater produced from SandRidge-operated wells that are connected to our existing saltwater gathering system and any saltwater gathering and disposal assets we acquire or construct in the future. In addition, the saltwater gathering and disposal agreement will provide us the option to lay gathering lines and gather and dispose of saltwater produced from any additional SandRidge-operated wells completed during the term of the agreement that are located within the Gathering Area. Under the saltwater gathering and disposal agreement, we will receive a fee of $0.60 per barrel of saltwater delivered by SandRidge into our saltwater gathering system, and such fee will be subject to an adjustment mechanism that will escalate the fee annually according to the annual Final Demand PPI, as published by the Bureau of Labor Statistics. The saltwater gathering and disposal agreement will also provide SandRidge with the right to require us, subject to us having available capacity on our system, to lay gathering lines and dispose of water produced from any additional SandRidge-operated wells completed during the term of the agreement that are located within the Gathering Area.

We will also enter into an omnibus agreement with SandRidge pursuant to which SandRidge will afford us a right of first offer with respect to (i) any saltwater gathering and disposal assets owned by SandRidge as of the completion of this offering that are located in the Mid-Continent or Permian Basin and (ii) any additional saltwater gathering and disposal assets constructed or acquired by SandRidge in the Mid-Continent or Permian Basin following the completion of this offering.

Additionally, in connection with the completion of this offering, we will enter into a 10-year operating agreement with SandRidge, pursuant to which SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third-party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs.

Our Business Strategies

Our primary business objective is to increase the quarterly distribution we pay our unitholders over time while ensuring the ongoing stability of our business and cash flows. We intend to accomplish this objective by executing the following business strategies:

•	Leverage our relationship with SandRidge. We intend to leverage our relationship with SandRidge to expand our asset base and increase our cash flows through dropdown acquisitions of saltwater gathering and disposal assets from SandRidge and organic expansion of our asset base to support SandRidge’s production activities.

•	Dropdown acquisitions from SandRidge. As of September 30, 2014, the saltwater gathering and disposal assets that SandRidge will retain after this offering included approximately 1,850 well connections, 606 miles of gathering lines and 130 disposal wells, which handled 446 Mbblw/d of throughput for the nine-month period ended September 30, 2014. In addition, we expect that SandRidge will continue to build and retain additional saltwater gathering and disposal assets in support of its active exploration and production operations, including 151 well connections, 46 miles of gathering lines and 6 disposal wells during the last three months of 2014 pursuant to its capital expenditures budget. We anticipate that, pursuant to our right of first offer with SandRidge, we will have the opportunity to make accretive acquisitions from SandRidge of its remaining saltwater gathering and disposal assets located in the Mid-Continent or Permian Basin as of the completion of this offering, as well as assets that we expect SandRidge will construct in the Mid-Continent or Permian Basin following this offering to support its production activities.

•	Leverage our extensive asset base to meet SandRidge’s growing saltwater disposal needs. SandRidge currently has an active drilling program in our area of operations and we expect it to continue its drilling program for the foreseeable future. Accordingly, we anticipate that we will be positioned to increase our throughput volumes and cash flows by gathering saltwater produced from oil and natural gas wells that SandRidge completes pursuant to its robust drilling program.

•	Complete accretive acquisitions from third parties and add new third-party customers. We intend to increase throughput volumes on our gathering and disposal assets and generate cash flow growth through accretive acquisitions from third-parties and the strategic addition of new third-party customers.

•	Acquisitions from third parties. We intend to use our knowledge of, and expertise in, the Mid-Continent and Permian Basin in order to target and efficiently execute economically attractive acquisitions of saltwater gathering and disposal assets from third parties.

•	Acquisition of third-party interests. Certain third parties that own working interests in SandRidge-operated oil and gas wells connected to our system in the Mid-Continent own an aggregate working interest of approximately 27.3% in our Mid-Continent saltwater disposal wells and a right to use our saltwater gathering systems. We believe that opportunities may arise from time to time to acquire the interests of these third parties in our saltwater gathering and disposal assets.

•	Strategically add third-party saltwater disposal customers. The scale of our assets and their strategic location near concentrated areas of current and expected future production make our geographic footprint difficult for competitors to replicate, and thereby provide us the ability to gather incremental throughput volumes at a lower capital cost. We actively market our saltwater gathering and disposal to, and pursue strategic relationships with, third-party producers in order to attract additional volumes and/or expansion opportunities. We believe that our strategically located assets and our experience in designing, permitting, constructing and operating cost-efficient, pipeline-based saltwater gathering and disposal assets will allow us to grow our third-party business through additional well connections and contracted saltwater gathering system construction.

•	Focus on providing pipeline-based saltwater gathering and disposal under long-term, fixed-fee contracts. Substantially all of our revenue is derived from our pipeline-based saltwater gathering and disposal assets. We provide all of our saltwater gathering and disposal to SandRidge and our third-party customers on a fixed-fee basis, and in connection with this offering will enter into a 10-year, fixed-fee saltwater gathering and disposal agreement with SandRidge. We will continue to focus on providing pipeline-based saltwater gathering and disposal, which provides significant cost and logistical advantages to SandRidge and our third-party customers relative to other alternatives, such as trucking. We also intend to continue to pursue long-term, fixed-fee contracts.

•	Selectively expand our geographic scope. While saltwater gathering in the Mid-Continent and the Permian Basin will remain the focus of our business and strategy, we intend to evaluate opportunities to selectively expand into new geographies. Our existing relationships with SandRidge and other customers allow us to follow them into new operating areas where pipeline-based saltwater gathering and disposal is economically efficient. In addition, we may have opportunities to make accretive acquisitions of saltwater gathering and disposal assets in new operating areas from third parties.

Our Competitive Strengths

We believe that we are well-positioned to execute our business strategies by capitalizing on the following competitive strengths:

•	Our affiliation with SandRidge. As the owner of our general partner, which owns all of our incentive distribution rights, or IDRs, and a % limited partner interest in us, we believe SandRidge is incentivized to promote and support our growth plan and to pursue projects that enhance the overall value of our business.

•	Dropdown acquisition opportunities. After the closing of this offering, SandRidge will continue to own a substantial portfolio of saltwater gathering and disposal assets, which included 1,850 well connections, 606 miles of gathering lines and 130 disposal wells as of September 30, 2014 and handled 446 Mbblw/d of throughput for the nine-month period ended September 30, 2014. In addition, we believe SandRidge will continue to build saltwater gathering and disposal assets to support its production growth following the completion of this offering. For example, SandRidge plans to construct and retain 151 well connections, 46 miles of gathering lines and 6 disposal wells during the last three months of 2014 pursuant to its capital expenditures budget. We believe we will have opportunities to pursue acquisitions from SandRidge pursuant to our right of first offer with respect to its saltwater gathering and disposal assets located in the Mid-Continent or Permian Basin.

•	The development of the Mid-Continent/Mississippian is a strategic priority for SandRidge. SandRidge owns and operates extensive and contiguous land positions in the core areas of the Mid-Continent, including the Mississippian oil play. We believe we will benefit from SandRidge’s development of the Mid-Continent, as it is a key area of operational focus for SandRidge. As of September 30, 2014, SandRidge’s drilling inventory in the Mid-Continent consisted of over 4,000 identified potential drilling locations that will require saltwater gathering and disposal, over 500 of which were located on acreage covered by our saltwater gathering and disposal agreement with SandRidge. Based on its expected drilling activity, these locations give SandRidge a nine-year drilling inventory in the Mid-Continent.

•	SandRidge’s status as a low-cost leader. SandRidge has implemented operational efficiencies that result in it having some of the lowest per well costs in the Mid-Continent, including (i) its pipeline-based saltwater gathering and disposal systems, (ii) an innovative multilateral drilling program and (iii) its electrical distribution system that provides a cost-efficient alternative to site-generated power across its operational area. We believe these operational efficiencies enhance our cash flow stability by reducing the likelihood that SandRidge’s activity will be impacted by decreases in commodity prices.

•	Experienced management and operating teams. Through our relationship with SandRidge, we will benefit from a significant pool of management talent, strong relationships throughout the energy industry and broad operational, technical and administrative infrastructure. These professionals have significant experience building, permitting and operating assets including saltwater gathering, processing and disposal assets. We believe access to these teams will, among other things, enhance the efficiency of our operations and accelerate our growth.

•	SandRidge’s active hedging program. SandRidge is committed to executing a disciplined hedging strategy to mitigate the effects of commodity price volatility on its cash flows and financial performance. This strategy aims to hedge a significant percentage of its anticipated liquids production at opportunistic prices over a two to three year timeframe. For more information, please see “Management’s Discussion and Analysis of Financial Condition—Qualitative and Quantitative Disclosures About Market Risk.” We believe that SandRidge’s active hedging program will allow its drilling schedule to remain active in a variety of commodity price environments.

•	Stable and predictable cash flows. The structure of our commercial contracts promotes the generation of stable and predictable cash flows. We provide all of our saltwater gathering and disposal to SandRidge and our third-party customers on a fixed-fee basis, and in connection with this offering we will enter into a 10-year, fixed-fee saltwater gathering and disposal agreement with SandRidge. In addition, because we do not rely on the sale of skim oil to generate revenue, we do not have direct exposure to commodity price risk. The nature of our assets also enhances the stability of our cash flows. The majority of our assets provide saltwater gathering and disposal to wells that have produced beyond their initial phase of higher decline rates and are expected to produce saltwater at a predictable and relatively modest declining rate over the remaining life of the wells, which we expect to be in excess of 20 years on average.

•	Strategically located, cost-efficient, pipeline-based assets. Our assets are strategically located to provide cost-efficient, pipeline-based saltwater gathering and disposal to SandRidge and third parties in the Mid-Continent and Permian Basin.

•	Mid-Continent wells produce high volumes of saltwater. Wells drilled in the Mid-Continent, and particularly those drilled in the Mississippian oil play, produce high volumes of saltwater per barrel of oil recovered relative to other North American plays, with water cuts in the Mississippian oil play expected to average over 20 to 1 in 2014, according to Wood Mackenzie. We believe the strategic location of our assets in the Mid-Continent will position us to take advantage of the high volumes of saltwater produced as production activity in the Mid-Continent continues to escalate.

•	Mid-Continent wells are economical in a variety of commodity price environments. We believe the Mid-Continent is characterized by low-risk wells with predictable production profiles and relatively high certainty of economic return. Accordingly, we believe drilling and completion activities in the area, and accordingly demand for our saltwater gathering and disposal, are less likely to be negatively impacted by decreases in commodity prices.

•	Expansive geographic footprint. We believe SandRidge’s pipeline-based saltwater gathering system is the largest such system in the United States. The scale of our assets and their strategic location in close proximity to concentrated areas of current and expected future production in the Mid-Continent and Permian Basin situate us well to gather volumes from drilling activity on acreage adjacent to or near our existing system, or systems we may build or acquire in the future. Accordingly, we believe our geographic footprint will be difficult for competitors to replicate and provides us the ability to gather incremental throughput volumes from SandRidge and third parties at a lower capital cost.

•	Cost-efficient alternative to other means of saltwater gathering. Our pipeline-based saltwater gathering system is designed to process large volumes of saltwater encountered in oil and natural gas production activities in the Mid-Continent and eliminates the high costs and challenges associated with trucking saltwater such as traffic, personnel recruiting and retention and higher maintenance and operating costs.

•	Stacked formations provide additional gathering opportunities with limited incremental investment. Several stacked formations in the Mid-Continent allow producers such as SandRidge to develop additional volumes from the same surface acreage often using existing production equipment. Similarly, acreage located on stacked formations allows us to gather saltwater produced from multiple zones utilizing existing gathering infrastructure at minimal additional cost. Formations in the Mid-Continent include the Upper, Middle and Lower Mississippian as well as the Oswego and Viola plays, the Woodford Shale, the Chester and Marmaton formations, Granite Wash, and Fayetteville Shale.

•	Operational Flexibility. Our pipeline-based saltwater gathering system has the flexibility to transport large volumes of produced saltwater to multiple disposal wells, which allows us to maximize our operational capacity. As a result, we are able to optimize volume throughput and overall system performance while keeping costs down.

•	Financial flexibility and strong capital structure. At the closing of this offering, we expect to have no outstanding indebtedness and undrawn borrowing capacity of $200 million under our new revolving credit facility, allowing us to competitively pursue acquisitions and organic growth opportunities.

Our Relationship with SandRidge Energy, Inc.

One of our principal strengths is our relationship with SandRidge. Upon completion of this offering, SandRidge will own 100% of our general partner, which owns all of our incentive distribution rights, and a     % limited partner interest in us. For these reasons, SandRidge is positioned to directly benefit from providing additional saltwater volumes to our system and facilitating dropdown acquisitions and organic growth opportunities.

While our relationship with SandRidge and its subsidiaries is a significant strength, it is also a source of potential conflicts. SandRidge will own our general partner, which provides SandRidge with control of our business and may allow SandRidge to operate our business in a manner that is inconsistent with the interests of our unitholders. Additionally, we have no control over SandRidge’s business decisions and operations, and SandRidge is under no obligation to adopt a business strategy that favors us.

Third-Party Interests

In connection with the sale of certain of its working interests in the Mid-Continent in September 2011 and January 2012, SandRidge granted to each of two third parties an aggregate working interest of approximately 27.3% in our saltwater disposal wells in the applicable area of mutual interest (generally defined as the Mid-Continent) and a right to use our saltwater gathering systems, which together allow them to transport on our gathering systems and deposit into our saltwater disposal wells all saltwater produced in respect of their interest in SandRidge operated oil and gas wells. Their working interests in the SandRidge operated oil and gas wells represent approximately 27.3% of the combined working interests of SandRidge and these third parties in these oil and gas wells. Pursuant to the agreements granting these interests to the third parties, they will receive an equivalent interest in any Mid-Continent saltwater gathering and disposal assets that we acquire or construct in the future. Unless otherwise indicated, (i) operating data included in this prospectus, such as throughput volumes, is shown on a net basis to exclude the interests of our third-party partners, and (ii) asset level data included in this prospectus, such as miles of gathering lines, well connections, disposal wells and disposal capacity, is shown on a gross basis. We similarly treat operating data and asset level data relating to saltwater gathering and disposal assets that will be retained by SandRidge following the completion of this offering.

Our Management

We are managed and operated by the board of directors and executive officers of our general partner, SandRidge Midcon Midstream GP, LLC, a wholly owned subsidiary of SandRidge, which owns all of our incentive distribution rights. Following this offering, SandRidge will own, directly or indirectly, approximately     % of our outstanding common units and all of our outstanding subordinated units. As a result of owning our general partner, SandRidge will have the right to appoint all of the members of the board of directors of our general partner. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. For more information about the executive officers and directors of our general partner, please read “Management.”

Pursuant to the services agreement that we will enter into concurrently with the closing of this offering, we will reimburse SandRidge for all direct general and administrative expenses incurred by SandRidge on our behalf. We will also pay SandRidge a fixed-fee of $1.25 million per year as an allocation of indirect general and administrative expenses attributable to our business. Additionally, we will reimburse SandRidge for a portion of the compensation expense paid to employees of SandRidge that spend time managing and operating our business. For more information, please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement.”

Formation Steps and Partnership Structure

We are a Delaware limited partnership formed in 2014 by SandRidge to own certain saltwater gathering and disposal assets that will be contributed to us by SandRidge in connection with the completion of this offering.

In connection with the closing of this offering, the following transactions will occur:

•	we will issue a non-economic general partner interest in us, as well as all of our incentive distribution rights, to our general partner;

•	we will issue common units and subordinated units to SandRidge, representing an aggregate % limited partner interest in us;

•	we will issue common units in this offering to the public, representing a % limited partner interest in us;

•	we will enter into a new $200 million revolving credit facility, with no borrowings under the facility at the closing of this offering;

•	we will enter into a 10-year saltwater disposal agreement with SandRidge;

•	we will enter into a services agreement with SandRidge;

•	we will enter into an operating agreement with SandRidge; and

•	we will enter into an omnibus agreement with SandRidge.

We have granted the underwriters a 30-day option to purchase up to an aggregate of              additional common units. Any net proceeds received from the exercise of this option will be distributed to SandRidge. If the underwriters do not exercise this option in full or at all, the common units that would have been sold to the underwriters had they exercised the option in full will be issued to SandRidge at the expiration of the option period. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding.

We will use the net proceeds from this offering (including any net proceeds from the exercise of the underwriters’ option to purchase additional common units from us) as described in “Use of Proceeds.”

The following is a simplified diagram of our ownership structure after giving effect to this offering and the related transactions:

Common Units held by the public(1)%
Common Units held by SandRidge(1)%
Subordinated Units held by SandRidge	%
General Partner Interest(2)	0.0%

Total	100%

(1)	Assumes no exercise of the underwriters’ option to purchase additional common units. Please read “—Formation Steps and Partnership Structure” for a description of the impact of an exercise of the option on the common unit ownership percentages.
(2)	Our general partner owns a non-economic general partner interest in us. Please read “How We Make Distributions To Our Partners—General Partner Interest.”

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we are an “emerging growth company,” unlike other public companies, we will not be required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the Securities and Exchange Commission, or the SEC, determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	seek unitholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	the last day of the fiscal year in which we have $1.0 billion or more in annual revenues;

•	the date on which we become a large accelerated filer;

•	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, but we intend to irrevocably opt out of the extended transition period.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Because of our relationship with SandRidge, adverse developments or announcements concerning SandRidge could materially adversely affect our business.

Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. However, this list is not exhaustive. Please read the full discussion of these risks and the other risks described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business

•	Because a large majority of our revenue currently is, and much of our revenue over the long term is expected to be, derived from SandRidge, any development that materially and adversely affects SandRidge’s operations, financial condition or market reputation could have a material and adverse impact on us.

•	The historical performance of our business is difficult to evaluate because we do not have historical financial information upon which our performance may be evaluated.

•	We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution discussed elsewhere in this prospectus to our unitholders, which we have no legal or contractual obligation to pay. Accordingly, there is no guarantee that you will receive the minimum quarterly distributions.

•	Because of the natural decline in production from existing wells, our success depends, in part, on SandRidge’s ability to replace declining production and our ability to secure additional throughput volumes from SandRidge or third parties. Any decrease in volumes of oil or natural gas that SandRidge produces or any decrease in the number of wells that SandRidge completes could adversely affect our business and operating results.

•	We will be required to make substantial capital expenditures to increase our asset base. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to make cash distributions may be diminished or our financial leverage could increase.

Risks Inherent in an Investment with Us

•	SandRidge owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including SandRidge, have conflicts of interest with us and limited fiduciary duties and they may favor their own interest to the detriment of us and our unitholders.

•	Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units with contractual standards governing its duties.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

•	You will experience immediate dilution in tangible net book value of $ per common unit.

•	There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

Tax Risks to Common Unitholders

•	Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the IRS were to treat us as a corporation for U.S. federal income tax purposes, or if we become subject to a material amount of entity-level taxation for state tax purposes, our cash available for distribution to you would be substantially reduced.

Partnership Information

Our principal executive offices are located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma, and our telephone number is (405) 429-5500. Our website is located at                     . We expect to make available our periodic reports and other information filed with or furnished to the SEC free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Offering

Common units offered to the public	common units.

common units if the underwriters exercise their option to purchase additional common units in full.

Units outstanding after this offering	common units and subordinated units, for a total of limited partner units. The exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution on all units.

Use of proceeds	We intend to use the anticipated net proceeds of approximately $ million from this offering (based on an assumed initial offering price of $ per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and offering expenses, to make a distribution of $ million to SandRidge.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be approximately $ million. The net proceeds from any exercise of such option will be used to make a distribution to SandRidge. Please read “Use of Proceeds.”

Cash distributions	Within 60 days after the end of each quarter, beginning with the quarter ending , 2015, we expect to make a distribution of $ per common unit and subordinated unit ($ per common unit and subordinated unit on an annualized basis) to unitholders of record on the applicable record date. For the first quarter that we are publicly traded, we will pay a prorated distribution covering the period from the completion of this offering through , 2015, based on the actual length of that period.

The board of directors of our general partner will adopt a policy pursuant to which distributions for each quarter will be paid to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail in “Our Cash Distribution Policy and Restrictions on Distributions.”

Throughout this prospectus, we refer to the $ per unit quarterly distribution that we expect to initially make as the “minimum quarterly distribution.” However, we do not have a legal or contractual obligation to pay distributions quarterly at our minimum quarterly distribution rate or at any other rate. Accordingly, there is no guarantee you will receive the minimum quarterly distribution.

Our partnership agreement generally provides that we will distribute cash each quarter during the subordination period in the following manner:

•	first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $ ; and

•	third, to the holders of common units and subordinated units pro rata until each has received a distribution of $ .

If cash distributions to our unitholders exceed $ per common unit and subordinated unit in any quarter, our unitholders and our general partner, as the holder of our incentive distribution rights (“IDRs”), will receive distributions according to the following percentage allocations:

	Marginal Percentage Interest in Distributions
Total Quarterly Distribution Target Amount	Unitholders	General Partner (as holder of IDRs)
above $ up to $	85.0%	15.0%
above $ up to $	75.0%	25.0%
above $	50.0%	50.0%

We refer to the additional increasing distributions to our general partner as “incentive distributions.” Please read “How We Make Distributions to Our Partners—Incentive Distribution Rights.”

We believe, based on our financial forecast and related assumptions included in “Our Cash Distribution Policy and Restrictions on Distributions,” that we will have sufficient cash available for distribution to pay the minimum quarterly distribution of $ on all of our common units and subordinated units for the twelve-month period ending December 31, 2015. However, we do not have a legal or contractual obligation to pay quarterly distributions at the minimum quarterly distribution rate or at any other rate and there is no guarantee that we will pay distributions to our unitholders in any quarter. In addition, we do not have historical financial statements against which to compare our financial forecast. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Subordinated units

SandRidge will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that, for any quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least $ (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit for each of three consecutive, non-overlapping four-quarter periods ending on or after , and there are no outstanding arrearages on our common units.

Notwithstanding the foregoing, the subordination period will end on the first business day after we have earned and paid at least $ (150.0% of the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit and the related distribution on the incentive distribution rights, for any four-quarter period ending on or after , 2016 and there are no outstanding arrearages on our common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units will thereafter no longer be entitled to arrearages.

General partner’s right to reset the target distribution levels
Our general partner, as the initial holder of our incentive distribution rights, will have the right, at any time when there are no subordinated units outstanding and we have made distributions at or above 150.0% of the minimum quarterly distribution for the prior four consecutive whole fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distributions at the time of the exercise of the reset election. If our general partner transfers all or a portion of our incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. Following a reset election, the minimum quarterly distribution will be adjusted to equal the distribution for the quarter immediately preceding the reset, and the target distribution levels will be reset to correspondingly higher levels based on the same percentage increases above the reset minimum quarterly distribution as the initial target distribution levels were above the minimum quarterly distribution.

If the target distribution levels are reset, the holders of our incentive distribution rights will be entitled to receive common units. The number of common units to be issued will equal the number of common units that would have entitled the holders of our incentive distribution rights to an aggregate quarterly cash distribution for the quarter prior to the reset election equal to the distribution on the incentive distribution rights for the quarter prior to the reset election. Please read “How We Make Distributions To Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement—Issuance of Additional Interests.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except for cause by a vote of the holders of at least 66 2⁄3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, SandRidge will own an aggregate of % of our outstanding units (or % of our outstanding units, if the underwriters exercise their option to purchase additional common units in full). This will give SandRidge the ability to prevent the removal of our general partner. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. This will provide SandRidge the ability to prevent the removal of our general partner. Please read “The Partnership Agreement—Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the price calculated in accordance with our partnership agreement. Please read “The Partnership Agreement—Limited Call Right.”

Registration rights	In connection with the completion of this offering, we intend to enter into a registration rights agreement with SandRidge, pursuant to which we may be required to register the resale of common units, subordinated units or other partnership securities held by SandRidge. We may be required pursuant to the registration rights agreement and our partnership agreement to undertake a future public or private offering and use the net proceeds to redeem an equal number of common units from SandRidge. In addition, our partnership agreement grants certain registration rights to our general partner and its affiliates. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement” and “The Partnership Agreement—Registration Rights.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending , , you will be allocated, on a cumulative basis, an

amount of federal taxable income for that period that will be less than     % of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $         per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $         per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership” for the basis of this estimate.

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences.”

Exchange listing	We intend to apply to list our common units on the New York Stock Exchange (the “NYSE”) under the symbol “ .”

Summary Unaudited Pro Forma Condensed Balance Sheet

Prior to the completion of this offering, our saltwater gathering and disposal assets were not operated or accounted for as a business separate and apart from SandRidge’s exploration and production activities. For this reason, this prospectus does not contain any historical financial statements showing the results of operations of our saltwater gathering and disposal assets for periods prior to the completion of this offering.

The summary unaudited pro forma condensed balance sheet presented in the following table at September 30, 2014 is derived from the unaudited pro forma condensed balance sheet of MidCon Midstream, LP included elsewhere in this prospectus. The unaudited pro forma condensed balance sheet assumes the offering and the related transactions occurred as of September 30, 2014. These transactions include, and the unaudited pro forma condensed balance sheet gives effect to, the following:

•	SandRidge’s contribution of certain saltwater gathering and disposal assets to us;

•	our entry into a 5-year $200 million revolving credit facility, which we expect to be undrawn at the close of this offering;

•	the consummation of this offering and our issuance of common units to the public, a non-economic general partner interest and the incentive distribution rights to our general partner and common units and subordinated units to SandRidge; and

•	the application of the net proceeds of this offering as described in “Use of Proceeds.”

The following table should be read together with, and is qualified in its entirety by reference to, the unaudited pro forma condensed balance sheet and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition.”

Pro Forma As of September 30, 2014
(unaudited)
(in thousands)
Balance sheet:
Cash and cash equivalents	$
Property, plant and equipment, net	$
Total assets	$
Partners’ capital	$
Total equity	$

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” in evaluating an investment in our common units.

If any of the following risks were to occur, our business, financial condition, results of operations and cash available for distribution could be materially adversely affected. In that case, we may not be able to pay the minimum quarterly distribution discussed elsewhere in this prospectus on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

Because a large majority of our revenue currently is, and much of our revenue over the long term is expected to be, derived from SandRidge, any development that materially and adversely affects SandRidge’s operations, financial condition or market reputation could have a material and adverse impact on us.

We are substantially dependent on SandRidge as our largest customer, and we expect to derive a substantial majority of our revenues from SandRidge for the foreseeable future. As a result, any event, whether in our area of operations or otherwise, that adversely affects SandRidge’s production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect our revenues and cash available for distribution. Accordingly, we are indirectly subject to the business risks of SandRidge, including, among others:

•	a reduction in or slowing of SandRidge’s development program or completions, which would directly and adversely impact demand for our saltwater gathering and disposal;

•	the volatility of natural gas, NGL and oil prices, which could have a negative effect on the value of SandRidge’s properties, its drilling programs or its ability to finance its operations;

•	the availability of capital on an economic basis to fund SandRidge’s exploration and development activities;

•	SandRidge’s ability to replace reserves in our areas of operation;

•	SandRidge’s drilling and operating risks, including potential environmental liabilities;

•	severe or unseasonable weather that may adversely affect production;

•	transportation capacity constraints and interruptions;

•	limitations on SandRidge’s operations resulting from its debt restrictions and financial covenants;

•	adverse effects of governmental and environmental laws and regulations; and

•	losses from pending or future litigation.

In addition, we are dependent on SandRidge choosing to allocate its capital in our areas of operation and in basins that require pipeline-based saltwater gathering and disposal. Should SandRidge choose to make significant allocations of capital outside of our areas of operation or in basins that do not require pipeline-based saltwater gathering and disposal, our financial condition, results of operations and cash flows could be materially adversely affected.

Further, we are subject to the risk of non-payment or non-performance by SandRidge, including with respect to our saltwater gathering and disposal agreement. We cannot predict the extent to which SandRidge’s business would be impacted if conditions in the energy industry were to remain depressed or further deteriorate, nor can we estimate the impact such conditions would have on SandRidge’s ability to execute its drilling and development program or perform under our saltwater gathering and disposal agreement. Any material non-payment or non-performance by SandRidge could reduce our ability to make distributions to our unitholders.

Also, due to our relationship with SandRidge, our ability to access the capital markets, or the pricing or other terms of any capital markets transactions, may be adversely affected by any impairment to SandRidge’s financial condition or adverse changes in its credit ratings.

Any material limitation on our ability to access capital as a result of such adverse changes at SandRidge could limit our ability to obtain future financing under favorable terms, or at all, or could result in increased financing costs in the future. Similarly, material adverse changes at SandRidge could negatively impact our unit price, limiting our ability to raise capital through equity issuances or debt financing, or could negatively affect our ability to engage in, expand or pursue our business activities, and could also prevent us from engaging in certain transactions that might otherwise be considered beneficial to us.

The historical performance of our business is difficult to evaluate because we do not have historical financial information upon which our performance may be evaluated.

We are a newly formed limited partnership, and until the contribution of the saltwater gathering and disposal assets to us, we were capitalized on a nominal basis and did not have a business with revenue-generating activity. Prior to the completion of this offering, our saltwater gathering and disposal assets were not operated or accounted for as a business separate and apart from SandRidge’s exploration and production activities. For this reason, consistent with the rules and regulations governing the presentation of historical financial information, this prospectus does not contain any historical financial statements showing the results of operations of our saltwater gathering and disposal assets for periods prior to the completion of this offering.

We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders, which we have no legal or contractual obligation to pay. Accordingly, there is no guarantee you will receive the minimum quarterly distribution.

In order to make our minimum quarterly distribution of $         per common unit and subordinated unit per quarter, or $         per unit per year, we will require available cash of approximately $         million per quarter, or approximately $         million per year, based on the common units and subordinated units outstanding immediately after completion of this offering. We may not generate sufficient cash flow each quarter to support the payment of the minimum quarterly distribution or to increase our quarterly distributions in the future. We do not have a legal or contractual obligation to pay distributions quarterly at our minimum quarterly distribution rate or at any other rate. Accordingly, there is no guarantee you will receive the minimum quarterly distribution.

The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	SandRidge’s ability or willingness to fund its drilling program and production activities in our areas of operation;

•	the fees we charge, and the margins we realize, from our saltwater gathering and disposal;

•	the volumes we handle in our saltwater gathering system;

•	the cost of achieving organic growth in current and new markets;

•	our ability to make acquisitions of other saltwater gathering and disposal assets or other assets that complement or diversify our operations;

•	the level of competition from other companies;

•	costs associated with leaks or accidental releases of saltwater into the environment, as a result of human error or otherwise;

•	market prices of natural gas, NGLs and oil and their effect on SandRidge’s drilling schedule as well as produced volumes;

•	adverse weather conditions;

•	the level of our operating, maintenance and general and administrative costs;

•	governmental regulations, including changes in governmental regulations, in our and our customers’ industries; and

•	prevailing economic conditions.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

•	the level and timing of capital expenditures we make;

•	our debt service requirements and other liabilities;

•	our ability to borrow under our debt agreements to pay distributions;

•	fluctuations in our working capital needs;

•	restrictions on distributions contained in any of our debt agreements;

•	the cost of acquisitions, if any;

•	fees and expenses of our general partner and its affiliates (including SandRidge) we are required to reimburse;

•	the amount of cash reserves established by our general partner; and

•	other business risks affecting our cash levels.

Because of the natural decline in production from existing wells, our success depends, in part, on SandRidge’s ability to replace declining production and our ability to secure additional throughput volumes from SandRidge or third parties. Any decrease in volumes of oil or natural gas that SandRidge produces or any decrease in the number of wells that SandRidge completes could adversely affect our business and operating results.

The volumes that support our saltwater gathering and disposal business depend on the level of production from wells connected to our system, which may be less than expected and will naturally decline over time along with the throughput volumes we receive from completed wells and our cash flows associated with these wells. In addition, SandRidge is not required to make minimum volume commitments to our saltwater gathering system pursuant to our saltwater gathering and disposal agreement. In order to maintain or increase our expected cash flows, we will need to obtain additional throughput volumes from SandRidge or third parties. The primary factors affecting our ability to obtain such additional throughput volumes include (i) the success of SandRidge’s and our third-party customers’ drilling activities in our areas of operation and (ii) our ability to acquire additional well connections from SandRidge or third parties.

In order to maintain or increase saltwater throughput on our saltwater gathering system, we connect our systems to new oil and gas wells. Therefore, our saltwater gathering and disposal business is dependent upon active development in our areas of operation. We have no control over SandRidge’s or other producers’ levels of drilling activity in our areas of operation, the amount of production associated with wells connected to our system, the rate at which production from a well declines or their development plans, which are affected by, among other things:

•	the availability and cost of capital;

•	prevailing and projected oil, natural gas or NGL prices;

•	demand for oil, natural gas or NGLs;

•	levels of reserves;

•	geologic considerations;

•	environmental or other governmental laws and regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

•	the costs of producing the oil and natural gas and the availability and costs of drilling rigs and other equipment.

Fluctuations in energy prices can also greatly affect the development of reserves. Decreasing commodity prices could cause SandRidge to elect to reduce its drilling and completion activity. Prices for West Texas Intermediate light sweet crude oil, which we refer to as WTI, have declined from over $107.00 per Bbl in June 2014 to below $56.00 per Bbl in December 2014. In November 2014, WTI crude oil prices ranged from $78.77 per Bbl to $65.94 per Bbl. Henry Hub natural gas prices declined from over $8.15 per MMBtu in February 2014 to $3.53 per MMBtu in late October 2014. In November 2014, Henry Hub natural gas prices ranged from $3.67 per MMBtu to $4.41 per MMBtu. Sustained depressed commodity prices could have a negative impact on SandRidge, as well as development and production activity generally, and if sustained, could lead to a material decrease in such activity. Sustained reductions in development or production activity in our areas of operation could lead to reduced utilization of our assets.

Due to these and other factors, even if reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in development activity result in our inability to maintain the current levels of saltwater throughput on our saltwater gathering system, those reductions could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

Due to our lack of asset and geographic diversification, adverse developments in the areas in which we are located could adversely impact our financial condition, results of operations and cash flows and reduce our ability to make distributions to our unitholders.

Our saltwater gathering and disposal assets are located exclusively in Oklahoma, Kansas and Texas, with a significant portion of our operations located in the Mid-Continent region. As a result of this concentration, our financial condition, results of operations and cash flows are significantly dependent upon the demand for our saltwater gathering and disposal in this area, and we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, market limitations, or other adverse events at one of our saltwater gathering and disposal assets. Additionally, as we are substantially dependent on SandRidge as our largest customer, if SandRidge were to shift the geographic focus of its drilling activities away from the Mid-Continent region, there could be a reduction in the development activity tied to our assets, which could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

We may not be able to attract third-party saltwater gathering volumes, which could limit our ability to grow and extend our dependence on SandRidge.

Part of our long-term growth strategy includes diversifying our customer base by identifying opportunities to offer our saltwater gathering and disposal to third parties. To date, substantially all of our revenues were earned from SandRidge. Our ability to increase throughput on our saltwater gathering system and any related revenue from third parties is subject to numerous factors beyond our control, including competition from third parties and the extent to which we have available capacity when requested by third parties. To the extent that we lack available capacity on our systems for third-party volumes or wells, we may not be able to compete effectively with third-party systems for additional saltwater volumes in our areas of operation.

Our efforts to attract new unaffiliated customers may be adversely affected by (i) our relationship with SandRidge and the fact that a substantial majority of the capacity of our saltwater gathering system will be necessary to service SandRidge’s production and development and completion schedule and (ii) our desire to provide our gathering activities pursuant to fee-based contracts. As a result, we may not have the capacity to provide saltwater gathering and disposal to third parties and/or potential third-party customers may prefer to obtain saltwater gathering and disposal pursuant to other forms of contractual arrangements under which we would be required to assume direct commodity exposure.

The continued growth of our business will be affected by the willingness of potential third-party customers to outsource their saltwater gathering and disposal needs generally, and to us specifically rather than to our competitors. Currently, many exploration and production companies own and operate waste treatment, recovery and disposal facilities. In addition, most oilfield operators have numerous abandoned wells that could be licensed for use in the disposition of internally generated saltwater and third-party saltwater in competition with us. Potential third-party customers could decide to process and dispose of their saltwater internally, which could negatively impact our financial position, results of operations, cash flows and ability to make cash distributions to our unitholders.

We also have many competitors in the saltwater gathering and disposal business. Other companies offer similar third-party gathering and disposal in our primary markets. Specifically, vehicle-based competition has the ability to expand to additional basins more quickly than pipeline-based assets and at a lower initial capital cost. In addition, many companies manage a portion of their own saltwater internally without using a third-party provider, and some companies also compete with us by offering gathering and disposal to other oil and natural gas companies. Potential third-party customers regularly evaluate the best combination of value and price from competing alternatives and new technologies and, in the absence of a long-term contractual arrangement, can move between alternatives or, in some cases, develop their own alternatives with relative ease. This competition influences the prices we charge and requires us to control our costs aggressively and maximize efficiency in order to maintain acceptable operating margins; however, we may be unable to do so and remain competitive on a cost-for-service basis. In addition, existing and future competitors may develop or offer saltwater gathering and disposal or new technologies that have pricing, location or other advantages over the gathering and disposal we provide, including a lower cost of capital.

The assumptions underlying the forecast of cash available for distribution, as set forth in “Our Cash Distribution Policy and Restrictions on Distributions,” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecasted results of operations, EBITDA and cash available for distribution for the twelve-month period ending December 31, 2015. Our ability to pay the full minimum quarterly distribution in the forecast period is based on a number of assumptions that may not prove to be correct and that are discussed in “Our Cash Distribution Policy and Restrictions on Distributions.” Management has prepared the financial forecast and has not received an opinion or report on it from our or any other independent auditor. The assumptions and estimates underlying the forecast are substantially driven by SandRidge’s anticipated drilling and completion schedule and, although we consider our assumptions as to SandRidge’s ability to maintain that schedule reasonable as of the date of this prospectus, those estimates and SandRidge’s ability to achieve anticipated drilling and production targets are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast. If we do not achieve the forecasted results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

We will be required to make substantial capital expenditures to increase our asset base. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to make cash distributions may be diminished or our financial leverage could increase.

In order to increase our asset base, we will need to make expansion capital expenditures. If we do not make sufficient or effective expansion capital expenditures, we will be unable to expand our business operations and, as a result, we will be unable to raise the level of our future cash distributions. We expect to distribute a significant portion of our available cash after expenses and prudent operating reserves to our unitholders. We expect that we will rely primarily upon external financing sources, including borrowings under our new credit facility and the issuance of debt and equity securities, to fund growth capital expenditures. However, we may not be able to obtain equity or debt financing on terms favorable to us, or at all. To the extent we are unable to efficiently finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, we may not grow as quickly as businesses that reinvest their available cash to expand ongoing operations.

Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our or SandRidge’s financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control. Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional limited partner interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease our ability to pay distributions at the prevailing distribution rate. Neither SandRidge, our general partner nor any of their respective affiliates is committed to providing any direct or indirect support to fund our growth.

SandRidge may suspend, reduce or terminate its obligations under our saltwater gathering and disposal agreement in certain circumstances, which could have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Our saltwater gathering and disposal agreement with SandRidge will include provisions that permit SandRidge to suspend, reduce or terminate its obligations under the agreement if certain events occur. These events include force majeure events that would prevent us from performing some or all of the required services under the agreement. SandRidge has the discretion to make such decisions notwithstanding the fact that they may significantly and adversely affect us. Any such reduction, suspension or termination of SandRidge’s obligations would have a material adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our unitholders. Please read “Business—Our Relationship with SandRidge—Contractual Arrangements with SandRidge.”

None of the net proceeds of this offering will be available to fund our operations or to maintain or grow our asset base.

We will use all of the net proceeds of this offering, including upon exercise of the underwriters’ option to purchase additional units, to make a cash distribution to SandRidge. As a result, none of the net proceeds from this offering will be available to us to fund our operations or to maintain or grow our asset base. Please read “Use of Proceeds.”

The amount of cash we have available for distribution to our unitholders depends primarily on our cash flow and not solely on profitability, which may prevent us from making distributions, even during periods in which we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record a net loss for financial accounting purposes, and conversely, we might fail to make cash distributions during periods when we record net income for financial accounting purposes.

Our utilization of existing capacity, expansion of existing saltwater gathering and disposal assets and construction or purchase of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our operations and financial condition.

The construction of additions or modifications to our existing system and the construction or purchase of new assets involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. Financing may not be available on economically acceptable terms or at all. If we undertake these projects, we may not be able to complete them on schedule, at the budgeted cost or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For example, we may construct assets to support anticipated future production growth in an area in which such growth does not materialize. As a result, new gathering, disposal or other assets may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition. In addition, the construction of additions to our existing assets may require us to obtain new rights-of-way prior to constructing new pipelines or facilities. We may be unable to timely obtain such rights-of-way to connect new saltwater supplies to our existing gathering pipelines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to expand or renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, our cash flows could be adversely affected.

Our ability to acquire assets from SandRidge, its affiliates or third parties is subject to risks and uncertainty, and ultimately we may not acquire any of those assets. If we are unable to make acquisitions on economically acceptable terms, our future growth would be limited, and any acquisitions we may make may reduce, rather than increase, our cash flows and ability to make distributions to unitholders. Furthermore, we may not realize the benefits from or successfully integrate any acquisitions.

SandRidge or its affiliates currently own or are developing several assets that may complement our existing asset base. We expect to have the opportunity to make acquisitions directly from SandRidge or its affiliates in the future, including acquisitions of our right of first offer assets. The consummation and timing of any future acquisitions of these assets will depend upon, among other things, SandRidge’s or its affiliates’ willingness to offer these assets for sale, our ability to negotiate acceptable purchase agreements and commercial agreements with respect to the assets and our ability to obtain financing on acceptable terms. We can offer no assurance that we will be able to successfully consummate any future acquisitions with SandRidge or its affiliates, and SandRidge and its affiliates are under no obligation to accept any offer that we may choose to make. In addition, for a variety of reasons, we may decide not to acquire assets from SandRidge or its affiliates if, and when, such assets are offered for sale, and our decision will not be subject to unitholder approval. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement—Right of First Offer.”

Additionally, we may not be able to make accretive acquisitions from third parties for a number of reasons, including if we are:

•	unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts;

•	unable to obtain financing for these acquisitions on economically acceptable terms; or

•	outbid by competitors.

Our merger and acquisition activities may not be successful or may result in completed acquisitions that do not perform as anticipated.

If we are unable to make acquisitions from SandRidge, its affiliates or third parties, our future growth and ability to increase distributions will be limited. Furthermore, even if we do consummate acquisitions that we believe will be accretive, they may in fact result in a decrease in cash flow.

Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about gathering and disposal capacity, revenues and costs, cash flows, capital expenditures and synergies;

•	the assumption of unknown liabilities, including environmental liabilities;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	the diversion of management’s attention from other business concerns;

•	integrating business operations or unforeseen regulatory issues;

•	unforeseen difficulties operating in new geographic areas; and

•	customer or key personnel losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

We undertake due diligence efforts in our assessment of acquisitions, but may be unable to identify or fully plan for all issues and risks attendant to a particular acquisition. Even when an issue or risk is identified, we may be unable to obtain adequate contractual protection from the seller. The realization of any of these risks could have a material adverse effect on the success of a particular acquisition or our financial condition, results of operations or future growth.

Our business would be adversely affected if we, SandRidge or our third-party customers experienced significant interruptions.

We depend upon the uninterrupted operations of our saltwater gathering system for the gathering and disposal of saltwater, as well as the need for saltwater gathering and disposal by third parties such as our oil and natural gas producing customers. Any significant interruption at these assets or facilities would adversely affect our results of operations, cash flow and ability to make distributions to our unitholders. Operations at our saltwater gathering and disposal assets and at the facilities owned or operated by our customers could be partially or completely shut down, temporarily or permanently, as the result of any number of circumstances that are not within our control, such as:

•	catastrophic events, including tornados, seismic activity such as earthquakes, lightning strikes, fires and floods;

•	loss of electricity or power;

•	ruptures or spills in saltwater gathering pipelines;

•	explosion, breakage, loss of power, accidents to machinery, storage tanks or facilities;

•	leaks in packers and tubing below the surface, failures in cement or casing or ruptures in the pipes, valves, fittings, hoses, pumps, tanks, containment systems or houses that lead to spills or employee injuries;

•	environmental remediation;

•	pressure issues that limit or restrict our ability to inject water into the disposal well or limitations with the injection zone formation and its permeability or porosity that could limit or prevent disposal of additional fluids;

•	labor difficulties;

•	malfunctions in automated control systems at the assets or facilities;

•	disruptions in the supply of saltwater to our assets;

•	failure of third-party pipelines, pumps, equipment or machinery; and

•	governmental mandates, compliance, inspection, restrictions or rules and regulations.

In addition, there can be no assurance that we are adequately insured against such risks. As a result, our revenue and results of operations could be materially adversely affected.

Restrictions in our new revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

We expect to enter into a new revolving credit facility in connection with the closing of this offering. Our new revolving credit facility is expected to limit our ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

Our new revolving credit facility also is expected to contain covenants requiring us to maintain certain financial ratios. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet any such ratios and tests.

The provisions of our new revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our new revolving credit facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our unitholders could experience a partial or total loss of their investment. Please read “Management’s Discussion and Analysis of Financial Condition—Capital Resources and Liquidity.”

Our business could be adversely impacted if we are unable to obtain or maintain the regulatory permits required to develop and operate our saltwater gathering and disposal assets and to dispose of certain types of waste.

We own and operate saltwater gathering and disposal assets in Oklahoma, Kansas and Texas, each with its own regulatory scheme for addressing the gathering, handling, treatment, recycling and disposal of saltwater. We are also required to comply with federal laws and regulations governing our operations. These laws and regulations require that we, among other things, obtain permits and authorizations prior to the development and operation of waste treatment and storage facilities and in connection with the disposal and transportation of certain types of waste. For many of our assets, we are required under applicable laws, regulations, or permits to conduct periodic monitoring, company-directed testing and third-party testing. Any failure to comply with such laws, regulations or permits may result in suspension or revocation of necessary permits and authorizations, administrative, civil or criminal liability and imposition of fines and penalties, which could adversely impact our operations and revenues and ability to continue to provide saltwater gathering and disposal to our customers.

In addition, we may experience a delay in obtaining, be unable to obtain, or suffer the revocation of required permits or regulatory authorizations, which may cause us to be unable to serve customers, interrupt our operations and limit our growth and revenue. Regulatory agencies may impose more stringent or burdensome restrictions or obligations on our operations if we seek to amend our permits. For example, permit conditions may limit the amount of saltwater we can accept, require us to make material expenditures to upgrade our facilities, implement more burdensome and expensive monitoring or sampling programs, or increase the amount of financial assurance that we provide to cover future facility closure costs. Moreover, nongovernmental organizations or the public may elect to protest the issuance or renewal of our permits on the basis of developmental, environmental or aesthetic considerations, which protests may contribute to a delay or denial in the issuance or reissuance of such permits.

Delays in obtaining permits by SandRidge or our third-party customers for their operations could impair our business.

In most states, including Oklahoma, Kansas and Texas, where we operate, our customers are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities. Such permits are typically issued by state agencies, but federal and local governmental permits may also be required. The requirements for such permits vary depending on the location where such activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions that may be imposed in connection with the granting of the permit. Consequently, our customers’ operations in certain areas of the United States may be interrupted or suspended for varying lengths of time, resulting in a loss of revenue to us and adversely affecting our results of operations in support of those customers.

Our saltwater disposal wells are currently characterized as “non-commercial” under the rules promulgated by the Oklahoma Corporation Commission. If our saltwater disposal wells are re-characterized by the Oklahoma Corporation Commission as “commercial disposal wells,” we would be subject to additional regulation and may be required to interrupt our operations in order to obtain new permits for our saltwater disposal wells.

Historically our saltwater disposal wells have operated as non-commercial disposal wells pursuant to the rules and regulations promulgated by the Oklahoma Corporation Commission, because SandRidge’s saltwater disposal activities were ancillary to its exploration and production activities. If any of our saltwater disposal wells are re-characterized as “commercial disposal wells,” such wells would be subject to heightened regulatory requirements and we may be required to obtain new permits for such wells. Obtaining new permits to operate wells as “commercial wells” could require us to interrupt operations at such wells, which could adversely impact our financial condition, results of operations and cash flows and reduce our ability to make distributions to our unitholders.

Recent listing of the lesser prairie chicken as a threatened species under the federal Endangered Species Act may serve to delay or limit the operations of SandRidge or our third-party customers, which could adversely impact our business.

The Endangered Species Act, or ESA, and analogous state laws regulate activities that could have an adverse effect on threatened and endangered species. Exploratory and producing operations in areas where threatened or endangered species or their habitat are known to exist may require SandRidge and our third-party customers to incur increased costs to implement mitigation or protective measures and also may delay, restrict or preclude drilling activities in those areas or during certain seasons, such as breeding and nesting seasons. On March 27, 2014, the Fish and Wildlife Service, or FWS, announced the listing of the lesser prairie chicken, whose habitat is over a five-state region, including Oklahoma, Kansas and Texas, where we and SandRidge and our third-party customers operate, as a threatened species under the ESA. Listing of the lesser prairie chicken as threatened imposes restrictions on disturbances to critical habitat by landowners and drilling companies that would harass, harm or otherwise result in a “taking” of this species. However, the FWS also announced a final rule that will limit regulatory impacts on landowners and businesses from the listing if those landowners and businesses have entered into certain range-wide conservation planning agreements, such as those developed by the Western Association of Fish and Wildlife Agencies, or WAFWA, pursuant to which such parties agreed to take steps to protect the lesser prairie chicken’s habitat and to pay a mitigation fee if its actions harm the lesser prairie chicken’s habitat. The listing of the lesser prairie chicken as a threatened species or, alternatively, entry into certain range-wide conservation planning agreements such as WAFWA, could result in increased costs to SandRidge and our third-party customers from species protection measures, as well as delays and restrictions on their drilling program activities, which costs, delays or restrictions may reduce the volumes of saltwater available for us to gather and dispose, which reductions could adversely impact our business.

Changes in laws or regulations regarding hydraulic fracturing could increase the costs of doing business of, limit areas of operation for and reduce oil and natural gas production by SandRidge and our third-party customers, which could adversely impact our business.

We do not conduct hydraulic fracturing operations, but we do provide saltwater gathering and disposal with respect to the return flows of saltwater generated by SandRidge and our third-party customers in such operations. Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons from tight formations, such as shales. The process involves the injection of water, sand and chemicals under pressure into targeted formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is typically regulated by state oil and gas commissions. However, several federal agencies have asserted regulatory authority over certain aspects of the process. For example, the EPA has issued final Clean Air Act regulations governing performance standards, including standards for the capture of air emissions released during hydraulic fracturing; announced its intent to propose by early 2015 effluent limit guidelines that waste water from shale gas extraction operations must meet before going to a treatment plant; and issued in May 2014 a pre-publication of its Advance Notice of Proposed Rulemaking regarding Toxic Substances Control Act reporting of the chemical substances and mixtures used in hydraulic fracturing. Also, in May 2013, the Bureau of Land Management within the U.S. Department of the Interior issued a revised proposed rule containing disclosure requirements and other mandates for hydraulic fracturing on federal lands and the Department of Interior is now analyzing comments to the proposed rulemaking and is expected to promulgate a final rule sometime in 2015. Also, from time to time, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing, including the underground disposal of fluids or propping agents associated with such fracturing activities and to require disclosure of the chemicals used in the fracturing process.

Certain states in which the we operate, including Texas, Kansas and Oklahoma, and municipalities within those states, have adopted, or are considering adopting, regulations that have imposed, or that could impose, more stringent permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations. For example, in February 2012, the Railroad Commission of Texas implemented the Fracturing Disclosure Rule, requiring public disclosure of all the chemicals in fluids used in the hydraulic fracturing process. Local ordinances or other regulations may regulate or prohibit the performance of well drilling in general and hydraulic fracturing in particular. If new laws or regulations that significantly restrict or regulate hydraulic fracturing are adopted at either the state or the federal level, our customers fracturing activities could become subject to additional permit requirements, reporting requirements or operational restrictions and also to associated permitting delays, or additional costs could adversely affect the determination of whether a well is commercially viable. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that our customers are ultimately able to produce in commercial quantities.

In addition to asserting regulatory authority, a number of federal entities are analyzing, or have been requested to review, a variety of environmental issues associated with hydraulic fracturing. In April 2012, President Obama issued an executive order that established a working group for the purpose of coordinating policy, information sharing, and planning among federal agencies and offices regarding “unconventional natural gas production,” including hydraulic fracturing. In December 2012, the EPA issued an initial progress report on a study begun in 2011 of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with a draft final report expected to be issued for peer review and comment in early 2015. These studies and initiatives, or any future studies, depending on their degree of pursuit and any meaningful results obtained, could spur efforts to further regulate hydraulic fracturing under the Safe Drinking Water Act or other regulatory mechanisms.

Legislation or regulatory initiatives intended to address seismic activity could restrict our ability to dispose of saltwater gathered from SandRidge and our third-party customers and, accordingly, could have a material adverse effect on our business.

We dispose of large volumes of saltwater gathered from SandRidge and our third-party customers produced in connection with their drilling and production operations, pursuant to permits issued to us by governmental authorities overseeing such disposal activities. While these permits are issued pursuant to existing laws and regulations, these legal requirements are subject to change, which could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities regarding such gathering or disposal activities.

There exists a growing concern that the injection of saltwater into belowground disposal wells triggers seismic activity in certain areas, including Oklahoma, Kansas and Texas, where we operate. In response to these concerns, regulators in some states are pursuing initiatives designed to impose additional requirements in the permitting of saltwater disposal wells or otherwise to assess any relationship between seismicity and the use of such wells. For example, on October 28, 2014, the Texas Railroad Commission, or TRC, published a new rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the saltwater or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the TRC may deny, modify, suspend or terminate the permit application or existing operating permit for that well.

Additionally, the governor of Kansas has established a task force composed of various administrative agencies to study and develop an action plan for addressing seismic activity in the state. The Task Force issued a recommended Seismic Action Plan calling for enhanced seismic monitoring and the development of a seismic response plan, and in November 2014, the governor of Kansas announced a plan to enhance seismic monitoring in the state. Similarly, in September 2014, the governor of Oklahoma announced the creation of a Coordinating Council on Seismic Activity, which is intended to help researchers, policymakers, regulators and oil and natural gas industry study seismicity in the state. The Utility and Environment Committee of the Oklahoma House of Representatives also held an interim study to examine what, if any, correlations exist between wastewater disposal wells and seismic activity in the state. Although the committee did not recommend any policies, procedures or legislative items on the basis of the interim study, this does not foreclose the possibility of new law or regulations in the future.

The adoption and implementation of any new laws or regulations that restrict our ability to dispose of saltwater gathered from SandRidge and our third-party customers, by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring us to shut down disposal wells, could have a material adverse effect on our business, financial condition and results of operations.

We, SandRidge or any third-party customers may incur significant liabilities and costs to comply with, environmental laws and regulations.

Our and our customers’ operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection, including the

Resource, Conservation and Recovery Act, or RCRA, the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA, the Clean Water Act, the Safe Drinking Water Act, or SDWA, the Clean Air Act, or CAA, the Oil Pollution Act of 1990, or OPA, and analogous state laws. These laws and any implementing regulations may impose numerous obligations that are applicable to our and our customers’ operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our or our customers’ operations, restriction on the types, quantities and concentrations of materials that may be released into the environment or disposed by injection into non-producing formations, and the imposition of substantial liabilities and remedial obligations for pollution or contamination resulting from our and our customers’ operations.

Compliance with these environmental laws and regulations is difficult and may require us to make significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses or authorizations, civil liability for, among other things, pollution damage and the imposition of material fines. Our customers’ operations may be subject to existing and future CAA permitting and regulatory requirements that could have a material effect on their operations. For example, on August 16, 2012, the EPA published final rules that establish new air emission controls for oil and natural gas production and natural gas processing operations under the CAA. These EPA rules also impose new standards on certain hydraulically-fractured natural gas wells constructed or refractured after January 1, 2015 and on compressors, controllers, dehydrators, storage tanks, and natural gas processing.

Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly corrective actions or costly pollution control measures. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our and our customers’ operations.

Our operations also pose risks of environmental liability due to leakage, migration, releases or spills from our operations to surface or subsurface soils, surface water or groundwater. Some environmental laws and regulations may impose strict, joint and several liabilities in connection with releases of regulated substances into the environment. Therefore, in some situations we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, third parties.

Laws protecting the environment generally have become more stringent over time, and any such changes that result in more stringent and costly requirements would not be covered by the environmental indemnity under the omnibus agreement. In addition, changes in environmental laws occur frequently and could have a material adverse effect on our operations or financial position. We expect this trend of more stringent environmental laws and regulations to continue, which could lead to material increases in our costs for future environmental compliance and remediation, and could adversely affect our operations by restricting the way in which we treat and dispose of exploration and production, or E&P, waste or our ability to expand our business.

Climate change laws and regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil and natural gas that SandRidge or our third-party customers produce while the physical effects of climate change could disrupt our customers’ production and cause our customers to incur significant costs in preparing for or responding to those effects.

In December 2009, the EPA published its findings that emissions of GHGs present a danger to public health and the environment because such gases are contributing to warming of the Earth’s atmosphere and other climatic changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the Clean Air Act. Accordingly, the EPA has adopted rules that require a reduction in emissions of GHGs from motor vehicles and also trigger Clean Air Act construction and operating permit review for GHG emissions from certain stationary sources that are potential major sources of certain principal, or criteria, pollutant emissions.

The EPA also has adopted rules requiring the reporting of GHG emissions from oil and natural gas production, processing, transmission and storage facilities in the United States on an annual basis. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHGs from, our or our customers’ equipment and operations could require them to incur additional costs to reduce emissions of GHGs associated with their operations or could adversely affect demand for the oil and natural gas that they produce, which could adversely affect demand for our saltwater gathering and disposal. Finally, to the extent increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that could have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events, such events could have a material adverse effect on our or our customers’ assets and operations, and potentially subject us or our customers to greater regulation.

In addition, Congress has, from time to time, considered legislation to reduce emissions of GHGs and a number of states have begun taking actions to control or reduce emissions of GHGs, primarily through the adoption of a climate change action plan, completion of GHG emission inventories or regional GHG cap and trade programs. Any future federal laws or implemented regulations that may be adopted to address GHG emissions could require our customers to incur increased operating costs, adversely affect demand for the oil and natural gas that our customers produce and have a material adverse effect on our business, financial condition and results of operations.

We must comply with worker health and safety laws and regulations at our saltwater gathering and disposal assets and in connection with our operations, and failure to do so could result in significant liability or fines and penalties.

Our activities are subject to a wide range of federal, state and local occupational health and safety laws and regulations that, among other things, impose specific standards addressing worker protection. These health and safety laws are subject to change, as are the priorities of those who enforce them. Failure to comply with these health and safety laws and regulations could lead to third-party claims, criminal and regulatory violations, civil fines and changes in the way we operate our saltwater gathering and disposal assets, which could increase the cost of operating our business and have a material adverse effect on our financial position, results of operations and cash flows and our ability to make cash distributions to our unitholders.

Our business involves many hazards and operational risks, some of which may not be insured or fully covered by insurance. If a significant accident or event occurs for which we are not adequately insured, our operations and financial results could be adversely affected.

Risks inherent to our industry, such as equipment failure, pipe failure, lightning strikes, line strikes, fire, explosions, vandalism, theft, vehicle accidents, underground migration of chemicals, and incidents related to the handling or mishandling of fluids and wastes, can cause or result in, business interruption, damage to or destruction of our property and equipment, environmental pollution or damage, injury to people, or loss of life. The risks associated with these types of accidents could expose us to substantial liability for personal injury, wrongful death, property damage, pollution and other environmental damages. The frequency and severity of such incidents will affect operating costs, insurability and relationships with customers, employees and regulators.

In addition, our gathering pipeline operations are subject to operational hazards, including accidents or equipment issues that can cause pollution and other damage to the environment. For example, saltwater from our gathering pipelines could leak. In the case of such a leak, we would be required pursuant to applicable law to remediate the environmental impact, including remediation related to site investigation and soil, groundwater and surface water cleanup.

Our insurance coverage may be inadequate to cover our liabilities. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us could have a material adverse effect on our financial condition, results of operations and cash flows. We do not carry business interruption insurance on our saltwater gathering and disposal assets, which in the event of a loss that suspended our operations could cause a significant loss in revenue that could impact our ability to pay distributions to our unitholders.

Our insurance coverage for accidents or incidents related to the handling of hydraulic fracturing fluids, saltwater or other waste byproducts is limited to sudden and accidental pollution events only, and subject to specific discovery and reporting requirements. Coverage applies to incidents we are legally obligated to pay resulting from pollution conditions caused by covered operations. We do not believe that insurance coverage for all environmental damages that could occur is available at a reasonable cost. Our insurance does not cover penalties or fines assessed by governmental authorities.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas and our customers’ drilling and production activities, and therefore the amount of saltwater provided to us for gathering and disposal. Management cannot predict the impact of the changing demand for oil and natural gas services and products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The fees charged to SandRidge and third-party customers under our agreements with them for saltwater gathering and disposal may not escalate sufficiently to cover increases in costs and the agreements may be suspended in some circumstances, which would affect our profitability.

Our costs may increase at a rate greater than the rate that the fees that we charge to SandRidge and third-party customers increase pursuant to our contracts with them. Additionally, some customers’ obligations under their agreements with us may be permanently or temporarily reduced upon the occurrence of certain events, some of which are beyond our control, including force majeure events wherein the supply of saltwater is curtailed or cut off. Force majeure events include (but are not limited to) revolutions, wars, acts of enemies, embargoes, import or export restrictions, changes to existing or the implementation of additional government regulations, strikes, lockouts, fires, storms, floods, acts of God, explosions, mechanical or physical failures of our equipment or facilities of our customers. If the escalation of fees is insufficient to cover increased costs or if any customer suspends or terminates its contracts with us, our profitability could be materially and adversely affected.

We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

We do not own all of the land on which our saltwater disposal assets have been constructed, and we are, therefore, subject to the possibility of more onerous terms or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate. We obtain the rights to construct and operate our assets on land owned by third parties and governmental agencies. Our loss of these rights could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

A shortage of equipment and skilled labor could reduce equipment availability and labor productivity and increase labor and equipment costs, which could have a material adverse effect on our business and results of operations.

Saltwater gathering and disposal assets require special equipment and laborers skilled in multiple disciplines, such as equipment operators, mechanics and engineers, among others. If we experience shortages of necessary equipment or skilled labor in the future, our labor and equipment costs and overall productivity could be materially and adversely affected. If our equipment or labor prices increase or if we experience materially increased health and benefit costs for employees, our results of operations could be materially and adversely affected.

The loss of key personnel could adversely affect our ability to operate.

We depend on the services of a relatively small group of our general partner’s senior management and technical personnel. We do not maintain, nor do we plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of our general partner’s senior management or technical personnel could have a material adverse effect on our business, financial condition and results of operations.

We do not have any officers or employees and rely solely on officers of our general partner and employees of SandRidge.

We are managed and operated by the board of directors of our general partner. Affiliates of SandRidge conduct businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of the officers and employees who provide services to our general partner and SandRidge. If our general partner and the officers and employees of SandRidge do not devote sufficient attention to the management and operation of our business, our financial results may suffer, and our ability to make distributions to our unitholders may be reduced. In addition, we will not operate our saltwater gathering and disposal assets. Rather, pursuant to the operating agreement and the services agreement, SandRidge will operate our assets and we will reimburse SandRidge for such expenses. For additional information, please read “Certain Relationships and Related Transactions—Other Contractual Relationships with SandRidge—Operating Agreement” and “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement.”

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures (including required drilling pad connections and well connections pursuant to our saltwater gathering and disposal agreements as well as acquisitions) or other purposes may be impaired or such financing may not be available on favorable terms;

•	our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all.

Increases in interest rates could adversely affect our business.

We will have significant exposure to increases in interest rates. After the consummation of this offering on a pro forma basis, we do not expect to have any outstanding indebtedness. However, in connection with the completion of this offering we expect to enter into a new revolving credit facility. Assuming our average debt

level of $             million, comprised of funds drawn on our new revolving credit facility, an increase of one percentage point in the interest rates will result in an increase in annual interest expense of $             million. As a result, our results of operations, cash flows and financial condition and, as a result, our ability to make cash distributions to our unitholders, could be materially adversely affected by significant increases in interest rates.

Terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks or cyber-attacks may significantly affect the energy industry, including our operations and those of our customers, as well as general economic conditions, consumer confidence and spending and market liquidity. Strategic targets, such as energy-related assets, may be at greater risk of future attacks than other targets in the United States. Our insurance may not protect us against such occurrences. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Oil and natural gas producers’ operations, especially those using hydraulic fracturing, are substantially dependent on the availability of water. Restrictions on the ability to obtain water may incentivize water recycling efforts by oil and natural gas producers which would decrease the volume of non-hazardous waste and water delivered to our facilities.

Water is an essential component of oil and natural gas production; it is especially crucial to the hydraulic fracturing process. However, the availability of suitable water supplies may be limited by prolonged drought conditions, changing laws and regulations relating to water use and conservation. For example, in 2012, the Oklahoma legislature passed House Bill 3055, the “Water for 2060 Act,” which act sets a goal for the state to use no more fresh water in 2060 than it did in 2012, and calls for the formation of a 15-member Advisory Council that is tasked with submitting a final report in late 2015 recommending appropriate water conservation practices for the state. In furtherance of this legislative effort, the Oklahoma Water Resources Board (“OWRB”) announced in July, 2014 that it will conduct studies of specific strategies for preventing future water supply shortages in western Oklahoma, including the use of marginal quality water, such as oil and gas flowback or produced water, to alleviate future water supply shortages. Depending on findings made in the OWRB study and the Advisory Council’s final report, Oklahoma could potentially impose water recycling and re-use requirements. Mandatory recycling programs could reduce the amount of materials sent to use for treatment and disposal, which could adversely affect our business and results of operations. Moreover, with drought conditions entering their fourth year across much of Western Oklahoma, physically sourcing water for drilling operations will continue to become increasingly difficult. This challenge could incentivize operators to recycle and reuse saltwater instead of delivering such saltwater to our saltwater disposal system. Similar risks exist in the Permian Basin in West Texas, where severe drought has resulted in state legislative consideration of bills mandating recycling of flowback and produced water and led some local water districts to restrict water use for hydraulic fracturing purposes.

Risks Inherent in an Investment in Us

SandRidge owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including SandRidge, have conflicts of interest with us and limited fiduciary duties and they may favor their own interest to the detriment of us and our unitholders.

Following this offering, SandRidge will own and control our general partner and will appoint all of the officers and directors of our general partner. All of our initial officers and a majority of our initial directors will also be officers or directors of SandRidge. Similarly, all of our officers and a majority of our directors are also officers or directors of SandRidge. Although our general partner has a duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owner, SandRidge. Further, our directors and officers who are also directors and officers of SandRidge have a fiduciary duty to manage SandRidge in a manner that is beneficial to SandRidge. Conflicts of interest will arise between SandRidge and our general partner, on the one hand, and us and our common unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of SandRidge over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

•	actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units;

•	our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	the directors and officers of SandRidge have a fiduciary duty to make decisions in the best interests of the owners of SandRidge, which may be contrary to our interests;

•	SandRidge may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in our best interests;

•	our general partner is allowed to take into account the interests of parties other than us, such as SandRidge, in exercising certain rights under our partnership agreement;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•	our general partner may cause us to borrow funds in order to permit the payment of cash distributions,

•	our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•	our general partner determines the amount and timing of any capital expenditure and the amount of estimated maintenance capital expenditures, which reduces operating surplus. Please read “How We Make Distributions to Our Partners—Capital Expenditures.” The determination of estimated maintenance capital expenditures can affect the amount of cash from operating surplus that is distributed to our unitholders which, in turn, may affect the ability of the subordinated units owned by SandRidge to convert. Please read “How We Make Distributions to Our Partners—Subordination Period”;

•	common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us;

•	certain contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations;

•	our partnership agreement permits us to distribute up to $ million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus, which may be used to fund distributions on our subordinated units or the incentive distribution rights;

•	our general partner determines which costs incurred by it and its affiliates (including SandRidge) are reimbursable by us;

•	our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase common units if it and its affiliates (including SandRidge) own more than 80% of the common units;

•	our general partner controls the enforcement of obligations that it and its affiliates (including SandRidge) owe to us;

•	we may not choose to retain separate counsel for ourselves or for the holders of common units;

•	our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us; and

•	the holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders, which may result in lower distributions to our common unitholders in certain situations.

Under the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers, directors and owners. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders. Please read “Conflicts of Interest and Fiduciary Duties.”

Ongoing cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, will be substantial and will reduce our cash available for distribution to our unitholders.

Prior to making distributions on our common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf under our partnership agreement. In addition, pursuant to our services agreement, we will (i) reimburse SandRidge for all direct general and administrative expenses incurred by SandRidge on our behalf and (ii) pay SandRidge a fixed-fee of $1.25 million per year as an allocation of indirect general and administrative expenses attributable to our business. Additionally, we will reimburse SandRidge for a portion of the compensation expense paid to employees of SandRidge that spend time managing and operating our business. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us, including costs for rendering administrative staff and support services to us and reimbursements paid by our general partner to SandRidge for customary management and general administrative services. Further, in connection with the completion of this offering, we will enter into a 10-year operating agreement with SandRidge, pursuant to which SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third-party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs. Except to the extent specified under our services agreement or our operating agreement, there is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed and our general partner will determine the expenses that are allocable to us in good faith under the terms of our partnership agreement. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

We expect to distribute a significant portion of our cash available for distribution to our partners, which could limit our ability to grow and make acquisitions.

We plan to distribute most of our cash available for distribution, which may cause our growth to proceed at a slower pace than that of businesses that reinvest their cash to expand ongoing operations.

To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. In addition, the incurrence of commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may reduce the cash that we have available to distribute to our unitholders.

The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to pay any distributions at all.

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute quarterly at least $             per unit on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. However, the board may change such policy at any time at its discretion and could elect not to pay distributions for one or more quarters. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

In addition, our partnership agreement does not require us to pay any distributions at all. Accordingly, investors are cautioned not to place undue reliance on the permanence of such a policy in making an investment decision. Any modification or revocation of our cash distribution policy could substantially reduce or eliminate the amounts of distributions to our unitholders. The amount of distributions we make, if any, and the decision to make any distribution at all will be determined by the board of directors of our general partner, whose interests may differ from those of our common unitholders. Our general partner has limited duties to our unitholders, which may permit it to favor its own interests or the interests of SandRidge to the detriment of our common unitholders.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units with contractual standards governing its duties.

Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions, in its individual capacity, as opposed to in its capacity as our general partner, or otherwise, free of fiduciary duties to us and our unitholders other than the implied contractual covenant of good faith and fair dealing, which means that a court will enforce the reasonable expectations of the parties where the language in our partnership agreement does not provide for a clear course of action. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its other affiliates;

•	whether to exercise its limited call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to exercise its registration rights;

•	whether to elect to reset target distribution levels; and

•	whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Duties.”

Our partnership agreement will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our unitholders, which would limit our unitholders’ ability to choose the judicial forum for disputes with us or our general partner’s directors, officers or other employees.

Our partnership agreement will provide that, with certain limited exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners, (4) asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) or (5) asserting a claim against us governed by the internal affairs doctrine. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings. This provision may have the effect of discouraging lawsuits against us and our general partner’s directors and officers. For additional information about the exclusive forum provision of our partnership agreement, please read “The Partnership Agreement—Applicable Law; Forum, Venue and Jurisdiction.”

Even if holders of our common units are dissatisfied, they cannot initially remove our general partner without its consent.

If our unitholders are dissatisfied with the performance of our general partner, they will have limited ability to remove our general partner. Unitholders initially will be unable to remove our general partner without its consent because our general partner and its affiliates will own sufficient units upon the completion of this offering to be able to prevent its removal. The vote of the holders of at least 66 2⁄3% of all outstanding common and subordinated units voting together as a single class is required to remove our general partner. Following the closing of this offering, SandRidge will own an aggregate of     % of our common and subordinated units (or     % of our common and subordinated units, if the underwriters exercise their option to purchase additional common units in full). Also, if our general partner is removed without cause during the subordination period and no units held by the holders of the subordinated units or their affiliates are voted in favor of that removal, all remaining subordinated units will automatically be converted into common units and any existing arrearages on the common units will be extinguished. Cause is narrowly defined in our partnership agreement to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding our general partner liable for actual fraud or willful or wanton misconduct in its capacity as our general partner. Cause does not include most cases of charges of poor management of the business.

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

Compared to the holders of common stock in a corporation, unitholders have limited voting rights and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by SandRidge, as a result of it owning our general partner, and not by our unitholders. Please read “Management—Management of MidCon Midstream, LP” and “Certain Relationships and Related Transactions.” Unlike publicly-traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements between us and third parties so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash otherwise available for distribution to our unitholders.

Our general partner will be required to deduct estimated maintenance capital expenditures from our operating surplus, which may result in less cash available for distribution to unitholders from operating surplus than if actual maintenance capital expenditures were deducted.

Maintenance capital expenditures are those capital expenditures made to maintain, over the long term, our operating capacity or operating income. Our partnership agreement requires our general partner to deduct estimated, rather than actual, maintenance capital expenditures from operating surplus in determining cash available for distribution from operating surplus. The amount of estimated maintenance capital expenditures deducted from operating surplus will be subject to review and change by our general partner’s board of directors at least once a year, provided that any change is approved by the conflicts committee of our general partner’s board of directors. Our partnership agreement does not cap the amount of maintenance capital expenditures that our general partner may estimate. In years when our estimated maintenance capital expenditures are higher than actual maintenance capital expenditures, the amount of cash available for distribution to unitholders from operating surplus will be lower than if actual maintenance capital expenditures had been deducted from operating surplus. On the other hand, if our general partner underestimates the appropriate level of estimated maintenance capital expenditures, we will have more cash available for distribution from operating surplus in the short term but will have less cash available for distribution from operating surplus in future periods when we have to increase our estimated maintenance capital expenditures to account for the previous underestimation.

As the holder of our incentive distribution rights, our general partner may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of our general partner’s board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

Our general partner has the right, as the initial holder of our incentive distribution rights, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by our general partner, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If our general partner elects to reset the target distribution levels, it will be entitled to receive a number of common units. The number of common units to be issued to our general partner will equal the number of common units that would have entitled our general partner to an aggregate quarterly cash distribution in the quarter prior to the reset election equal to the distribution to our general partner on the incentive distribution rights in the quarter prior to the reset election. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that our general partner could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our incentive distribution rights have been transferred to a third party. As a result, a reset election may cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to our general partner in connection with resetting the target distribution levels. Our general partner may transfer all or a portion of the incentive distribution rights in the future. After any such transfer, the holder or holders of a majority of our incentive distribution rights will be entitled to exercise the right to reset the target distribution levels. Please read “How We Make Distributions to Our Partners—General Partner’s Right to Reset Incentive Distribution Levels.”

The incentive distribution rights held by our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If our general partner transfers its incentive distribution rights to a third party but retains its general partner interest, our general partner (and its owner, SandRidge) may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as it would if it had retained ownership of its incentive distribution rights.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by the partnership agreement provision providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates (including SandRidge), their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the owners of our general partner from transferring all or a portion of their respective ownership interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby exert significant control over the decisions made by the board of directors and officers. This effectively permits a “change of control” without the vote or consent of the unitholders.

You will experience immediate dilution in tangible net book value of $             per common unit.

The assumed initial public offering price of $             per unit exceeds our pro forma net tangible book value of $             per unit. Based on the assumed initial public offering price of $             per unit, you will incur immediate and substantial dilution of $             per common unit after giving effect to the offering of common units and the application of the related net proceeds. Dilution results primarily because the assets being contributed by our general partner and its affiliates are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”) at their historical cost and not their fair value. Please read “Dilution.”

We may issue additional units, including units that are senior to the common units, without your approval, which would dilute your existing ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	each unitholder’s proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may, among other adverse effects: (i) reduce or eliminate the amount of cash available for distribution to our common unitholders; (ii) diminish the relative voting strength of the total common units outstanding as a class; or (iii) subordinate the claims of the common unitholders to our assets in the event of our liquidation.

SandRidge may sell common units in the public markets or otherwise, which sales could have an adverse impact on the trading price of the common units.

After the sale of the common units offered hereby, SandRidge will hold             common units and all subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier. Additionally, we have agreed to provide SandRidge with certain registration rights, pursuant to which we may be required to register the same of the common units they hold under the Securities Act and applicable state securities laws. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering of common units and use the net proceeds from such offering to redeem an equal number of common units held by SandRidge. The sale of these units in public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop. Please read “Units Eligible for Future Sale.”

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the price calculated in accordance with our partnership agreement. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon consummation of this offering, and assuming the underwriters do not exercise their option to purchase additional common units, our general partner and its affiliates (including SandRidge) will own an aggregate of     % of our common and all of our subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), our general partner and its affiliates will own     % of our common units. For additional information about the limited call right, please read “The Partnership Agreement—Limited Call Right.”

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity, to incur debt to capture growth opportunities or for other purposes, or to make cash distributions at our intended levels.

As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity, to incur debt to expand or for other purposes, or to make cash distributions at our intended levels.

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we will initially own assets and conduct business in Oklahoma, Kansas and Texas. You could be liable for any and all of our obligations as if you were a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•	your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

For a discussion of the implications of the limitations of liability on a unitholder, please read “The Partnership Agreement—Limited Liability.”

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only             publicly-traded common units (assuming no exercise of the underwriters’ over-allotment option). In addition, SandRidge, an affiliate of our general partner, will own             common units and              subordinated units, representing an aggregate approximately     % limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, a lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	events affecting SandRidge;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after the consummation of this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	other factors described in these “Risk Factors.”

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

For as long as we are an “emerging growth company,” we will not be required to comply with certain disclosure requirements that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an “emerging growth company,” which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) provide certain disclosure regarding executive compensation required of larger public companies or (4) hold nonbinding advisory votes on executive compensation. We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, become a large accelerated filer or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to “emerging growth companies”, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not “emerging growth companies.” If some investors find our common units to be less attractive as a result, there may be a less active trading market for our common units and our trading price may be more volatile.

The New York Stock Exchange does not require a publicly-traded partnership like us to comply with certain of its corporate governance requirements.

We intend to apply to list our common units on the New York Stock Exchange under the symbol “         .” Because we will be a publicly-traded partnership, the NYSE does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. Please read “Management—Management of MidCon Midstream, LP.”

We will incur increased costs as a result of being a publicly-traded partnership.

We have no history operating as a publicly-traded partnership. As a publicly-traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and the NYSE, require publicly-traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly-traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a publicly-traded partnership.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly-traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

We estimate that we will incur approximately $2.5 million of incremental costs per year associated with being a publicly-traded partnership; however, it is possible that our actual incremental costs of being a publicly-traded partnership will be higher than we currently estimate.

Tax Risks to Common Unitholders

In addition to reading the following risk factors, you should read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the IRS were to treat us as a corporation for U.S. federal income tax purposes, or if we become subject to a material amount of entity-level taxation for state tax purposes, our cash available for distribution to you would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, we would be treated as a corporation for U.S. federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon our current operations, we believe we satisfy the qualifying income requirement. While we have requested a ruling from the IRS as to whether our saltwater gathering business and certain other fluid handling activities satisfy the qualifying income requirements, we have not requested, and do not plan to request, a ruling from the IRS on any other matter affecting us. Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to a material amount of entity-level taxation for U.S. federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us. We will initially own assets and conduct business in Oklahoma, Kansas and Texas. Several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. For example, Texas imposes a margin tax at a maximum effective rate of 0.7% of gross income apportioned to Texas. Imposition of a similar tax on us in other jurisdictions that we may expand to could substantially reduce our cash available for distribution to you.

The tax treatment of publicly-traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly-traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly-traded partnerships. One such legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any of these changes, or other proposals, will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units. Any modification to U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the qualifying income requirement to be treated as a partnership for U.S. federal income tax purposes. For a discussion of the importance of our treatment as a partnership for federal income purposes, please read “Material U.S. Federal Income Tax Consequences—Taxation of the Partnership—Partnership Status” for a further discussion.

If the IRS were to contest the U.S. federal income tax positions we take, it may adversely impact the market for our common units, and the costs of any such contest would reduce cash available for distribution to our unitholders.

The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take. A court may not agree with some or all of our counsel’s conclusions or positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

Even if you do not receive any cash distributions from us, you will be required to pay taxes on your share of our taxable income.

You will be required to pay U.S. federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax due from you with respect to that income.

Tax gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your common units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from U.S. federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be subject to withholding taxes imposed at the highest effective tax rate applicable to such non-U.S. persons, and each non-U.S. person will be required to file U.S. federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Please read “Material U.S. Federal Income Tax Consequences—Tax Exempt Organizations and Other Investors.”

We will treat each purchaser of common units as having the same tax benefits without regard to the common units actually purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of our common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. Our counsel is unable to opine as to the validity of this approach. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we adopted.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. The U.S. Treasury Department has issued proposed Treasury regulations that provide a safe harbor pursuant to which a publicly-traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. If the IRS were to challenge our proration method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Allocations Between Transferors and Transferees.”

A unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and could recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequence of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, the unitholder may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a securities loan are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

We may adopt certain valuation methodologies that could result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we will determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for U.S. federal income tax purposes.

We will be considered to have terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Immediately following this offering, SandRidge will own             of the total interests in our capital and profits. Therefore, a transfer by SandRidge of all or a portion of its interests in us could, in conjunction with the trading of common units held by the public, result in a termination of our partnership for U.S. federal income tax purposes. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once.

Our termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns for one calendar year and could result in a significant deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in taxable income for the unitholder’s taxable year that includes our termination. Our termination would not affect our classification as a partnership for U.S. federal income tax purposes, but it would result in our being treated as a new partnership for U.S. federal income tax purposes following the termination. If we were treated as a new partnership, we would be required to make new tax elections. In addition, we could be subject to penalties if we were unable to determine that a termination occurred. The IRS recently announced a relief procedure whereby if a publicly-traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the two short tax periods included in the year in which the termination occurs. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units—Constructive Termination” for a discussion of the consequences of our termination for U.S. federal income tax purposes.

You will likely be subject to state and local taxes and income tax return filing requirements in jurisdictions where you do not live as a result of investing in our common units.

In addition to U.S. federal income taxes, you may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not live in any of those jurisdictions. You may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though you may not be required to file a return and pay taxes in certain jurisdictions because your income from such jurisdictions falls below the filing and payment requirement. Further, you may be subject to penalties for a failure to comply with any filing or payment requirement applicable to you.

We will initially own assets and conduct business in Oklahoma, Kansas and Texas, of which Oklahoma and Kansas impose a personal income tax on individuals. As we make acquisitions or expand our business, we may own assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all U.S. federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	SandRidge’s ability or willingness to fund its drilling program and production activities;

•	the fees we charge, and the margins we realize, from our saltwater gathering and disposal;

•	the volumes we handle in our saltwater gathering system;

•	the cost of achieving organic growth in current and new markets;

•	our ability to make acquisitions of other saltwater gathering and disposal assets or other assets that complement or diversify our operations;

•	the level of competition from other companies;

•	costs associated with leaks or accidental releases of saltwater into the environment, as a result of human error or otherwise;

•	market prices of natural gas, NGLs and oil and their effect on SandRidge’s drilling schedule as well as produced volumes;

•	adverse weather conditions;

•	the level of our operating, maintenance and general and administrative costs;

•	governmental regulations, including changes in governmental regulations, in our and our customers’ industries; and

•	prevailing economic conditions.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the pipeline-based saltwater gathering and disposal business, including risks and uncertainties generally impacting producers of oil and natural gas, such as SandRidge. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in this prospectus.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We intend to use the anticipated net proceeds of approximately $         million from this offering (based on an assumed initial offering price of $         per common unit, the mid-point of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and offering expenses, to make a distribution of $         million to SandRidge.

If and to the extent the underwriters exercise their option to purchase          additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the underwriters and the remainder, if any, will be issued to SandRidge. Any such units issued to SandRidge will be issued for no additional consideration. If the underwriters exercise their option to purchase          additional common units in full, the additional net proceeds would be approximately $         million. The net proceeds from any exercise of such option will be used to make a distribution to SandRidge. If the underwriters do not exercise their option to purchase additional common units, we will issue          common units to SandRidge upon the option’s expiration. We will not receive any additional consideration from SandRidge in connection with such issuance. Accordingly, the exercise of the underwriters’ option will not affect the total number of common units outstanding or the amount of cash needed to pay the minimum quarterly distribution described elsewhere in this prospectus on all units. Please read “Underwriting.”

A $1.00 increase or decrease in the assumed initial public offering price of $         per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discount and offering expenses payable by us, to increase or decrease, respectively, by approximately $         million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a $1.00 increase in the assumed public offering price to $         per common unit, would increase net proceeds to us from this offering by approximately $         million. Similarly, each decrease of 1.0 million common units offered by us, together with a $         decrease in the assumed initial offering price to $         per common unit, would decrease the net proceeds to us from this offering by approximately $         million. Any increase or decrease in the net proceeds would change the amount of our distribution to SandRidge.

CAPITALIZATION

The following table shows our pro forma cash and cash equivalents and capitalization as of September 30, 2014, giving effect to the pro forma adjustments described in our unaudited pro forma condensed balance sheet included elsewhere in this prospectus, including this offering and the application of the net proceeds of this offering in the manner described under “Use of Proceeds” and the contribution to us of certain saltwater gathering and disposal assets at the closing of this offering.

This table is derived from, should be read together with and is qualified in its entirety by reference to the unaudited pro forma condensed balance sheet and the accompanying notes included elsewhere in this prospectus.

As of September 30, 2014 Pro Forma
(in thousands)
Cash and cash equivalents	$—

Long-term debt:
New revolving credit facility(1)	—

Total long-term debt	—
Total net equity-parent net investment/partners’ capital:
Common units—public
Common units—SandRidge
Subordinated units—SandRidge
General partner interest(2)	—

Total partners’ capital

Total capitalization	$

(1)	In connection with the completion of this offering, we expect to enter into a new $200 million revolving credit facility. We do not expect to have any borrowings outstanding under this facility at the completion of this offering. Please read “Management’s Discussion and Analysis of Financial Condition—Capital Resources and Liquidity—Credit Facility.”
(2)	Our general partner owns a non-economic general partner interest in us.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Assuming an initial public offering price of $         per common unit (the mid-point of the price range set forth on the cover page of this prospectus), on a pro forma basis as of September 30, 2014, after giving effect to the offering of common units and the related transactions, our net tangible book value would have been approximately $         million, or $         per common unit. Purchasers of our common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per common unit before the offering(1)	$
Increase in net tangible book value per common unit attributable to purchasers in the offering

Less: Pro forma net tangible book value per common unit after the offering(2)

Immediate dilution in net tangible book value per common unit to purchasers in the offering(3)(4)		$

(1)	Determined by dividing the pro forma net tangible book value of the contributed assets and liabilities by the number of units ( common units and subordinated units) to be issued to our general partner and its affiliates for their contribution of assets and liabilities to us.
(2)	Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of the offering, by the total number of units ( common units and subordinated units) to be outstanding after the offering.
(3)	A $1.00 increase or decrease in the assumed initial public offering price of $ per common unit would increase or decrease, respectively, our pro forma net tangible book value by approximately $ million, or approximately $ per common unit, and dilution per common unit to investors in this offering by approximately $ per common unit, after deducting the estimated underwriting discount and offering expenses payable by us. We may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a $1.00 increase in the assumed initial offering price to $ per common unit, would result in a pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. Similarly, each decrease of 1.0 million common units offered by us, together with a $1.00 decrease in the assumed initial public offering price to $ per common unit, would result in an pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. The information discussed above is illustrative only and will be adjusted based on the actual public offering price, the number of common units offered by us and other terms of this offering determined at pricing.
(4)	Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by SandRidge and by the purchasers of our common units in this offering upon consummation of the transactions contemplated by this prospectus.

	Units		Total Consideration
	Number	Percent	Amount	Percent
SandRidge(1)(2)(3)			%	%
Purchasers in the offering			%	%

Total			100%	100%

(1)	Upon the consummation of the transactions contemplated by this prospectus, SandRidge will own common units and subordinated units.
(2)	The contributed assets will be recorded at historical cost. The pro forma book value of the consideration provided by SandRidge as of September 30, 2014 would have been approximately $ .
(3)	Assumes the underwriters’ option to purchase additional common units is not exercised.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

General

Our Cash Distribution Policy

The board of directors of our general partner will adopt a cash distribution policy pursuant to which we intend to distribute at least the minimum quarterly distribution of $         per unit ($         per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves (including estimated maintenance capital expenditures) and the payment of our expenses, including payments to our general partner and its affiliates. Furthermore, we expect that if we are successful in executing our business strategy, we will grow our business in a steady and sustainable manner and distribute to our unitholders a portion of any increase in our cash available for distribution resulting from such growth.

Our cash distribution policy reflects a judgment that our unitholders will be better served by our distributing rather than retaining our cash available for distribution. Because we believe we will generally finance any expansion capital expenditures from external financing sources, including borrowings under our new revolving credit facility and the issuance of debt and equity securities, we believe that our investors are best served by distributing all of our available cash. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax.

The board of directors of our general partner may change our distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or any other basis.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will make cash distributions to our unitholders. We do not have a legal or contractual obligation to pay distributions quarterly or on any other basis or at our minimum quarterly distribution rate or at any other rate. Our cash distribution policy is subject to certain restrictions and may be changed at any time.

The reasons for such uncertainties in our stated cash distribution policy include the following factors:

•	Our cash distribution policy will be subject to restrictions on cash distributions under our new revolving credit facility, which is expected to contain financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions or if we are otherwise in default under our new revolving credit facility, we will be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•	Our general partner will have the authority to establish cash reserves for the prudent conduct of our business, including for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish.

•

Prior to making distributions on our common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf under our partnership agreement. In addition, pursuant to our services agreement, we will (i) reimburse SandRidge for all direct general and administrative expenses incurred by SandRidge on our behalf and (ii) pay SandRidge a fixed-fee of

$1.25 million per year as an allocation of indirect general and administrative expenses attributable to our business. Additionally, we will reimburse SandRidge for a portion of the compensation expense paid to employees of SandRidge that spend time managing and operating our business. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us, including costs for rendering administrative staff and support services to us and reimbursements paid by our general partner to SandRidge for customary management and general administrative services. Further, in connection with the completion of this offering, we will enter into a 10-year operating agreement with SandRidge, pursuant to which SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs. Except to the extent specified under our services agreement or our operating agreement, there is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed and our general partner will determine the expenses that are allocable to us in good faith under the terms of our partnership agreement. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

•	Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our cash available for distribution to common unitholders is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase.

•	If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “How We Make Distributions to Our Partners—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” We do not anticipate that we will make any distributions from capital surplus.

•	If and to the extent our cash available for distribution materially declines, we may elect to reduce our quarterly cash distributions in order to service or repay our debt or fund expansion capital expenditures.

Our Ability to Grow may be Dependent on Our Ability to Access External Financing Sources

We expect to generally distribute a significant percentage of our cash from operations to our unitholders on a quarterly basis, after the establishment of cash reserves and payment of our expenses. Therefore, our growth may not be as fast as businesses that reinvest most or all of their cash to expand ongoing operations. Moreover, our future growth may be slower than our historical growth. We expect that we will rely primarily upon external financing sources, including borrowings under our new revolving credit facility and issuances of debt and equity securities, to fund our expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

Our Minimum Quarterly Distribution

Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $         per unit for each whole quarter, or $         per unit on an annualized basis. The payment of the full minimum quarterly distribution on all of the common units and subordinated units to be outstanding after completion of this offering would require us to have cash available for distribution of approximately $ million per quarter, or $ million per year. We do not have a legal or contractual obligation to pay distributions quarterly at our minimum quarterly distribution rate or at any other rate. Accordingly, there is no guarantee you will receive the minimum quarterly distribution. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

The table below sets forth the amount of common units and subordinated units that will be outstanding immediately after this offering, assuming the underwriters do not exercise their option to purchase additional common units, and the cash available for distribution needed to pay the aggregate minimum quarterly distribution on all of such units for a single fiscal quarter and a four quarter period:

Minimum Quarterly Distributions
	Number of Units	One Quarter	Annualized
Common units held by the public(1)		$	$
Common units held by SandRidge(1)
Subordinated units held by SandRidge

Total		$	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional common units. Please read “Summary—The Offering—Use of Proceeds” for a description of the impact of an exercise of the option on the common unit ownership.

Because our general partner’s interest in us entitles it to control us without a right to any percentage of our distributions, our general partner will not receive ongoing distributions in respect of its general partner interest. However, our general partner will also hold the incentive distribution rights, which entitle the holder to increasing percentages, up to a maximum of 50.0%, of the cash we distribute in excess of $         per unit per quarter.

We expect to pay our distributions on or about the last day of each of February, May, August and November to holders of record on or about the 15th day of each such month. We will adjust the quarterly distribution for the period after the closing of this offering through                     , 2015, based on the actual length of the period.

Subordinated Units

SandRidge will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that, for any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. To the extent we have cash available for distribution from operating surplus in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess cash to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units. To the extent we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such arrearage payments in the future except during the subordination period. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units. Please read “How We Make Distributions to Our Partners—Subordination Period.”

In the section that follows, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $         per unit for the twelve-month period ending December 31, 2015. In that section, we present a table captioned “Estimated Cash Available for Distribution,” in which we demonstrate our ability to generate sufficient cash available for distribution for us to pay the minimum quarterly distribution on all units for the twelve-month period ending December 31, 2015.

Estimated Cash Available for Distribution for the Twelve-Month Period Ending December 31, 2015

We forecast that our estimated cash available for distribution during the twelve-month period ending December 31, 2015 will be approximately $34.7 million. This amount would exceed by $         million the amount needed to pay the minimum quarterly distribution of $         per unit on all of our units for the twelve-month period ending December 31, 2015.

We are providing the forecast of estimated cash available for distribution in support of our belief that we will have sufficient cash available to allow us to pay cash distributions at the minimum quarterly distribution rate on all of our units for the twelve-month period ending December 31, 2015. Please read “—Assumptions and Considerations” for further information as to the assumptions we have made for the forecast. Please read “Management’s Discussion and Analysis of Financial Condition—Critical Accounting Policies” for information as to the accounting policies we have followed for the financial forecast.

Our forecast reflects our judgment as of the date of this prospectus of conditions we expect to exist and the course of action we expect to take during the twelve-month period ending December 31, 2015. We believe that our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results will be achieved. If our estimates are not achieved, we may not be able to pay the minimum quarterly distribution or any other distribution on our common units. The assumptions and estimates underlying the forecast are inherently uncertain and, though we consider them reasonable as of the date of this prospectus, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast, including, among others, risks and uncertainties contained in “Risk Factors.” Accordingly, there can be no assurance that the forecast is indicative of our future performance or that actual results will not differ materially from those presented in the forecast. Inclusion of the forecast in this prospectus should not be regarded as a representation by any person that the results contained in the forecast will be achieved.

We have prepared the following forecast to present the estimated cash available for distribution to our common unitholders during the forecasted period. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of our future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to our audited balance sheet. It does not extend to the prospective financial information and should not be read to do so.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast or the assumptions used to prepare the forecast to reflect events or circumstances after the completion of this offering. In light of this, the statement that we believe that we will have sufficient cash available for distribution to allow us to make the full minimum quarterly distribution on all of our outstanding units for the twelve-month period ending December 31, 2015, should not be regarded as a representation by us, the underwriters or any other person that we will make such distribution. Therefore, you are cautioned not to place undue reliance on this information.

The table below presents our projection of operating results for the twelve-month period ending December 31, 2015.

MidCon Midstream, LP

Estimated Cash Available for Distribution

	Three-Month Period Ending March 31, 2015		Three-Month Period Ending June 30, 2015		Three-Month Period Ending September 30, 2015		Three-Month Period Ending December 31, 2015		Twelve-Month Period Ending December 31, 2015
	(In millions, except per unit data)
Operating revenues:
Saltwater gathering revenue		$17.0		$16.0		$15.3		$16.0		$64.3
Total operating revenues		$17.0		$16.0		$15.3		$16.0		$64.3

Operating expenses:
Operating costs(1)		$2.0		$2.0		$1.9		$1.9		$7.8
Property Taxes(2)		$1.2		$1.2		$1.2		$1.2		$4.7
General and administrative(3)		$1.8		$1.8		$1.8		$1.8		$7.1
Depreciation and amortization		$2.6		$2.6		$2.6		$2.6		$10.5

Total operating expenses		$7.6		$7.5		$7.5		$7.5		$30.1

Operating income		$9.4		$8.5		$7.8		$8.5		$34.2
Interest expense, net(4)		$0.4		$0.4		$0.4		$0.4		$1.4

Net income		$9.0		$8.1		$7.5		$8.2		$32.8
Add:
Depreciation and amortization		$2.6		$2.6		$2.6		$2.6		$10.5
Interest expense, net(4)		$0.4		$0.4		$0.4		$0.4		$1.4
EBITDA(5)		$12.0		$11.1		$10.5		$11.1		$44.7
Less:
Cash interest, net(6)		$0.3		$0.3		$0.3		$0.3		$1.0
Estimated expansion capital expenditures(7)		—		—		—		—		—
Estimated maintenance capital expenditures(8)		$2.3		$2.3		$2.3		$2.3		$9.0
Add:
Borrowings to fund expansion capital expenditures		—		—		—		—		—

Minimum Estimated cash available for distribution		$9.4		$8.5		$7.9		$8.5		$34.7

Distribution per unit (based on a minimum quarterly distribution rate of $ per unit)	$		$		$		$		$
Annual distributions to:(9)
Public common unitholders	$		$		$		$		$
SandRidge:
Common units
Subordinated units
Total distributions to SandRidge
Total distributions to our unitholders at the minimum distribution rate	$		$		$		$		$
Excess of cash available for distribution over aggregate annualized minimum quarterly cash distributions	$		$		$		$		$

Percent of minimum quarterly distribution payable to common unitholders		%		%		%		%		%

Percent of minimum quarterly distribution payable to subordinated unitholders		%		%		%		%		%

(1)	In connection with the completion of this offering, we will enter into a 10-year operating agreement with SandRidge, pursuant to which SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third-party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs. We expect our operating costs will consist of the cost of equipment rental, labor, workovers and power, among other general operating costs. For additional information, please read “Certain Relationships and Related Transactions—Other Contractual Relationships with SandRidge—Operating Agreement.”
(2)	We expect our actual property tax expense for the forecast period to consist solely of the $0.4 million in property taxes on our saltwater gathering and disposal assets in Oklahoma. Our forecasted property tax includes property taxes on saltwater gathering and disposal assets in Oklahoma and Kansas. The total forecast tax amount includes $4.3 million of estimated property taxes for our saltwater gathering and disposal assets located in Kansas, which would have been payable if our assets were contributed to us on or before January 1, 2015. We do not expect to incur any Kansas property taxes during 2015 because we expect SandRidge to contribute our assets to us after January 1, 2015, which is the assessment date for property taxes in Kansas, and SandRidge has agreed to pay the 2015 Kansas property Taxes. Texas property taxes are expected to be negligible for the forecast period.
(3)	Comprised of (i) $3.35 million of compensation expense expected to be allocated to us by SandRidge, (ii) a fixed annual fee of $1.25 million, which we will pay to SandRidge as an allocation of indirect general and administrative expenses attributable to our business and (iii) $2.5 million of direct general and administrative expenses we expect SandRidge to incur on our behalf on an ongoing basis as a result of us becoming a publicly traded partnership; such as costs associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NYSE; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses; and director compensation. For a more complete description of the reimbursement obligations, please see “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement.”
(4)	Interest expense, net includes commitment fees on, and the amortization of origination fees incurred in connection with, our revolving credit facility. This calculation assumes a commitment fee of 0.50% on an undrawn $200 million revolving credit facility and amortization of $2.0 million in origination fees over a 5-year period.
(5)	We define EBITDA as net income (loss) plus net interest expense, income taxes, depreciation and amortization expense. EBITDA should not be considered an alternative to net income, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, and our ability to service debt obligations.
(6)	Cash interest, net, includes commitment fees on our revolving credit facility consisting of a commitment fee of 0.50% on an undrawn $200 million revolving credit facility. We do not expect to have borrowings under our revolving credit facility during the twelve-month period ending December 31, 2015.
(7)	Our estimate of expansion capital expenditures for the year ending December 31, 2015 represents our forecasted total capital expenditures less our estimate of maintenance capital expenditures during the forecast period. Examples of expansion capital expenditures include the construction, development or acquisition of additional saltwater gathering pipelines and disposal facilities to the extent such capital expenditures are expected to increase, over the long term, our operating capacity, operating income or throughput volumes, such as well connections that increase existing system throughput and pipelines that increase the scope of our saltwater gathering system. Please read “—Assumptions and Considerations—Capital Expenditures.”
(8)

Our estimate of maintenance capital expenditures for the year ending December 31, 2015 reflects our management’s judgment of the amount of capital that will be needed annually to maintain, over the long term, our operating capacity, operating income or saltwater throughput volumes. Examples of maintenance capital expenditures include expenditures to repair, refurbish and replace saltwater gathering pipelines and expenditures incurred to connect our systems to new oil and gas wells to maintain saltwater throughput over the long term. Please read “—Assumptions and Considerations—Capital Expenditures.”
(9)	The table reflects the number of common and subordinated units that we anticipate will be outstanding immediately following the closing of this offering, and the aggregate distribution amounts payable on those units during the forecast period at our minimum quarterly distribution rate of $ per unit on an annualized basis assuming that the underwriters’ option to purchase additional common units has not been exercised and the additional common units subject to the underwriters’ option are issued to SandRidge.

Assumptions and Considerations

We believe our estimated available cash for distribution for the twelve-month period ending December 31, 2015 will not be less than $34.7 million. Our estimates do not assume any incremental revenue, expenses or other costs associated with potential future acquisitions.

While the assumptions disclosed in this prospectus are not all-inclusive, the assumptions listed are those that we believe are significant to our forecasted results of operations and any assumptions not discussed below were not deemed significant. We believe our actual results of operations will approximate those reflected in our forecast, but we can give no assurance that our forecasted results, including without limitation, the anticipated in service dates of our growth projects, will be achieved. The assumptions discussed below correspond to the amounts in the column titled “Forecasted Twelve Months Ending December 31, 2015.”

Forecasted
Saltwater Gathering—Mid-Continent	Twelve Months Ending December 31, 2015
Mid-Continent gathering volumes from existing well connections (Bblw/d)	236,910
Mid-Continent gathering volumes from new well connections (Bblw/d)	42,495
Total Mid-Continent gathering volumes (Bblw/d)	279,405
Mid-Continent gathering fees ($/Bblw)	0.60
Total Mid-Continent gathering revenues ($ in millions)	61.2

Saltwater Gathering—Permian Basin
Permian Basin gathering volumes from existing well connections (Bblw/d)	14,366
Permian Basin gathering volumes from new well connections (Bblw/d)	—
Total Permian Basin gathering volumes (Bblw/d)	14,366
Permian Basin gathering fees ($/Bblw)	0.60
Total Permian Basin gathering revenues ($ in millions)	3.1

Total
Saltwater gathering volumes (Bblw/d)	293,771
Revenues ($ in millions)	64.3

Total Throughput Volumes

We estimate that all of our revenue will be generated from fixed-fees realized from throughput on our saltwater gathering system for the twelve-month period ending December 31, 2015. We estimate that throughput volumes on our saltwater gathering and disposal systems for the twelve-month period ending December 31, 2015 will average approximately 294,000 Bblw/d, 42,495 Bblw/d of which we estimate will be attributable to volumes from new connections to SandRidge-operated oil and gas wells completed during the forecast period. We anticipate that the natural decline in throughput volumes on our existing wells will be largely offset by throughput volumes from new wells that SandRidge anticipates drilling during the forecast period in the area covered by our saltwater gathering and disposal agreement, and that our throughput volumes during the forecast period will accordingly remain relatively flat as compared to throughput volumes on January 1, 2015. We estimate that throughput volumes from our well connections existing as of the closing of this offering will average 308,622 Bblw/d in January 2015, and that throughput volumes from connections to SandRidge-operated oil and gas wells completed following the completion of this offering will average 6,584 Bblw/d for that same period. We estimate that throughput volumes from our well connections existing as of the closing of this offering will average 211,367 Bblw/d in December 2015, and that throughput volumes from connections to SandRidge-operated oil and gas wells completed following the completion of this offering will average 87,275 Bblw/d for that same period.

Mid-Continent

For the twelve-month period ending December 31, 2015, we expect to gather and dispose 102.0 million barrels of water, or 279,405 barrels per day, in the Mid-Continent. We estimate that Mid-Continent throughput volumes on our system will be 287,037 Bblw/d in December 2015, as compared to 299,335 Bblw/d in January 2015. For the twelve-month period ending December 31, 2015, we estimate that 86.5 million barrels of water, or 236,910 barrels per day, will be attributable to well connections existing as of the date of this offering, and 15.5 million barrels of water, or 42,495 barrels per day, will be attributable to well connections to new oil and gas wells that SandRidge expects to drill during the forecast period in the area covered by our saltwater gathering and disposal agreement.

Permian Basin

SandRidge does not anticipate drilling any new wells in the Gathering Area in the Permian Basin during the twelve-month period ending December 31, 2015. For the twelve-month period ending December 31, 2015, we expect to gather and dispose 5.2 million barrels of water, or 14,366 barrels per day in the Permian Basin. We estimate the Permian Basin throughput volumes on our system will be 11,605 Bblw/d in December 2015, as compared to 15,871 Bblw/d in January 2015.

Operating Costs

We estimate that operating costs for the twelve-month period ending December 31, 2015 will be $7.8 million. In connection with the completion of this offering, we will enter into a 10-year operating agreement with SandRidge, pursuant to which SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third-party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs. We expect our operating costs will consist of the cost of equipment rental, labor, workovers and power, among other general operating costs. For additional information, please read “Certain Relationships and Related Transactions—Other Contractual Relationships with SandRidge—Operating Agreement.”

General and Administrative Expense

We anticipate that we will pay SandRidge approximately $7.1 million pursuant to our services agreement during the forecast period as a reimbursement of certain general and administrative expenses that we expect SandRidge to incur on our behalf, including (i) $3.35 million of compensation expense expected to be allocated to us by SandRidge on the basis of the amount of time spent by certain SandRidge employees on the management and operation of our business, (ii) a fixed annual fee of $1.25 million, which we will pay to SandRidge as an allocation of indirect general and administrative expenses attributable to our business and (iii) $2.5 million of direct general and administrative expenses that we expect SandRidge to incur on our behalf on an ongoing basis as a result of us becoming a publicly traded partnership. For more information regarding our services agreement with SandRidge, please see “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement.”

Depreciation and Amortization Expense

We estimate that depreciation and amortization expense for the twelve-month period ending December 31, 2015 will be approximately $10.5 million, approximately $10.4 million of which we anticipate will consist of depreciation of the partnership’s capital assets. Additionally, we expect to accrete approximately $70,000 of asset retirement obligation during the period.

Capital Expenditures

We categorize our capital expenditures as either:

•	Expansion capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to increase, over the long term, our operating capacity, operating income or saltwater throughput volumes. Examples of expansion capital expenditures include the construction, development or acquisition of additional saltwater gathering pipelines and disposal facilities to the extent such capital expenditures are expected to increase, over the long term, our operating capacity, operating income or throughput volumes, such as well connections that increase existing system throughput and pipelines that increase the scope of our saltwater gathering system.

•	Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or saltwater throughput volumes. Examples of maintenance capital expenditures include expenditures to repair, refurbish and replace saltwater gathering pipelines and expenditures incurred to connect our systems to new oil and gas wells to maintain saltwater throughput over the long term.

We estimate that total capital expenditures for the twelve-month period ending December 31, 2015, will be $9.0 million. Our estimate is based on the following assumptions:

•	Estimated expansion Capital Expenditures. We do not anticipate making any expansion capital expenditures during the twelve-month period ending December 31, 2015.

•	Ongoing Maintenance Capital Expenditures. We estimate that ongoing maintenance capital expenditures will be $9.0 million for the twelve-month period ending December 31, 2015, $5.6 million of which we anticipate will be incurred to construct new well connections to maintain throughput volumes on our systems. Estimated maintenance capital expenditures for the year ending December 31, 2015 reflect our management’s judgment of the amount of capital that will be needed annually to maintain, over the long term, our operating capacity, operating income or saltwater throughput volumes. We expect to fund these maintenance capital expenditures with cash generated by our operations. We expect ongoing maintenance capital expenditures to be approximately $8.0 million to $9.0 million per year in the near term.

Property Taxes

We expect to incur annual property taxes on our saltwater gathering and disposal assets in Oklahoma, Kansas and Texas. We currently anticipate the property tax expense attributable to Oklahoma and Kansas to be approximately $4.7 million for the twelve months ending December 31, 2015 based on our current operations and assuming all of our assets were contributed to us on or before January 1, 2015. We expect our property tax expense for the forecast period to consist solely of the $0.4 million in property taxes on our saltwater gathering and disposal assets in Oklahoma. Our forecasted property tax includes $4.3 million of estimated property taxes for our saltwater gathering and disposal assets located in Kansas which would have been payable if our assets were contributed to us on or before January 1, 2015. We do not expect to incur property taxes in Kansas during 2015 because we expect that SandRidge will contribute our assets to us after January 1, 2015, which is the assessment date for Kansas property taxes, and SandRidge has agreed to pay the 2015 Kansas property taxes. The Texas property taxes are expected to be negligible for the forecast period.

Financing

We estimate that interest expense will be approximately $1.4 million for the twelve-month period ending December 31, 2015. Our interest expense for the forecast period is based on the following assumptions:

•	We do not expect to have borrowings under our revolving credit facility during the twelve-month period ending December 31, 2015.

•	Interest expense includes commitment fees and the amortization of origination fees of $1.4 million which are assumed to be incurred in connection with our revolving credit facility consisting of a commitment fee of 0.50% on an undrawn $200 million revolving credit facility and 1.00% in origination fees, which are expected to be amortized over a 5-year period at a rate of approximately $0.4 million per year.

Regulatory, Industry and Economic Factors

Our forecast for the twelve-month period ending December 31, 2015, is based on the following significant assumptions related to regulatory, industry and economic factors:

•	There will not be any new federal, state or local regulation of the energy sector or the saltwater gathering and disposal business, or any new interpretation of existing regulations, that will be materially adverse to our business.

•	There will not be any major adverse change in the energy sector, the saltwater gathering and disposal business, commodity prices, capital or insurance markets or general economic conditions.

•	There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

•	We will not make any acquisitions or other significant expansion capital expenditures (other than as described above).

•	Market, insurance and overall economic conditions will not change substantially.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

General

Cash Distribution Policy

While our partnership agreement provides that our general partner will make a determination as to whether to make a distribution, our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner’s intention with respect to the distributions to be made to unitholders. Pursuant to our cash distribution policy, within 60 days after the end of each quarter, beginning with the quarter ending                     , 2015, we intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $         per unit, or $         on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates. We will prorate the distribution for the period after the closing of the offering through                     , 2015.

The board of directors of our general partner may change our distribution policy at any time and from time to time, and even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our distribution policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, our partnership agreement does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

As described in further detail below, we may make distributions out of either operating surplus or capital surplus. We do not anticipate that we will make any distributions from capital surplus. To the extent that we make distributions from capital surplus, they will be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those incentive rights.

In order to pay any distribution on our subordinated units, we must first make distributions from operating surplus in respect of all of our outstanding common units of at least the minimum quarterly distribution of $         per unit (plus any arrearages resulting from the failure to pay the minimum quarterly distribution on all of our common units). Moreover, the subordination period will ordinarily not end until we have made distributions from operating surplus in excess of certain targets and generated sufficient adjusted operating surplus. Adjusted operating surplus is intended to serve as a proxy for the amount of operating surplus that was “earned” (rather than, for example, borrowed) during the relevant distribution period. Distributions from capital surplus will not count toward satisfying the tests to end the subordination period. Finally, holders of our incentive distribution rights will generally only participate in distributions from operating surplus above certain threshold distribution levels.

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Operating Surplus and Capital Surplus

General

Any distributions we make will be characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the holder of the incentive distribution rights would generally not participate in any capital surplus distributions with respect to those rights.

Operating Surplus

We define operating surplus as:

•	$ million (as described below); plus

•	all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below) provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•	cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from such financing until the earlier to occur of the date the asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights), other than equity issued in this offering, to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period from such financing until the earlier to occur of the date the asset commences commercial service and the date that it is abandoned or disposed of; less

•	all of our operating expenditures (as defined below), which includes estimated maintenance capital expenditures after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

Disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining operating surplus, within such period if our general partner so determines. Furthermore, cash received from an interest in an entity for which we account using the equity method will not be included to the extent it exceeds our proportionate share of that entity’s operating surplus (calculated as if the definition of operating surplus applied to such entity from the date of our acquisition of such an interest without any basket similar to described in the first bullet above).

Operating surplus does not reflect cash generated by our operations. For example, it includes a basket of $         million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus, and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deemed repayment.

We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under interest rate hedge agreements or commodity hedge agreements (provided that (1) with respect to amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract, such amounts will be amortized over the life of the applicable interest rate hedge contract or commodity hedge contract and (2) payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), officer compensation, repayment of working capital borrowings, interest on indebtedness and estimated maintenance capital expenditures (as discussed in further detail below). However, operating expenditures will not include:

•	repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•	payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures (as discussed in further detail below);

•	investment capital expenditures;

•	payment of transaction expenses relating to interim capital transactions;

•	distributions to our partners (including distributions in respect of our incentive distribution rights);

•	repurchases of equity interests except to fund obligations under employee benefit plans; or

•	any other expenditures or payments using the proceeds of this offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•	borrowings other than working capital borrowings;

•	sales of our equity interests and long-term borrowings; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement provides that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since the closing of this offering (other than any distributions of proceeds of this offering) equals the operating surplus from the closing of this offering. However, operating surplus includes a basket of $ million that will enable us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. Our partnership agreement provides that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Estimated maintenance capital expenditures reduce operating surplus, but actual maintenance capital expenditures, expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or saltwater throughput volumes. Examples of maintenance capital expenditures include expenditures to repair, refurbish and replace saltwater gathering pipelines and expenditures incurred to connect our systems to new oil and gas wells to maintain saltwater throughput over the long term.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus if we subtracted actual maintenance capital expenditures from operating surplus.

To eliminate these fluctuations, our partnership agreement will require that an estimate of the average quarterly maintenance capital expenditures necessary to maintain our operating capacity, operating income or saltwater throughput volumes over the long term be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods will be subject to review and change by our general partner at least once a year, provided that any change is approved by our conflicts committee. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures, including but not limited to a major acquisition or expansion or the introduction of new governmental regulations that will impact our business. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only. For a discussion of the amounts we have allocated toward estimated maintenance capital expenditures, please read “Our Cash Distribution Policy and Restrictions on Distributions.”

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•	the amount of actual maintenance capital expenditures in any quarter will not directly reduce operating surplus but will instead be factored into the estimate of the average quarterly maintenance capital expenditures. This may result in the subordinated units converting into common units when the use of actual maintenance capital expenditures would result in lower operating surplus during the subordination period and potentially result in the tests for conversion of the subordinated units not being satisfied;

•	it may increase our ability to distribute as operating surplus cash we receive from non-operating sources; and

•	it may be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Expansion capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to increase, over the long term, our operating capacity, operating income or saltwater throughput volumes. Examples of expansion capital expenditures include the construction, development or acquisition of additional saltwater gathering pipelines and disposal facilities to the extent such capital expenditures are expected to increase, over the long term, our operating capacity, operating income or throughput volumes, such as well connections that increase existing system throughput and pipelines that increase the scope of our saltwater gathering system. Expenditures made solely for investment purposes will not be considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures, including transaction expenses, that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of an asset for investment purposes or development of assets that are in excess of the maintenance of our operating capacity or revenue, but which are not expected to expand, for more than the short term, operating capacity or revenue.

As described above, neither investment capital expenditures nor expansion capital expenditures are operating expenditures, and thus will not reduce operating surplus. Losses on disposition of an investment capital expenditure will reduce operating surplus when realized and cash receipts from an investment capital expenditure will be treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Cash expenditures that are made in part for maintenance capital purposes, investment capital purposes or expansion capital purposes will be allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (described below), the common units will have the right to receive distributions from operating surplus each quarter in an amount equal to $         per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

SandRidge will initially own all of our subordinated units. Except as described below, the subordination period will begin on the closing date of this offering and expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending                     ,         , if each of the following has occurred:

•	distributions from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

For the period after closing of this offering through                     , 2015, our partnership agreement will prorate the minimum quarterly distribution based on the actual length of the period, and use such prorated distribution for all purposes, including in determining whether the test described above has been satisfied.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending                     , 2016, if each of the following has occurred:

•	distributions from operating surplus equaled or exceeded $ per unit (150% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units for a four-quarter period immediately preceding that date;

•	the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded $ per unit (150% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Conversion of Subordinated Units

When the subordination period ends, each outstanding subordinated unit will convert into one common unit, which will then participate pro-rata with the other common units in distributions.

Adjusted Operating Surplus

Adjusted operating surplus is intended to generally reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods if not utilized to pay expenses during that period. Adjusted operating surplus for any period consists of:

•	operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase during that period in working capital borrowings; less

•	any net decrease during that period in cash reserves for operating expenditures not relating to an operating expenditure made during that period; plus

•	any net decrease during that period in working capital borrowings; plus

•	any net increase during that period in cash reserves for operating expenditures required by any debt instrument for the repayment of principal, interest or premium; plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established during such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Any disbursements received, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period that the general partner determines to include in operating surplus for such period shall also be deemed to have been made, received or established, increased or reduced in such period for purposes of determining adjusted operating surplus for such period.

Distributions From Operating Surplus During the Subordination Period

If we make a distribution from operating surplus for any quarter during the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

•	second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions From Operating Surplus After the Subordination Period

If we make distributions of cash from operating surplus for any quarter after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•	first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—Incentive Distribution Rights” below.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner owns the incentive distribution rights and may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive increasing percentages (15%, 25% and 50%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

If for any quarter:

•	we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the holders of the incentive distribution rights in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•	second, 85% to all common unitholders and subordinated unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until each unitholder receives a total of $ per unit for that quarter (the “second target distribution”);

•	third, 75% to all common unitholders and subordinated unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until each unitholder receives a total of $ per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all common unitholders and subordinated unitholders, pro rata, and 50% to the holders of our incentive distribution rights.

Percentage Allocations of Distributions From Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and the holders of our incentive distribution rights based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of the holders of our incentive distribution rights and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit.” The percentage interests shown for our unitholders and the holders of our incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume there are no arrearages on common units.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit	Unitholders	IDR Holders
Minimum Quarterly Distribution		$100%	— %
First Target Distribution	above $ up to $	100%	— %
Second Target Distribution	above $ up to $	85%	15%
Third Target Distribution	above $ up to $	75%	25%
Thereafter	above $	50%	50%

General Partner’s Right to Reset Incentive Distribution Levels

Our general partner, as the holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that our general partner holds all of the incentive distribution rights at the time that a reset election is made.

The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on the formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights for the quarter prior to the reset event as compared to the cash distribution per common unit in such quarter.

The number of common units to be issued in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels would equal the quotient determined by dividing (x) the amount of cash distributions received in respect of the incentive distribution rights for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•	first, to all common unitholders, pro rata, until each unitholder receives an amount per unit equal to 115% of the reset minimum quarterly distribution for that quarter;

•	second, 85% to all common unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•	third, 75% to all common unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all common unitholders, pro rata, and 50% to the holders of our incentive distribution rights.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The following table illustrates the percentage allocation of distributions from operating surplus between the unitholders and the holders of our incentive distribution rights at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement in effect at the closing of this offering, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the fiscal quarter immediately preceding the reset election was $            .

	Quarterly Distribution Per Unit Prior to Reset	Marginal Percentage Interest in Distributions		Quarterly Distribution Per Unit Following Hypothetical Reset
		Unitholders	IDR Holders
Minimum Quarterly Distribution	up to $	100%	— %	up to $ (1)
First Target Distribution	above $ up to $	100%	— %	above $ up to $ (2)
Second Target Distribution	above $ up to $	85%	15%	above $ up to $ (3)
Third Target Distribution	above $ up to $	75%	25%	above $ up to $ (4)
Thereafter	above $	50%	50%	above $

(1)	This amount is equal to the hypothetical reset minimum quarterly distribution.
(2)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of incentive distribution rights, based on the amount distributed for the quarter immediately prior to the reset. The table assumes that immediately prior to the reset there would be common units outstanding and the distribution to each common unit would be $         for the quarter prior to the reset.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to Holders of IDRs Prior to Reset		Total Distributions
Minimum Quarterly Distribution	up to $	$		$—	$
First Target Distribution	above $ up to $			—
Second Target Distribution	above $ up to $
Third Target Distribution	above $ up to $
Thereafter	above $

		$	$		$

The following table illustrates the total amount of distributions from operating surplus that would be distributed to the unitholders and the holders of incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that, as a result of the reset, there would be              common units outstanding and the distribution to each common unit would be $            . The number of common units to be issued upon the reset was calculated by dividing (1) the amount received in respect of the incentive distribution rights for the quarter prior to the reset as shown in the table above, or $            , by (2) the cash distributed on each common unit for the quarter prior to the reset as shown in the table above, or $            .

	Quarterly Distributions per Unit	Cash Distributions to Common Unitholders Prior to Reset		Cash Distributions to Holders of IDRs After Reset					Total Distributions
				Common Units(1)		IDRs	Total
Minimum Quarterly Distribution	up to $	$		$		$—	$		$
First Target Distribution	above $ up to $		—		—	—		—		—
Second Target Distribution	above $ up to $		—		—	—		—		—
Third Target Distribution	above $ up to $		—		—	—		—		—
Thereafter	above $		—		—	—		—		—
		$		$		$—	$		$

(1)	Represents distributions in respect of the common units issued upon the reset.

The holders of our incentive distribution rights will be entitled to cause the target distribution levels to be reset on more than one occasion. There are no restrictions on the ability of holders of our incentive distribution rights to exercise the reset right multiple times, but the requirements for exercise must be met each time. Because one of the requirements is that we make cash distributions in excess of the then-applicable third target distribution for the prior four consecutive fiscal quarters, a minimum of four quarters must elapse between each reset.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•	first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•	second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution of capital surplus to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50% is paid to all unitholders, pro rata, and 50% is paid to the holder or holders of incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	the target distribution levels;

•	the initial unit price, as described below under “—Distributions of Cash Upon Liquidation”;

•	the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

•	the number of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if, as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholdings taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units in this offering, which we refer to as the “initial unit price” for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•	first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

•	second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•	third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	fourth, to all unitholders, pro rata, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•	fifth, 85% to all unitholders, pro rata, and 15% to the holders of our incentive distribution rights, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to the holders of our incentive distribution rights for each quarter of our existence;

•

sixth, 75% to all unitholders, pro rata, and 25% to the holders of our incentive distribution rights, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to the holders of our incentive distribution rights for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to holders of our incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•	first, to the holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero;

•	second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and the holders of our incentive distribution rights based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

You should read the following discussion of the financial condition for MidCon Midstream, LP in conjunction with the unaudited pro forma condensed balance sheet for MidCon Midstream, LP included elsewhere in this prospectus. In this section, references to “we,” “our,” “us” or like terms when used in the present tense or prospectively, refer to MidCon Midstream, LP and its subsidiaries. Prior to the completion of this offering, our saltwater gathering and disposal assets were not operated or accounted for as a business separate and apart from SandRidge’s exploration and production activities. For this reason, this prospectus does not contain any historical financial statements showing the results of operations of our saltwater gathering and disposal assets for periods prior to the completion of this offering. Accordingly, the discussion in this section is meant to provide an overview on a going-forward basis of the drivers of our revenue and the cost structure associated with our operations. For a more detailed discussion on the assumptions surrounding our operations upon which the discussion below is based, please read “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve-Month Period Ending December 31, 2015—Assumptions and Considerations.”

Overview

We are a growth-oriented, fee-based master limited partnership recently formed by SandRidge to own, operate, acquire and develop assets used to gather, process and dispose of saltwater produced alongside oil and natural gas. As of September 30, 2014, our assets consisted of 1,665 well connections, 443 miles of gathering pipelines and 80 disposal wells, with 1.2 MMbblw/d of disposal capacity, through which we gather and dispose of saltwater on a fixed-fee basis. Our assets are located predominately in the Mid-Continent region of the United States, with a particular concentration in the Mississippian oil play of northern Oklahoma and southern Kansas. We also have assets in the Permian Basin in West Texas. Our pipeline-based saltwater gathering and disposal assets provide SandRidge and our third-party customers with the most cost-efficient means of handling produced saltwater. We believe that our strategically located assets and our relationship with SandRidge, which is one of the largest oil and gas producers and most active drillers in the Mid-Continent region, provide us with significant opportunities to generate cash flow growth organically and through acquisitions, including dropdown acquisitions from SandRidge.

How We Generate Revenue

We generate revenue from our pipeline-based saltwater gathering and disposal assets and provide all of our saltwater gathering and disposal to SandRidge and our third-party customers on a fixed-fee basis. In connection with the completion of this offering, we will enter into a 10-year saltwater gathering and disposal agreement with SandRidge covering all of the saltwater produced from SandRidge-operated wells that are connected to our existing saltwater gathering system and any saltwater gathering and disposal assets we acquire or construct in the future that are connected to our existing system. The saltwater gathering and disposal agreement will also provide us the option to lay gathering lines and gather and dispose of saltwater produced from any additional SandRidge-operated wells completed during the term of the agreement that are located within the Gathering Area. Under the saltwater gathering and disposal agreement, we will receive a fee of $0.60 per barrel of saltwater delivered by SandRidge into our saltwater gathering system, and such fee will be subject to an adjustment mechanism that will escalate the fee annually according to the annual Final Demand PPI, as published by the Bureau of Labor Statistics.

How We Evaluate Our Results of Operations

Our management intends to use a variety of financial and operating metrics to analyze our performance, including: (i) saltwater throughput; (ii) operating expenses; (iii) general and administrative expenses; (iv) financing expenses; (v) tax expenses; (vi) capital expenditures and (vi) EBITDA. We define EBITDA below.

Saltwater Throughput

Our revenue depends on the throughput on our saltwater gathering and disposal system, as our saltwater gathering and disposal agreements provide for a fixed-fee per barrel of saltwater gathered and disposed on our systems. Throughput volumes on our saltwater gathering and disposal assets were 298,625 Bblw/d and 324,320 Bblw/d for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. Throughput volumes on our systems will depend on the production activities of SandRidge and our third-party customers, which may be impacted by a variety of factors, including, among others, the ability and willingness of SandRidge and our third-party customers to fund their drilling and production activities, which in turn is impacted by demand for oil and natural gas and commodity prices. In addition, saltwater volumes from wells to which we are connected will naturally decline over time so, in order to maintain or increase throughput volumes on our systems, we will have to make additional well connections to capture additional throughput volumes from SandRidge and our third-party customers.

Operating Expenses

In connection with the completion of this offering, we will enter into a 10-year operating agreement with SandRidge, pursuant to which SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third-party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs. We expect our operating costs will consist of the cost of equipment rental, labor, workovers and power, among other general operating costs. For additional information, please read “Certain Relationships and Related Transactions—Other Contractual Relationships with SandRidge—Operating Agreement.”

General and Administrative Expenses

Pursuant to the services agreement, SandRidge will, or will cause its affiliates to, perform centralized corporate, general and administrative services for us, such as legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering. Our services agreement requires us to reimburse SandRidge for direct general and administrative expenses incurred by SandRidge for the provision of the above services. Our services agreement also provides that we will pay SandRidge a fixed-fee of $1.25 million per year as an allocation of indirect general and administrative expenses attributable to our business. Additionally, we will reimburse SandRidge for a portion of the compensation expense paid to employees of SandRidge that spend time managing and operating our business. The expenses of executive officers and non-executive employees will be allocated to us based on the amount of time spent managing our business and operations. The reimbursements to our general partner and SandRidge will be made prior to cash distributions to our common unitholders. We anticipate reimbursement to SandRidge and its affiliates will vary with the size and scale of our operations, among other factors. We currently anticipate these reimbursable expenses will be approximately $7.1 million for the twelve months ending December 31, 2015 based on our current operations, which includes $2.5 million of direct general and administrative expenses that we expect SandRidge to incur on our behalf on an ongoing basis as a result of us becoming a publicly traded partnership. For more information about such fees and services, please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement.”

Financing Expenses

In connection with the closing of this offering, we expect to enter into a 5-year, $200 million revolving credit facility to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. We will incur interest expense on any borrowings, will pay a commitment fee for the unutilized portion of the revolving credit and will amortize the debt issuance costs incurred in connection with the credit facility over the term of the credit facility. We currently anticipate these financing expenses will be approximately $1.4 million for the twelve months ending December 31, 2015 based on our current operations.

Tax Expenses

We will be taxed as a partnership for U.S. federal and state income tax purposes, with each partner being separately taxed on its share of taxable income; therefore, we expect there will be no federal or state income tax expense in our financial statements, other than Texas franchise tax, based on the current laws of the jurisdictions in which we plan to operate. We expect to incur annual property taxes on our saltwater gathering and disposal assets in Oklahoma, Kansas and Texas. We do not expect to incur property taxes in Kansas during 2015 because we expect that SandRidge will contribute our assets to us after January 1, 2015, which is the assessment date for Kansas property taxes, and SandRidge has agreed to pay the 2015 Kansas property taxes. We expect to incur approximately $0.4 million of property tax expense during the forecast period on our saltwater gathering and disposal assets in Oklahoma. Our Texas franchise tax and Texas property tax expenses are expected to be negligible for the forecast period.

Capital Expenditures

Our operations are expected to require capital investments to maintain, expand, upgrade or enhance existing operations. Our capital requirements are expected to consist of maintenance capital expenditures and expansion capital expenditures. For more information about such capital expenditures, please read “—Capital Resources and Liquidity—Capital Expenditures.”

EBITDA

We define EBITDA as net income (loss) plus net interest expense, income taxes, depreciation and amortization expense. EBITDA is not a presentation made in accordance with GAAP.

EBITDA is a non-GAAP supplemental financial measure that management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the saltwater gathering and disposal industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund maintenance capital expenditures; and

•	the viability of acquisitions and expansion capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. EBITDA should not be considered as an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income, operating income and cash from operations. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Other Factors That Will Significantly Affect Our Results

Acquisition Opportunities

We plan to pursue strategic acquisitions that complement our existing saltwater gathering and disposal assets and that will provide attractive returns for our unitholders. We anticipate that, pursuant to our right of first offer with SandRidge, we will have the opportunity to make accretive acquisitions from SandRidge of its remaining saltwater gathering and disposal assets located in the Mid-Continent or Permian Basin as of the completion of this offering, as well as assets that we expect SandRidge will construct in the Mid-Continent or Permian Basin following this offering to support its production activities. Based on SandRidge’s publicly available estimated operating data, we believe that the throughput volumes on the saltwater gathering and disposal assets SandRidge will retain following this offering will average over 600,000 Bblw/d for the twelve months ending December 31, 2015. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Omnibus Agreement—Right of First Offer.” We intend to use our knowledge of, and expertise in, the Mid-Continent and Permian Basin in order to target and efficiently execute economically attractive acquisitions of saltwater gathering and disposal assets from third parties. In addition, we believe that opportunities may arise from time to time to acquire the interests in our saltwater gathering and disposal assets currently owned by third parties.

Third-Party Business

Historically, substantially all of the throughput volumes on our saltwater gathering and disposal assets were produced from SandRidge-operated oil and natural gas wells. We actively market our saltwater gathering and disposal to, and pursue strategic relationships with, third-party producers in order to attract additional volumes and/or expansion opportunities. We believe that our strategically located assets and our experience in designing, permitting, constructing and operating cost-efficient, pipeline-based saltwater gathering and disposal assets will allow us to grow our third-party business through additional well connections and contracted saltwater gathering system construction.

Capital Resources and Liquidity

Our principal liquidity requirements are to finance current operations, to fund maintenance capital expenditures and periodic expansion capital expenditures, and to service our debt. Following the closing of this offering, we expect our ongoing sources of liquidity to include cash generated from operations, borrowings under our revolving credit facility, and the issuance of additional debt and equity securities as appropriate given market conditions. Because we intend to pay at least the minimum quarterly distributions discussed below, we expect to fund future expansion capital expenditures primarily from external sources including borrowings under our revolving credit facility, and issuances of debt and equity securities. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures, as well as make acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness.

Distributions to Unitholders

We plan to distribute most of our cash available for distribution by paying at least a minimum quarterly distribution of $         per unit per quarter, which equates to $         million per quarter, or $         million per year, based on the number of common and subordinated units to be outstanding immediately after closing of this offering. Distributing most of our cash available for distribution may cause our growth to proceed at a slower pace than that of businesses that reinvest their cash to expand ongoing operations. We do not have a legal or contractual obligation to pay this distribution. Accordingly, there is no guarantee you will receive the minimum quarterly distribution. Please read “Our Cash Distribution Policy and Restrictions on Distributions.”

Credit Facility

In connection with the closing of this offering, we expect to enter into an agreement for a 5-year, $200 million senior secured revolving credit facility with                      as administrative agent, and a syndicate of

lenders. We expect to have no borrowings under this facility at the closing of this offering. The revolving credit facility will be available to fund working capital, acquisitions, distributions and capital expenditures and for other general partnership purposes. We expect the revolving credit agreement to require us to maintain certain financial ratios and comply with affirmative and negative covenants customary for revolving credit facilities of this nature.

Capital Expenditures

Our operations are expected to require capital investments to maintain, expand, upgrade or enhance existing operations. Our capital requirements are expected to consist of maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or saltwater throughput volumes. Examples of maintenance capital expenditures include expenditures to repair, refurbish and replace saltwater gathering pipelines and expenditures incurred to connect our systems to new oil and gas wells to maintain saltwater throughput over the long term. Expansion capital expenditures are cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to increase, over the long term, our operating capacity, operating income or saltwater throughput volumes. Examples of expansion capital expenditures include the construction, development or acquisition of additional saltwater gathering pipelines and disposal facilities to the extent such capital expenditures are expected to increase, over the long term, our operating capacity, operating income or throughput volumes, such as well connections that increase existing system throughput and pipelines that increase the scope of our saltwater gathering system.

We do not anticipate making any expansion capital expenditures during the twelve-month period ending December 31, 2015. We estimate that ongoing maintenance capital expenditures will be $9.0 million for the twelve-month period ending December 31, 2015, $5.6 million of which we anticipate will be incurred to construct new well connections to maintain throughput volumes on our systems. Estimated maintenance capital expenditures for the year ending December 31, 2015 reflect our management’s judgment of the amount of capital that will be needed annually to maintain, over the long term, our operating capacity, operating income or saltwater throughput volumes.

We currently have not included any potential future acquisitions in our budgeted capital expenditures for the twelve months ending December 31, 2015. Following this offering, we expect that we will rely primarily upon borrowings under our revolving credit facility to fund expansion capital expenditures. We may also rely on other external sources including issuances of equity and debt securities to fund significant future expansions.

Contractual Obligations

We did not have any contractual obligations as of September 30, 2014.

Effects of Inflation

Inflation in the United States has been relatively low in recent years and we do not expect it to have a material impact on our future results of operations. Additionally, the fees we receive under our saltwater gathering and disposal agreement will be subject to PPI-based inflation adjustments, which such adjustments will further lessen our exposure to inflation.

Off Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities.

Critical Accounting Policies

The preparation of our financial statements will require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Critical accounting policies are those that require management’s most difficult, subjective or complex judgments. Significant items that will be subject to such estimates and assumptions consist of depreciation, long-lived asset impairment and environmental remediation activities. Although management will base its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results may differ to some extent from the estimates on which our financial statements are prepared at any point in time.

The Partnership considers the following policies will be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our financial condition and results of operations.

Property and Equipment

Depreciation expense represents the systematic and rational write-off of the cost of property and equipment, net of residual or salvage value (if any), to the results of operations for the periods the assets are used. The Partnership will depreciate property and equipment using the straight-line method, which results in it recording depreciation expense evenly over the estimated useful life of the assets. Improvements are capitalized while repairs and maintenance are expensed. When property and equipment components are disposed of, the cost and the related accumulated depreciation are removed and any resulting gain or loss is reflected in operations.

The determination of an asset’s estimated useful life takes a number of factors into consideration, including technological change, normal depreciation and actual physical usage. At the time property and equipment is acquired and placed in service, assumptions will be developed about such lives and residual values that the Partnership believes are reasonable. If any of these assumptions subsequently change, the Partnership could change our estimates, which would impact the future calculation of depreciation expense. The Partnership expects to use a life of 30 years for wells, 25 years for pipelines and various dates for other related equipment, which include subsurface well completion and other improvements.

Property and equipment will be evaluated for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. Computations utilize judgments and assumptions that include the undiscounted future cash flows, discounted future cash flows, estimated fair value of the asset, and the current and future economic environment in which the asset is operated. Property and equipment are considered to be impaired if a forecast of undiscounted estimated future net operating cash flows directly related to the asset or asset group including disposal value if any, is less than the carrying amount of the asset or asset group. If an asset or asset group is determined to be impaired, the impairment loss is measured as the amount by which the carrying amount of the asset or asset group exceeds its fair value. An estimate of fair value is based on the best information available, including prices for similar assets. Changes in such estimates could cause a reduction in the carrying value of property and equipment.

Significant judgments and assumptions in these assessments include estimates of water disposal rates, disposal volumes, expected capital costs, oil and gas drilling and producing volumes in the markets served, risks associated with the different zones into which saltwater is disposed and our estimate of an applicable discount rate commensurate with the risk of the underlying cash flow estimates.

Asset Retirement Obligations

Asset retirement obligations represent the estimate of the fair value of the cost to plug, abandon and remediate the Partnership’s salt water disposal wells at the end of their productive lives, in accordance with applicable federal and state laws. The fair value of an asset’s retirement obligation is estimated in the period in which the liability is incurred, if a reasonable estimate can be made. Estimating future asset retirement obligations requires management to make estimates and judgments regarding timing, existence of a liability and what constitutes adequate restoration. The Partnership will employ a present value technique to estimate the fair value of an asset retirement obligation, which reflects certain assumptions and requires significant judgment, including an inflation rate, its credit-adjusted risk-free interest rate, the estimated settlement date of the liability and the estimated current cost to settle the liability based on third-party quotes and current actual costs. Inherent in the present value calculation are the timing of settlement and in the legal, regulatory, environmental and political environments, which are subject to change. Changes in timing or to the original estimate of cash flows will result in changes to the carrying amount of the liability.

Environmental and Other Contingent Liabilities

The Partnership is subject to various federal, state and local laws and regulations relating to the protection of the environment and has established procedures for the ongoing evaluation of its operations, the identification of potential environmental exposures and compliance with regulatory policies and procedures, including governmental legislation. Liabilities for future clean-up costs will be recorded when environmental assessments and/or clean-up efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally will be based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities will be based on best estimates of probable future costs using currently available technology and applying current regulations, as well as our own internal environmental policies. The actual settlement of liabilities for environmental matters could materially differ from estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Qualitative and Quantitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices. Direct exposure to commodity prices and volatility is limited with respect to revenue from saltwater gathering and disposal; however, demand for gathering and disposal is driven by oil and gas exploration and production activities, which are directly affected by commodity prices. Pricing for oil and natural gas has been volatile for several years, and we expect this volatility to continue in the future. WTI crude oil prices have declined from over $107.00 per Bbl in June 2014 to below $56.00 per Bbl in December 2014. In November 2014, WTI crude oil prices ranged from $78.77 per Bbl to $65.94 per Bbl. Henry Hub natural gas prices declined from over $8.15 per MMBtu in February 2014 to $3.53 per MMBtu in late October 2014. In November 2014, Henry Hub natural gas prices ranged from $3.67 per MMBtu to $4.41 per MMBtu. Sustained depressed commodity prices could cause SandRidge to slow or suspend its drilling operations, which would likely lead to a decrease in our gathering and disposal volume over time, potentially resulting in lower cash flow. Furthermore, the sale of hydrocarbons recovered in the processing of saltwater or skim oil provides some gatherers an additional revenue stream directly linked to commodity prices. However, we do not retain skim oil for sale; therefore, we do not have direct exposure to this commodity price risk.

SandRidge uses a variety of commodity price instruments, which are described in the table below, to manage the impact to its business of fluctuations in commodity prices.

Oil Price Swaps

	Notional (MMBbls)	Weighted Average Fixed Price
January 2015 — December 2015	5.59	$92.44
January 2016 — December 2016	1.46	$88.36

Natural Gas Price Swaps

	Notional (Bcf)	Weighted Average Fixed Price
January 2015 — December 2015	19.90	$4.51

Oil Collars – Three-way

	Notional (MMBbls)	Sold Put	Purchased Put	Sold Call
January 2015 — December 2015	4.58	$76.56	$90.28	$103.48
January 2016 — December 2016	2.56	$83.13	$90.00	$100.85

Natural Gas Collars

	Notional (Bcf)	Collar Range
January 2015 — December 2015	1.01	$4.00 — $8.55

We expect that debt we incur under our revolving credit facility will bear interest at a variable rate and will expose us to interest rate risk. A 1.0% change in the interest rate under this facility, assuming we were to borrow all $200 million under our revolving credit facility, would result in a $2.0 million change in our interest expense.

New Accounting Pronouncement

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. The JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected not to take advantage of this exemption and, therefore, plan to adopt new or revised accounting standards at the time those standards apply to public companies.

In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers, (“ASU 2014-09”), which calls for a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The core principle of the new standard is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires disclosures enabling users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. We will be required to adopt ASU 2014-09 for periods beginning after December 15, 2016, including interim periods, with an option of using either a full retrospective approach or a modified approach for adoption with early adoption not permitted. We are currently evaluating the impact, if any, that the adoption of ASU 2014-09 will have on our financial statements and related disclosures.

INDUSTRY

Overview of the Saltwater Gathering and Disposal Industry

The upstream oil and natural gas industry produces significant volumes of saltwater in connection with the production of oil and natural gas from subsurface reservoirs. Oil and gas production is dependent on reliably gathering and disposing of this saltwater in accordance with applicable federal and state laws and regulations. Saltwater gathering and disposal represents a major component of many producers’ cost structure and is therefore a key logistical consideration for oil and natural gas development.

Currently, many exploration and production companies manage all or a portion of their saltwater internally; however, others outsource saltwater gathering and/or disposal needs to third-party providers, like us, who gather and transport saltwater from producing well locations to disposal facilities owned by them or other parties using water hauling trucks or via pipeline-based gathering systems. The predominant means of disposing of saltwater is to inject it into deep underground formations via disposal wells. Saltwater also may be employed in enhanced hydrocarbon recovery or, in some cases, recycled for reuse in drilling operations or treated sufficiently to allow for discharge to the environment.

Saltwater is the largest volume by-product or waste stream associated with upstream oil and gas development and produced water from E&P operations is forecasted to grow in all key U.S. lower-48 production basins, driven by the development of unconventional resource plays. Continued growth of produced water volumes is tied to continued development of key shale gas and tight oil plays across the U.S., including the Mid-Continent. According to Wood Mackenzie, water production associated with oil and gas development is expected to increase by more than 60% by 2020, increasing from approximately 43 MMbbl/d in 2014 to approximately 70 MMbbl/d by 2020. From 2014–2020, produced water in the Mid-Continent is expected to grow by 15% per year, representing the largest produced water annual growth rate among all key U.S. operating basins.

Produced Water Forecast by Key Basin 2014 - 2020(1)

	Est. Total Water Production (Mbblw/day)
	2014	2020	2014 - 2020 CAGR
Mid-Continent	10,220	23,907	15%
Northeast	5,621	10,971	12%
Williston	4,831	8,989	11%
Niobrara	699	1,038	7%
Permian	12,891	16,977	5%
Gulf Coast	8,026	9,281	2%

Total	42,288	71,162	9%

(1)	Basins represent approximately 75% of the hydrocarbon production in the lower 48 states.

Source: Wood Mackenzie

Saltwater gathering and disposal systems commonly consist of:

•	The gathering system. The gathering system is a network of pipelines that collect and transport saltwater from producing oil and natural gas wells to a processing and disposal facility. Saltwater gathering systems are designed to accommodate additional well connections and accompanying production within their footprint without the need for significant incremental capital expenditures.

•

The processing and disposal facility. Processing and disposal facility designs vary based on desired processing and disposal capacity, anticipated duration, and expected capital requirements; however, most have similar surface equipment. In general, saltwater enters the facility from the gathering systems through the facility header, flows into the separator, where entrained oil can separate, and proceeds to storage tanks. From there, the saltwater flows through a filter and meter. In some cases, disposal facilities have the connections necessary to accept saltwater via truck.

•	The disposal well. In general, saltwater flows from the meter through the disposal well tubing, which traverses the full length of the disposal well casing, and into the disposal formation. Disposal wells are equipped with monitors that monitor and record tubing and casing pressure to ensure well integrity and effective disposal operations.

Revenue Drivers

In general, saltwater gathering and disposal are fee-based activities, generating revenue based on fees per unit of saltwater gathered and disposed. In some circumstances, revenue may also be generated through the sale of recycled water and/or recovered hydrocarbons. Some gathering systems are supported by acreage dedications, which commit a producer to utilize the gathering system for all current and future production for a predetermined period.

Because saltwater gathering and disposal is volume based, and because horizontal oil and gas wells typically experience declining volumes of produced saltwater over the life of the well, meaningful revenue growth is dependent upon the gatherer’s ability to connect new producing wells to the gathering system. This is generally a function of the pace of drilling activity within the gatherer’s footprint. Such growth may be accomplished organically or through acquisitions of gathering systems from third-parties.

Substantially all of our revenue is derived from pipeline-based saltwater gathering and disposal assets. We provide all of our saltwater gathering and disposal to SandRidge and our third-party customers on a fixed-fee basis, and in connection with this offering will enter into a 10-year, fixed-fee saltwater gathering and disposal agreement with SandRidge.

Industry and Sector Drivers

In general, demand for saltwater gathering and disposal is closely tied to demand for oil and natural gas and the activity of oil and natural gas producers. Factors driving demand for pipeline-based saltwater gathering and disposal include:

•	Cost-efficiency relative to alternative means of saltwater gathering and disposal. Pipeline-based gathering systems are designed to process large volumes of saltwater and eliminate the high costs and challenges associated with trucking, such as sufficient capacity, traffic, safety, personnel recruiting and retention and higher maintenance and operating costs. This is particularly meaningful in producing regions or geologic formations with high ratios of saltwater to hydrocarbons produced, or water cuts, where gathering and disposal represent a major component of producers’ cost structures.

•	Regional drilling and production activity. Throughput on existing saltwater gathering systems is dependent on regional drilling and production activity by the upstream oil and gas industry. The scale of a saltwater gathering and disposal system, its throughput and disposal capacity and its strategic location in close proximity to concentrated areas of current and expected future production are key factors in meeting demand for saltwater gathering and disposal.

•	Competition. The location of gathering and disposal facilities is an important consideration for producers seeking to minimize the cost of saltwater disposal. Accordingly, to the extent gathering systems and disposal facilities are geographically close to each other, the owners and operators of those systems compete for business. Gatherers also compete with providers of saltwater trucking services in their areas of operation. Gathering system rates are impacted by regional alternatives, the rates for which are in turn impacted by competitor pricing and regional pricing differentials.

•	The stability of drilling programs. Gatherers rely on concentrated drilling and production activity to support development of gathering systems. The stability of drilling programs to support development of a gathering system is a function of the number, size and financial strength of the producers in the region. Furthermore, events such as shifts in the commodity price environment may drive producers to shift their drilling programs to other regions to capitalize on favorable economics. This, in turn, would require the development of additional gathering infrastructure in these new supply regions or alternatively drive demand for transportation via trucks.

•	Producers’ willingness to outsource. Producers that choose to outsource their gathering and disposal requirements may do so to avoid (1) the distraction of operating a saltwater transportation business and (2) the significant capital investment associated with constructing a gathering and disposal system, thereby allowing the deployment of their capital on investments related to their primary business.

•	Connection timing. Typically horizontal oil and natural gas wells produce large volumes of saltwater during the initial phase of production, and such production is subject to high initial decline rates followed by predictable and relatively modest declining rates over the remaining life of the wells. This production profile requires that the gathering and disposal systems be available very early in the producing life of the well and have sufficient capacity to maximize well performance.

•	Commodity price sensitivity. Direct exposure to commodity prices and volatility is limited with respect to revenue from saltwater gathering and disposal; however, demand for gathering and disposal is driven by oil and gas exploration and production activities, which are directly affected by commodity prices. A declining commodity price environment could cause producers to slow or suspend their drilling operations, which would likely lead to decreased gathering and disposal volume over time, potentially resulting in lower cash flow. Furthermore, the sale of hydrocarbons recovered in the processing of saltwater or skim oil provides some gatherers an additional revenue stream directly linked to commodity prices. However, we do not retain skim oil for sale; therefore, we do not have direct exposure to this commodity price risk.

•	Logistical considerations. Building gathering systems depends on infrastructure considerations such as access to power and roads, and the ability to obtain necessary permits to conduct operations.

Production Activities and Saltwater Gathering and Disposal in the Mid-Continent

The Mid-Continent region is located in Oklahoma, the Texas Panhandle, Kansas, and portions of Arkansas, Missouri, and Iowa. It encompasses multiple basins and plays, conventional and unconventional, and contains numerous shallow, low-cost, permeable carbonate reservoirs with decades of production history. The current areas of development are located primarily in the Anadarko and Arkoma Basins. Within these basins, target formations include the Mississippian oil play, Woodford Shale, the Chester and Marmaton formations, Granite Wash, and Fayetteville Shale. As of September 26, 2014, there were approximately 300 active rigs operating in the Mid-Continent and the total resource potential in the region was 28.9 BBoe, according to Wood Mackenzie. Additionally, production in the Mid-Continent averaged approximately 1.54 MMBoe/d in 2013, and is forecast to average 1.71 MMBoe/d in 2014, an 11% increase. We believe the Mid-Continent is characterized by low-risk wells with predictable production profiles that are economic in a variety of commodity price environments, which we believe reduces the likelihood that drilling and completion activities in the area, and accordingly demand for saltwater and gathering disposal, will be negatively impacted by a prolonged contraction in commodity prices.

Wells drilled in the Mid-Continent, and particularly those drilled in the Mississippian oil play, produce high volumes of saltwater per barrel of oil recovered relative to other North American plays, with water cuts in the Mississippian oil play expected to average over 20 to 1 in 2014, according to Wood Mackenzie. Given these high water cuts, saltwater gathering and disposal represents a major component of producers’ cost structure in the Mid-Continent. Our pipeline-based saltwater gathering and disposal assets provide SandRidge and our third-party customers with the most cost-efficient means of handling produced saltwater. We believe the strategic location of our assets in the Mid-Continent will position us to take advantage of the high volumes of saltwater produced as production activity in the Mid-Continent continues to escalate.

As of September 30, 2014, our assets consisted of 1,665 well connections, 443 miles of gathering pipelines and 80 disposal wells, with 1.2 MMbblw/d of disposal capacity, located predominately in the Mid-Continent region, with a particular concentration in the Mississippian oil play of northern Oklahoma and southern Kansas. The scale of our assets and their strategic location in close proximity to concentrated areas of current and expected future production in the Mid-Continent situate us well to gather volumes from drilling activity on acreage adjacent to or near our existing system, or systems we may build or acquire in the future. Further, the majority of saltwater we plan to gather and dispose will ultimately be disposed of in the Arbuckle formation, which is an ideal formation in which to drill disposal wells as it has extensive cavity systems that can extend laterally for tens of miles, providing extremely efficient reservoirs for accepting and trapping high volumes of saltwater at very low pressures. Accordingly, we believe our geographic footprint will be difficult for competitors to replicate and provides us the ability to gather incremental throughput volumes from SandRidge and third parties at a lower capital cost.

BUSINESS

Our Company

We are a growth-oriented, fee-based master limited partnership recently formed by SandRidge Energy, Inc. (NYSE: SD) to own, operate, acquire and develop assets used to gather, process and dispose of saltwater produced alongside oil and natural gas. As of September 30, 2014, our assets consisted of 1,665 well connections, 443 miles of gathering pipelines and 80 disposal wells, with 1.2 MMbblw/d of disposal capacity, through which we gather and dispose of saltwater on a fixed-fee basis. Our assets are located predominately in the Mid-Continent region of the United States, with a particular concentration in the Mississippian oil play of northern Oklahoma and southern Kansas. We also have assets in the Permian Basin in West Texas. Our pipeline-based saltwater gathering and disposal assets provide SandRidge and our third-party customers with the most cost-efficient means of handling produced saltwater. We believe that our strategically located assets and our relationship with SandRidge, which is one of the largest oil and gas producers and most active drillers in the Mid-Continent region, provide us with significant opportunities to generate cash flow growth organically and through acquisitions, including dropdown acquisitions from SandRidge.

We believe that one of our principal strengths is our relationship with SandRidge. During the nine-months ended September 30, 2014, substantially all of the throughput volumes on our saltwater gathering and disposal assets were produced from SandRidge-operated oil and natural gas wells. In connection with the completion of this offering, we will enter into a 10-year saltwater gathering and disposal agreement with SandRidge covering all of the saltwater produced from SandRidge-operated wells connected to our existing saltwater gathering system and any saltwater gathering and disposal assets we acquire or construct in the future. The saltwater gathering and disposal agreement will also provide us the right to lay gathering lines to and gather and dispose of saltwater produced from any additional SandRidge-operated wells completed during the term of the agreement that are located within the Gathering Area. We believe our long-term contractual arrangement with SandRidge will promote stable and predictable cash flows and provide opportunities to increase throughput volumes on our saltwater gathering and disposal systems.

We operate primarily in the Mid-Continent region, and the majority of our assets support production from the Mississippian oil play. The Mid-Continent contains numerous conventional, shallow, low-cost, permeable carbonate reservoirs with decades of production history, which provide SandRidge and other producers in the region with a large inventory of drilling locations that are economic in a variety of commodity price environments. Based on information from Wood Mackenzie, producers are expected to drill approximately 1,000 oil and gas wells targeting the Mississippian oil play in 2014, and forecast to drill over 750 wells per year throughout the remainder of the decade. Additionally, production in the Mid-Continent averaged approximately 1.54 MMBoe/d in 2013, and is forecasted to increase by 11% to 1.71 MMBoe/d in 2014, according to Wood Mackenzie. We believe the Mid-Continent’s predictable production profiles and strong well economics will support the predictability of our cash flows and throughput volumes on our saltwater gathering and disposal systems and will provide significant growth opportunities as production in the Mid-Continent continues to increase.

Oil and gas production is dependent on reliably gathering and disposing of produced saltwater. Oil and gas wells drilled in the Mid-Continent, and particularly those drilled in the Mississippian oil play, produce high volumes of saltwater per barrel of oil recovered relative to other North American plays, with ratios of produced saltwater to recovered oil (exclusive of any natural gas or natural gas liquids), or water cuts, expected to average over 20 to 1 in 2014, according to Wood Mackenzie. Given these high water cuts, saltwater gathering and disposal represents a major component of producers’ cost structure in the Mid-Continent region, and the cost-efficient handling of produced saltwater is a key logistical concern for Mid-Continent producers. We believe our strategically located asset base in the Mid-Continent positions us well to capitalize on opportunities to accelerate our growth, both through SandRidge’s production activities and the addition of new third-party customers.

Throughput volumes on our saltwater gathering and disposal assets were 298,265 Bblw/d and 324,320 Bblw/d for the year ended December 31, 2013 and the nine-months ended September 30, 2014, respectively. We estimate that throughput volumes on our saltwater gathering and disposal assets will average approximately 294,000 Bblw/d and that we will generate pro forma net income of $32.8 million and pro forma EBITDA of $44.7 million during the twelve months ending December 31, 2015. For a discussion of the assumptions and considerations that we believe are significant to our forecasted results, please read “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution for the Twelve-Month Period Ending December 31, 2015—Assumptions and Considerations.”

Our Business Strategies

Our primary business objective is to increase the quarterly distribution we pay our unitholders over time while ensuring the ongoing stability of our business and cash flows. We intend to accomplish this objective by executing the following business strategies:

•	Leverage our relationship with SandRidge. We intend to leverage our relationship with SandRidge to expand our asset base and increase our cash flows through dropdown acquisitions of saltwater gathering and disposal assets from SandRidge and organic expansion of our asset base to support SandRidge’s production activities.

•	Dropdown acquisitions from SandRidge. As of September 30, 2014, the saltwater gathering and disposal assets that SandRidge will retain after this offering included approximately 1,850 well connections, 606 miles of gathering lines and 130 disposal wells, which handled 446 Mbblw/d of throughput for the nine-month period ended September 30, 2014. In addition, we expect that SandRidge will continue to build and retain additional saltwater gathering and disposal assets in support of its active exploration and production operations, including 151 well connections, 46 miles of gathering lines and 6 disposal wells during the last three months of 2014 pursuant to its capital expenditures budget. We anticipate that, pursuant to our right of first offer with SandRidge, we will have the opportunity to make accretive acquisitions from SandRidge of its remaining saltwater gathering and disposal assets located in the Mid-Continent or Permian Basin as of the completion of this offering, as well as assets that we expect SandRidge will construct in the Mid-Continent or Permian Basin following this offering to support its production activities.

•	Leverage our extensive asset base to meet SandRidge’s growing saltwater disposal needs. SandRidge currently has an active drilling program in our area of operations and we expect it to continue its drilling program for the foreseeable future. Accordingly, we anticipate that we will be positioned to increase our throughput volumes and cash flows by gathering saltwater produced from oil and natural gas wells that SandRidge completes pursuant to its robust drilling program.

•	Complete accretive acquisitions from third parties and add new third-party customers. We intend to increase throughput volumes on our gathering and disposal assets and generate cash flow growth through accretive acquisitions from third-parties and the strategic addition of new third-party customers.

•	Acquisitions from third parties. We intend to use our knowledge of, and expertise in, the Mid-Continent and Permian Basin in order to target and efficiently execute economically attractive acquisitions of saltwater gathering and disposal assets from third parties.

•	Acquisition of third-party interests. Certain third parties that own working interests in SandRidge-operated oil and gas wells connected to our system in the Mid-Continent own an aggregate working interest of approximately 27.3% in our Mid-Continent saltwater disposal wells and a right to use our saltwater gathering systems. We believe that opportunities may arise from time to time to acquire the interests of these third parties in our saltwater gathering and disposal assets.

•

Strategically add third-party saltwater disposal customers. The scale of our assets and their strategic location near concentrated areas of current and expected future production make our geographic footprint difficult for competitors to replicate, and thereby provide us the ability to gather incremental throughput volumes at a lower capital cost. We actively market our saltwater gathering and disposal to, and pursue strategic relationships with, third-party producers in order to attract additional volumes and/or expansion opportunities. We believe that our strategically located assets and our experience in designing, permitting, constructing and operating cost-efficient, pipeline-based saltwater gathering and disposal assets will allow us to grow our third-party business through additional well connections and contracted saltwater gathering system construction.

•	Focus on providing pipeline-based saltwater gathering and disposal under long-term, fixed-fee contracts. Substantially all of our revenue is derived from our pipeline-based saltwater gathering and disposal assets. We provide all of our saltwater gathering and disposal to SandRidge and our third-party customers on a fixed-fee basis, and in connection with this offering will enter into a 10-year, fixed-fee saltwater gathering and disposal agreement with SandRidge. We will continue to focus on providing pipeline-based saltwater gathering and disposal, which provides significant cost and logistical advantages to SandRidge and our third-party customers relative to other alternatives, such as trucking. We also intend to continue to pursue long-term, fixed-fee contracts.

•	Selectively expand our geographic scope. While saltwater gathering in the Mid-Continent and the Permian Basin will remain the focus of our business and strategy, we intend to evaluate opportunities to selectively expand into new geographies. Our existing relationships with SandRidge and other customers allow us to follow them into new operating areas where pipeline-based saltwater gathering and disposal is economically efficient. In addition, we may have opportunities to make accretive acquisitions of saltwater gathering and disposal assets in new operating areas from third parties.

Our Competitive Strengths

We believe that we are well-positioned to execute our business strategies by capitalizing on the following competitive strengths:

•	Our affiliation with SandRidge. As the owner of our general partner, which owns all of our incentive distribution rights, or IDRs, and a % limited partner interest in us, we believe SandRidge is incentivized to promote and support our growth plan and to pursue projects that enhance the overall value of our business.

•	Dropdown acquisition opportunities. After the closing of this offering, SandRidge will continue to own a substantial portfolio of saltwater gathering and disposal assets, which included 1,850 well connections, 606 miles of gathering lines and 130 disposal wells as of September 30, 2014 and handled 446 Mbblw/d of throughput for the nine-month period ended September 30, 2014. In addition, we believe SandRidge will continue to build saltwater gathering and disposal assets to support its production growth following the completion of this offering. For example SandRidge plans to construct and retain 151 well connections, 46 miles of gathering lines and 6 disposal wells during the last three months of 2014 pursuant to its capital expenditures budget. We believe we will have opportunities to pursue acquisitions from SandRidge pursuant to our right of first offer with respect to its saltwater gathering and disposal assets located in the Mid-Continent or Permian Basin.

•	The development of the Mid-Continent/Mississippian is a strategic priority for SandRidge. SandRidge owns and operates extensive and contiguous land positions in the core areas of the Mid-Continent, including the Mississippian oil play. We believe we will benefit from SandRidge’s development of the Mid-Continent, as it is a key area of operational focus for SandRidge. As of September 30, 2014, SandRidge’s drilling inventory in the Mid-Continent consisted of over 4,000 identified potential drilling locations that will require saltwater gathering and disposal, over 500 of which were located on acreage covered by our saltwater gathering and disposal agreement with SandRidge. Based on its expected drilling activity, these locations give SandRidge a nine-year drilling inventory in the Mid-Continent.

•	SandRidge’s status as a low-cost leader. SandRidge has implemented operational efficiencies that result in it having some of the lowest per well costs in the Mid-Continent, including (i) its pipeline-based saltwater gathering and disposal systems, (ii) an innovative multilateral drilling program and (iii) its electrical distribution system that provides a cost-efficient alternative to site-generated power across its operational area. We believe these operational efficiencies enhance our cash flow stability by reducing the likelihood that SandRidge’s activity will be impacted by decreases in commodity prices.

•	Experienced management and operating teams. Through our relationship with SandRidge, we will benefit from a significant pool of management talent, strong relationships throughout the energy industry and broad operational, technical and administrative infrastructure. These professionals have significant experience building, permitting and operating assets including saltwater gathering, processing and disposal assets. We believe access to these teams will, among other things, enhance the efficiency of our operations and accelerate our growth.

•	SandRidge’s active hedging program. SandRidge is committed to executing a disciplined hedging strategy to mitigate the effects of commodity price volatility on its cash flows and financial performance. This strategy aims to hedge a significant percentage of its anticipated liquids production at opportunistic prices over a two to three year timeframe. For more information, please see “Management’s Discussion and Analysis of Financial Condition—Qualitative and Quantitative Disclosures About Market Risk.” We believe that SandRidge’s active hedging program will allow its drilling schedule to remain active in a variety of commodity price environments.

•	Stable and predictable cash flows. The structure of our commercial contracts promotes the generation of stable and predictable cash flows. We provide all of our saltwater gathering and disposal to SandRidge and our third-party customers on a fixed-fee basis, and in connection with this offering we will enter into a 10-year, fixed-fee saltwater gathering and disposal agreement with SandRidge. In addition, because we do not rely on the sale of skim oil to generate revenue, we do not have direct exposure to commodity price risk. The nature of our assets also enhances the stability of our cash flows. The majority of our assets provide saltwater gathering and disposal to wells that have produced beyond their initial phase of higher decline rates and are expected to produce saltwater at a predictable and relatively modest declining rate over the remaining life of the wells, which we expect to be in excess of 20 years on average.

•	Strategically located, cost-efficient, pipeline-based assets. Our assets are strategically located to provide cost-efficient, pipeline-based saltwater gathering and disposal to SandRidge and third parties in the Mid-Continent and Permian Basin.

•	Mid-Continent wells produce high volumes of saltwater. Wells drilled in the Mid-Continent, and particularly those drilled in the Mississippian oil play, produce high volumes of saltwater per barrel of oil recovered relative to other North American plays, with water cuts in the Mississippian oil play expected to average over 20 to 1 in 2014, according to Wood Mackenzie. We believe the strategic location of our assets in the Mid-Continent will position us to take advantage of the high volumes of saltwater produced as production activity in the Mid-Continent continues to escalate.

•	Mid-Continent wells are economical in a variety of commodity price environments. We believe the Mid-Continent is characterized by low-risk wells with predictable production profiles and relatively high certainty of economic return. Accordingly, we believe drilling and completion activities in the area, and accordingly demand for our saltwater gathering and disposal, are less likely to be negatively impacted by decreases in commodity prices.

•

Expansive geographic footprint. We believe SandRidge’s pipeline-based saltwater gathering system is the largest such system in the United States. The scale of our assets and their strategic location in close proximity to concentrated areas of current and expected future production in the Mid-Continent and Permian Basin situate us well to gather volumes from drilling activity on acreage adjacent to or near our existing system, or systems we may build or acquire in the future. Accordingly, we believe our geographic footprint will be difficult for competitors to replicate and provides us the ability to gather incremental throughput volumes from SandRidge and third parties at a lower capital cost.

•	Cost-efficient alternative to other means of saltwater gathering. Our pipeline-based saltwater gathering system is designed to process large volumes of saltwater encountered in oil and natural gas production activities in the Mid-Continent and eliminates the high costs and challenges associated with trucking saltwater such as traffic, personnel recruiting and retention and higher maintenance and operating costs.

•	Stacked formations provide additional gathering opportunities with limited incremental investment. Several stacked formations in the Mid-Continent allow producers such as SandRidge to develop additional volumes from the same surface acreage often using existing production equipment. Similarly, acreage located on stacked formations allows us to gather saltwater produced from multiple zones utilizing existing gathering infrastructure at minimal additional cost. Formations in the Mid-Continent include the Upper, Middle and Lower Mississippian as well as the Oswego and Viola plays, the Woodford Shale, the Chester and Marmaton formations, Granite Wash, and Fayetteville Shale.

•	Operational Flexibility. Our pipeline-based saltwater gathering system has the flexibility to transport large volumes of produced saltwater to multiple disposal wells, which allows us to maximize our operational capacity. As a result, we are able to optimize volume throughput and overall system performance while keeping costs down.

•	Financial flexibility and strong capital structure. At the closing of this offering, we expect to have no outstanding indebtedness and undrawn borrowing capacity of $200 million under our new revolving credit facility, allowing us to competitively pursue acquisitions and organic growth opportunities.

Third-Party Interests

In connection with the sale of certain of its working interests in the Mid-Continent in September 2011 and January 2012, SandRidge granted to each of two third parties an aggregate working interest of approximately 27.3% in our saltwater disposal wells in the applicable area of mutual interest (generally defined as the Mid-Continent) and a right to use our saltwater gathering systems, which together allow them to transport on our gathering systems and deposit into our saltwater disposal wells all saltwater produced in respect of their interest in SandRidge operated oil and gas wells. Their working interests in the SandRidge operated oil and gas wells represent approximately 27.3% of the combined working interests of SandRidge and these third parties in these oil and gas wells. Pursuant to the agreements granting these interests to the third parties, they will receive an equivalent interest in any Mid-Continent saltwater gathering and disposal assets that we acquire or construct in the future. Unless otherwise indicated, (i) operating data included in this prospectus, such as throughput volumes, is shown on a net basis to exclude the interests of our third-party partners, and (ii) asset level data included in this prospectus, such as miles of gathering lines, well connections, disposal wells and disposal capacity, is shown on a gross basis. We similarly treat operating data and asset level data relating to saltwater gathering and disposal assets that will be retained by SandRidge following the completion of this offering.

Our Relationship with SandRidge

One of our principal strengths is our relationship with SandRidge. Upon completion of this offering, SandRidge will own 100% of our general partner, which owns all of our incentive distribution rights, and a     % limited partner interest in us. For these reasons, SandRidge is positioned to directly benefit from providing additional saltwater volumes to our system and facilitating dropdown acquisitions and organic growth opportunities.

Our Formation Assets and Assets Retained by SandRidge

As of September 30, 2014, the saltwater gathering and disposal assets that SandRidge will retain after this offering included approximately 1,850 well connections, 606 miles of gathering lines and 130 disposal wells. In addition, we expect that SandRidge will continue to build additional saltwater gathering and disposal assets in support of its active exploration and production operations. During the nine-months ended September 30, 2014, SandRidge constructed 489 well connections, 210 miles of gathering lines and 44 disposal wells to support its production in the Mid-Continent and Permian Basin, and pursuant to its capital expenditures budget, expects to construct and retain an additional 151 well connections, 46 miles of gathering lines and 6 disposal wells during the last three months of 2014. The following table shows asset level data as of September 30, 2014 and net disposal volumes for the three months ended September 30, 2014 for the assets to be contributed to us in connection with this offering and the saltwater gathering and disposal assets to be retained by SandRidge following completion of this offering, as well as information related to SandRidge’s planned construction of saltwater gathering and disposal assets during the last three months of 2014.

	Well Connections	Miles of Pipeline	Disposal Wells	Net Disposal Volumes for the Three Months Ended September 30, 2014 (Mbblw/d)(1)	Projected Net Disposal Volumes for the Twelve Months Ending December 31, 2015 (Mbblw/d)
Partnership Assets:
Mid-Continent	520	408	72	306	280
Permian	1,145	35	8	18	14

Total Partnership Assets	1,665	443	80	324	294
% of Total Partnership and Retained Assets	47%	42%	38%	42%	33%
Retained Assets at SandRidge:
Mid-Continent	972	584	121	435	589
Permian	878	22	9	11	11

Total Retained Assets	1,850	606	130	446	600

Total Partnership and Retained	3,515	1,049	210	770	894

Construction Planned for 4th Quarter of 2014:
Partnership Assets	40	6	3
Retained Assets at SandRidge	111	40	3

(1)	For a description of net volumes and the interests held in our saltwater and gathering assets by certain third parties, see “Business—Third-Party Interests.”
(2)	Please see “Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations” for a discussion of our assumptions in connection with our forecast of our projected results for the twelve months ended December 31, 2015. SandRidge’s projected throughput volumes are based on SandRidge’s publicly available estimated operating data.

We believe we will have significant opportunities pursuant to our right of first offer to make accretive acquisitions of SandRidge’s retained saltwater gathering and disposal assets in the Mid-Continent and the Permian Basin as well as the saltwater gathering and disposal assets SandRidge plans to construct in the future to support its production activities in the Mid-Continent and the Permian Basin.

SandRidge’s Operations

As of December 31, 2013, SandRidge’s total estimated proved oil and gas reserves in the Mid-Continent and Permian Basin were 302.3 MMBoe and 74.3 MMBoe, respectively, of which approximately 63% were proved developed. As of December 31, 2013, SandRidge had approximately 1,858 gross (1,038 net) producing wells and 2.6 million gross (1.8 million net) total acres under lease in the Mid-Continent and approximately 1,896 gross (1,838 net) producing wells, including non-operated wells, and 120,000 gross (95,000 net) total acres under lease in West Texas. SandRidge’s average Mid-Continent production during 2013 represented an increase of 29% as compared to 2012, and its net production in the third quarter of 2014 averaged 67 Mboe/d, an increase of 39% as compared to the same quarter in 2013. The charts below illustrate the significant Mid-Continent production growth achieved by SandRidge since 2010, as well as the volumes of saltwater produced by SandRidge in connection with its oil and gas production activities in the region during that period. We believe we will experience significant increases in well connections and throughput volumes on our systems as SandRidge’s production in the Mid-Continent and Permian Basin continues to increase.

Based on information from Wood Mackenzie, SandRidge is currently one of the most active drillers in the Mid-Continent; as of September 30, 2014, SandRidge was operating 33 rigs, including 29 rigs targeting the Mississippian oil play. As of December 31, 2013, SandRidge’s drilling inventory in the Mid-Continent consisted of over 4,500 potential well locations (over 700 of which were located on acreage covered by our saltwater gathering and disposal agreement). On November 5, 2013, SandRidge announced a 2014 capital expenditures budget of approximately $1.5 billion that provides for the drilling of approximately 640 oil and gas wells, as well as the construction of 210 miles of gathering lines and 50 disposal wells, of which 18 miles of gathering lines and 13 disposal wells will be contributed to us in connection with this offering, to support its production as additional oil and gas wells are completed.

The table below shows gross drilling locations by SandRidge on the acreage covered by our saltwater gathering and disposal agreement (“Partnership Acreage”) and the acreage held by SandRidge that is not covered by our saltwater gathering and disposal agreement (“Excluded Acreage”), in each case as of October 17, 2014. We anticipate that SandRidge’s drilling inventory and robust drilling program will provide us with significant opportunities for growth as SandRidge’s production increases, both through additional connections to SandRidge wells on the Partnership Acreage and dropdown acquisitions of saltwater gathering and disposal assets constructed by SandRidge to support its production activities on the Excluded Acreage.

	Gross Drilling Locations	2014 Estimated
		Acreage
Partnership Acreage:
Mid-Continent	616	293,760
West Texas	769	9,527
Excluded Acreage	4,451	1,416,322

Total	5,836	1,719,730

Contractual Arrangements with SandRidge

Saltwater Gathering and Disposal Agreement

In connection with the completion of this offering, we will enter into a 10-year saltwater gathering and disposal agreement with SandRidge pursuant to which we will have the right to gather and dispose all saltwater produced from SandRidge-operated wells that are connected to our existing saltwater gathering system and any saltwater gathering and disposal assets we acquire or construct in the future. In addition, the saltwater gathering and disposal agreement will provide us the option to lay gathering lines and gather and dispose of saltwater produced from any additional SandRidge-operated wells completed during the term of the agreement that are located within the Gathering Area. Under the saltwater gathering and disposal agreement, we will receive a fee of $0.60 per barrel of saltwater delivered by SandRidge into our saltwater gathering system, and such fee will be subject to an adjustment mechanism that will escalate the fee annually according to the annual Final Demand PPI, as published by the Bureau of Labor Statistics. The saltwater gathering and disposal agreement will also provide SandRidge with the right to require us, subject to us having available capacity on our system, to lay gathering lines and dispose of water produced from any additional SandRidge-operated wells completed during the term of the agreement that are located within the Gathering Area. Further, SandRidge will have the right to reclaim, for no additional charge, volumes of produced water after such volumes have entered our gathering system, but prior to such volumes entering our disposal wells, for use in its exploration and production activities. The exercise of this right will not impact the gathering fee received by us for volumes reclaimed from our systems.

Omnibus Agreement

In connection with this offering, we will enter into an omnibus agreement with SandRidge, pursuant to which, among other things, SandRidge will agree and will cause its affiliates to agree, for so long as SandRidge or its affiliates, individually or as a part of a group, control our general partner, that if SandRidge or any of its affiliates decide to attempt to sell (other than to another affiliate of SandRidge) (i) any saltwater gathering and disposal assets owned by SandRidge as of the completion of this offering that are located in the Mid-Continent or Permian Basin and (ii) any additional saltwater gathering and disposal assets constructed or acquired by SandRidge in the Mid-Continent or Permian Basin following the completion of this offering ((i) and (ii) collectively, the “ROFO Assets”), SandRidge or its affiliate will notify us of its desire to sell such ROFO Assets and, prior to selling such ROFO Assets to a third-party, will negotiate with us exclusively and in good faith for a period of 30 days in order to give us an opportunity to enter into definitive documentation for the purchase and sale of such ROFO Assets on terms that are mutually acceptable to SandRidge or its affiliate and us. If we and SandRidge or its affiliate have not entered into a letter of intent or a definitive purchase and sale agreement with respect to such ROFO Asset within such 30-day period, or if any such letter of intent or agreement is entered into but subsequently terminated, SandRidge or its affiliate may, at any time during the succeeding 150 day period, enter into a definitive transfer agreement with any third party with respect to such ROFO Assets on terms and conditions that, when taken as a whole, are superior, in the good faith determination of SandRidge or its affiliate, to those set forth in the last written offer we had proposed during negotiations with SandRidge or its affiliate, and SandRidge or its affiliate has the right to sell such ROFO Asset pursuant to such transfer agreement.

Operating Agreement

In connection with the completion of this offering, we will enter into a 10-year operating agreement with SandRidge, pursuant to which SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third-party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs. We expect our operating costs will consist of the cost of equipment rental, labor, workovers and power, among other general operating costs. For additional information, please read “Certain Relationships and Related Transactions—Other Contractual Relationships with SandRidge—Operating Agreement.”

Services Agreement

Pursuant to the services agreement, SandRidge will, or will cause its affiliates to, perform centralized corporate, general and administrative services for us, such as legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering. Our services agreement requires us to reimburse SandRidge for direct general and administrative expenses incurred by SandRidge for the provision of the above services. Our services agreement also provides that we will pay SandRidge a fixed-fee of $1.25 million per year as an allocation of indirect general and administrative expenses attributable to our business. Additionally, we will reimburse SandRidge for a portion of the compensation expense paid to employees of SandRidge that spend time managing and operating our business. The expenses of executive officers and non-executive employees will be allocated to us based on the amount of time spent managing our business and operations. The reimbursements to our general partner and SandRidge will be made prior to cash distributions to our common unitholders. We anticipate reimbursement to SandRidge and its affiliates will vary with the size and scale of our operations, among other factors. We currently anticipate these reimbursable expenses will be approximately $7.1 million for the twelve months ending December 31, 2015 based on our current operations, which includes $2.5 million of direct general and administrative expenses that we expect SandRidge to incur on our behalf on an ongoing basis as a result of us becoming a publicly traded partnership. For more information about such fees and services, please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement.”

Competition

Following the completion of this offering, we will not compete with SandRidge or third parties for the portion of saltwater produced by SandRidge that is covered by our saltwater gathering and disposal agreement. However, we will face competition in attracting third-party volumes to our saltwater gathering and disposal systems. In addition, other than as contractually obligated, SandRidge and third parties may develop their own saltwater gathering and disposal systems in lieu of employing our assets.

Seasonality

Seasonal weather conditions and lease stipulations can limit oil and natural producers’ drilling and producing activities and other oil and natural gas operations in a portion our operating areas. Production generated by SandRidge and our third-party customers can be affected by extreme weather conditions, which are unpredictable and generally occur more frequently in the winter. In turn, the volumes of saltwater that we handle, and accordingly our financial performance, is impacted by seasonal fluctuations in the amount of oil and natural gas produced by SandRidge and our third-party customers.

Insurance

We carry a variety of insurance coverages for our operations. However, our insurance may not be sufficient to cover any particular loss or may not cover all losses, and losses not covered by insurance would increase our costs. Also, insurance rates are subject to fluctuation, so future insurance coverage could increase our costs. In addition, some forms of insurance may become unavailable in the future or unavailable on terms that are economically acceptable, which could result in less coverage, increases in costs or higher deductibles and retentions.

Saltwater and natural resource-related solid waste disposal involves several hazards and operational risks, including environmental damage from leaks, spills or vehicle accidents. To address the hazards inherent to our saltwater gathering and disposal business, our insurance coverage includes commercial general liability, employer’s liability, commercial automobile liability, sudden and accidental pollution and other coverage. Coverage for environmental and pollution-related losses is subject to significant limitations and is commonly excluded on such policies.

Environmental and Occupational Health and Safety Matters

Our operations and the operations of our customers are subject to numerous federal, state and local environmental laws and regulations relating to worker health and safety, the discharge of materials and environmental protection. These laws and regulations may, among other things, require the acquisition of permits for regulated activities; govern the amounts and types of substances that may be released into the environment in connection with our operations; restrict the way we handle or dispose of wastes; limit or prohibit our or our customers’ activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; require investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; and impose specific standards addressing worker protections. Numerous governmental agencies issue regulations to implement and enforce these laws, for which compliance is often costly and difficult. The violation of these laws and regulations may result in the denial or revocation of permits, issuance of corrective action orders, assessment of administrative and civil penalties and even criminal prosecution.

We do not anticipate that compliance with existing environmental and occupational health and safety laws and regulations will have a material effect on our financial statements. While we may occasionally receive citations from environmental regulatory agencies for minor violations, such citations may be issued in the ordinary course of our business and have not been material to our operations. However, it is possible that substantial costs for compliance or penalties for non-compliance may be incurred in the future. It is also possible that other developments, such as the adoption of stricter environmental laws, regulations and enforcement policies, could result in additional costs or liabilities that we cannot currently quantify. Moreover, changes in environmental laws could limit our customers’ businesses or encourage our customers to handle and dispose of natural resource-related wastes in other ways, which, in either case, could reduce the demand for our saltwater gathering and disposal and adversely impact our business.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations, as amended from time to time, to which our business operations and the operations of our customers are subject and for which compliance in the future may have a material adverse impact on our capital expenditures, results of operations, or financial position.

Hazardous substances and wastes. Our operations are subject to environmental laws and regulations relating to the management and release of hazardous substances, non-hazardous wastes, hazardous wastes and petroleum hydrocarbons. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict joint and several liability for the investigation and remediation of affected areas where hazardous substances may have been released or disposed. For instance the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. We handle materials that may be regulated as hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of our ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment. Under such laws, we could be required to remove previously disposed substances and wastes (including substances disposed of or released by prior owners or operators) or remediate contaminated property (including groundwater contamination, whether from prior owners or operators or other historical activities or spills). These laws may also require us to conduct natural resource damage assessments and pay penalties for such damages. It is not uncommon for neighboring landowners and other third-parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. These laws and regulations may also expose us to liability for our acts that were in compliance with applicable laws at the time the acts were performed.

We also accept for disposal non-hazardous and hazardous solid wastes that are subject to the requirements of the Resource Conservation and Recovery Act, or RCRA, and comparable state statutes. RCRA regulates both non-hazardous and hazardous solid wastes, but it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous solid wastes. Most E&P waste, including certain waste contaminated with naturally occurring radioactive material, or NORM, if properly handled, is exempt from regulation as a hazardous solid waste under RCRA. However, it is possible that certain E&P waste now classified as non-hazardous solid waste and exempt from treatment as hazardous solid wastes may in the future be designated as “hazardous solid wastes” under RCRA or other applicable statutes. For example, in September 2010, a nonprofit environmental group filed a petition with the U.S. Environmental Protection Agency, or EPA, requesting reconsideration of the RCRA E&P waste exemption. To date, the EPA has not taken any action on the petition. If the RCRA E&P waste exemption is repealed or modified, we could become subject to more rigorous and costly operating and disposal requirements.

In the course of our operations, some of our storage and process vessels, piping and work areas may be exposed to NORM associated with crude oil and natural gas production. NORM-contaminated scale deposits and other accumulations exhibiting trace levels of naturally occurring radiation in excess of established state standards are subject to special handling and disposal requirements, and any storage and process vessels, piping and work areas affected by NORM may be subject to remediation or restoration requirements. It is possible that we may incur costs or liabilities associated with elevated levels of NORM.

Subsurface Injections. Our underground injection operations are subject to the Safe Drinking Water Act, or SDWA, as well as analogous state laws and regulations. Under the SDWA, the EPA established the Underground Injection Control, or UIC, program, which established the minimum program requirements for state and local programs regulating underground injection activities. The UIC program includes requirements for permitting, testing, monitoring, record keeping and reporting of injection well activities, as well as a prohibition against the migration of fluid containing any contaminant into underground sources of drinking water. State regulations require us to obtain a permit from the applicable regulatory agencies to operate our underground injection wells.

Although we monitor the injection process of our wells, any leakage from the subsurface portions of the injection wells could cause degradation of fresh groundwater resources, potentially resulting in suspension of our UIC permit, issuance of fines and penalties from governmental agencies, incurrence of expenditures for remediation of the affected resource and imposition of liability by third-parties claiming damages for alternative water supplies, property damages and personal injuries. In addition, our sales of residual crude oil collected as part of the saltwater injection process may impose liability on us in the event that the entity to which the crude oil was transferred fails to manage and, as necessary, dispose of residual crude oil in accordance with applicable environmental and occupational health and safety laws.

Our customers are also subject to these same environmental laws and regulations. While these requirements create a need for assets such as our own, other waste laws and regulations could have the opposite effect. For instance, some states, including Texas, have considered laws mandating the recycling of flowback and produced water. If such laws are passed, our customers may divert some saltwater to recycling operations that may have otherwise been disposed of at our facilities.

Water discharges. The Federal Water Pollution Control Act, referred to as the Clean Water Act, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters as well as waters of the United States and impose requirements affecting our ability to conduct activities in waters and wetlands. Pursuant to the Clean Water Act and analogous state laws, permits must be obtained to discharge pollutants into state waters or waters of the United States, and permits or coverage under general permits must also be obtained to authorize discharges of storm water runoff from certain types of industrial facilities. The Clean Water Act and regulations implemented thereunder also prohibit the discharge of dredge and fill material into regulated waters, including jurisdictional wetlands, unless authorized by an appropriately issued permit. Spill prevention, control and countermeasure requirements of federal laws require appropriate containment berms and similar structures to help prevent the contamination of regulated waters in the event of a hydrocarbon storage tank spill, rupture or leak. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. We believe that compliance with existing permits and regulatory requirements under the Clean Water Act and state counterparts will not have a material adverse effect on our business. Future changes to permits or regulatory requirements under the Clean Water Act, however, could adversely affect our business.

The Oil Pollution Act of 1990, or OPA, amends the Clean Water Act and sets minimum standards for prevention, containment and cleanup of oil spills. The OPA applies to vessels, offshore facilities, and onshore facilities, including exploration and production related facilities that may affect waters of the United States. Under OPA, responsible parties including owners and operators of onshore facilities may be held strictly liable for oil cleanup costs and natural resource damages as well as a variety of public and private damages that may result from oil spills affecting regulated waters.

Air emissions. The federal Clean Air Act, or CAA, and comparable state laws, regulate emissions of various air pollutants through air emissions standards, construction and operating permitting programs and the imposition of other compliance requirements. These laws and regulations may require us to obtain pre-approval for the construction or modification of certain projects or facilities expected to resulting in the emission of new or increased existing air pollutants, obtain and strictly comply with stringent air permit requirements or utilize specific equipment or technologies to control emissions of certain pollutants. The need to obtain permits has the potential to delay the expansion of our projects as well as our customers’ development of oil and natural gas projects. Over the next several years, we and our customers may be required to incur certain capital expenditures for air pollution control equipment or other air emissions related issues. For example, on August 16, 2012, the EPA published final rules under the CAA that subject oil and natural gas production, processing, transmission and storage operations to regulation under the New Source Performance Standards, or NSPS, and National Emission Standards for Hazardous Air Pollutants, or NESHAP, programs. With regards to our operations, these final rules, among other things, require monitoring of connectors, pumps, pressure relief devices and open-ended lines as well as establish requirements regarding emissions from wet seal and reciprocating compressors, specified pneumatic controllers, and certain storage vessels that are located at certain facilities, including gathering systems and boosting facilities. In addition, with respect to our customers, these rules also seek to reduce volatile organic compound emissions from certain fractured and refractured gas wells for which well completion operations are conducted and, for certain of those wells, also require the use of reduced emission completions, also known as “green completions,” with or without combustion devices, after January 1, 2015. Compliance with these requirements could increase our costs of operation, which costs could be significant. Moreover, these requirements may increase the costs to our customers of developing and producing petroleum hydrocarbons, which could lead to reduced operations by these customers and, as a result, may have an indirect and adverse effect on the amount of oilfield waste delivered to our facilities by our customers.

Climate change. In December 2009, the EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases, or GHGs, present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations under the existing provisions of the CAA that, among other things, establish GHG emission limits from motor vehicles as well as establish construction and operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions. Facilities required to obtain operating permits for their GHG emissions will be required to meet “best available control technology” standards established by the states or, in some instances, by the EPA on a case-by-case basis. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore production facilities and onshore processing, transmission and storage facilities in the United States on an annual basis.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce emissions of GHGs in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. The adoption of any legislation or regulations that requires reporting of GHGs or otherwise restricts emissions of GHGs from our or our customers’ equipment and operations could require us or our customers to incur significant added costs to reduce emissions of GHGs or could adversely affect demand for our saltwater gathering and disposal. Moreover, if Congress undertakes comprehensive tax reform in the coming year, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products, which could adversely affect the saltwater gathering and disposal we provide. Finally, some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate change that could have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if such effects were to occur, they could have an adverse effect on our or our customers operations.

Hydraulic fracturing. We do not conduct hydraulic fracturing operations, but we do provide treatment, recycling and disposal with respect to the fluids used and wastes generated by our customers in such operations, which are often necessary to drill and complete new wells and maintain existing wells. It is customary to recover natural gas from deep shale formations through the use of hydraulic fracturing, combined with sophisticated horizontal drilling. Hydraulic fracturing involves the injection of water, sand and chemical additives under pressure into rock formations to stimulate gas production. The process is typically regulated by state oil and gas commissions, but the EPA and other federal agencies have asserted regulatory authority over certain aspects of hydraulic fracturing. For example, in May 2014, the EPA issued an Advanced Notice of Proposed Rulemaking seeking public comment on its plans to develop and issue regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing, and the EPA expects to propose federal Clean Water Act regulations by early 2015 governing wastewater discharges from hydraulic fracturing. Also, in February 2014, the Bureau of Land Management proposed revised regulations applicable to hydraulic fracturing conducted on federal and Indian oil and gas leases. In addition, Congress has from time to time considered the adoption of legislation to provide for federal regulation of hydraulic fracturing. At the state level, a growing number of states, including Texas and Oklahoma, where we operate, have adopted, and other states are considering adopting, legal requirements that could impose more stringent permitting, disclosure or well construction requirements on hydraulic fracturing activities. In addition, local governments may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. While we do not conduct hydraulic fracturing, if new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where our customers operate, those customers could incur potentially significant added costs to comply with such requirements and experience delays or curtailment in the pursuit of exploration, development or production activities, which could reduce demand for our saltwater gathering and disposal.

Further, several federal governmental agencies have conducted or are conducting reviews and studies on the environmental aspects of hydraulic fracturing activities, including the White House Council on Environmental Quality, the EPA and the U.S. Department of Energy. In particular, the EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with a first progress report outlining work currently underway by the agency released in December 2012 and a draft report drawing conclusions about hydraulic fracturing on drinking water resources expected to be available for public comment and peer review in early 2015. These studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing

Endangered species. The Endangered Species Act, or ESA and analogous state laws, restrict activities that may affect endangered or threatened species or their habitats. To the extent species that are listed under the ESA or similar state laws live in the areas where our operations and our customers’ operations are conducted, our and our customers’ abilities to conduct or expand operations and construct facilities could be limited or could force us to incur significant additional costs. In addition, as a result of a settlement approved by the U.S. District Court for the District of Columbia in September 2011, the U.S. Fish and Wildlife Service, or FWS, is required to make a determination on the listing of numerous other species as endangered or threatened under the ESA by the end of the Service’s 2017 fiscal year. For example, on March 27, 2014 the FWS listed the lesser prairie chicken as a threatened species under the ESA. The natural habitat of the lesser prairie chicken is in a five-state region, including Texas and Oklahoma, where we and our customers operate. The designation of previously unidentified endangered or threatened species could indirectly cause us to incur additional costs or cause our customers’ operations to become subject to operating restrictions or bans or limit future development activity in affected areas, which developments could reduce demand for our saltwater gathering and disposal.

Occupational Safety and Health Act. We are subject to the requirements of the Occupational Safety and Health Act, or OSHA, and comparable state laws that regulate the protection of employee health and safety. In addition, OSHA’s hazard communications standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens. These laws and regulations are subject to frequent changes. Failure to comply with these laws could lead to the assertion of third-party claims against us, civil and/or criminal fines and changes in the way we operate our facilities that could have an adverse effect on our financial position.

Headquarters

Our corporate headquarters are located at 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma.

Employees

We do not have any employees. The officers of our general partner, the majority of whom are also officers of SandRidge, will manage our operations and activities. All of the employees that conduct our business are employed by SandRidge and its affiliates. Following the completion of this offering, we expect that our general partner and its affiliates will have approximately four employees performing services for our operations, and appropriate costs will be allocated to us. We believe that our general partner and its affiliates have a satisfactory relationship with those employees.

Legal Proceedings

Our operations are subject to a variety of risks and disputes normally incident to our business. As a result, we may, at any given time, be a defendant in various legal proceedings and litigation arising in the ordinary course of business. However, we are not currently subject to any material litigation.

We maintain insurance policies with insurers in amounts and with coverage and deductibles that we, with the advice of our insurance advisors and brokers, believe are reasonable and prudent. We cannot, however, assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices.

MANAGEMENT

Management of MidCon Midstream, LP

We are managed and operated by the board of directors and executive officers of our general partner, which will be our general partner upon the consummation of this offering. SMM GP is wholly owned by SandRidge. Some of our officers and a majority of our directors are also officers and directors of SandRidge. Neither our general partner nor its board of directors will be elected by our unitholders. SandRidge is the sole member of our general partner and will have the right to appoint our general partner’s entire board of directors, including at least three independent directors meeting the independence standards established by the NYSE. At least one of our independent directors will be appointed prior to the date our common units are listed for trading on the NYSE. Our unitholders will not be entitled to directly participate in our management or operations. Our general partner owes certain contractual duties to our unitholders as well as a fiduciary duty to its owners.

Upon the closing of this offering, we expect that our general partner will have      directors. The NYSE does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by the NYSE and the Exchange Act, subject to certain transitional relief during the year following this offering, which will require us to have at least one independent member on the audit committee by the date our common units first trade on the NYSE (the “Trade Date”), a majority of independent members within ninety days of the Trade Date and a fully independent audit committee within one year of the Trade Date.

In evaluating director candidates, SandRidge will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

Most of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of SandRidge. The amount of time that our executive officers will devote to our business and the business of SandRidge will vary in any given year based on a variety of factors. Our executive officers intend, however, to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Following the consummation of this offering, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf under our partnership agreement. In addition, under our services agreement, we will reimburse SandRidge for all direct general and administrative expenses incurred by SandRidge on our behalf, pay a fixed-fee for the allocation of indirect general and administrative expenses attributable to our business and reimburse SandRidge for a portion of the compensation expense paid to employees of SandRidge that spend time managing and operating our business. In addition, pursuant to our operating agreement, SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third-party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs. Except to the extent specified under our services agreement or our operating agreement, there is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed and our general partner will determine the expenses that are allocable to us in good faith under the terms of our partnership agreement. Please read “Certain Relationships and Related Transactions—Other Contractual Relationships with SandRidge—Operating Agreement” and “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement.”

Executive Officers and Directors of Our General Partner

The following table shows information for our executive officers and directors. Directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. There are no family relationships among any of our directors or executive officers. A majority of our directors and some of our executive officers also serve as executive officers of SandRidge.

Name	Age	Position With Our General Partner
James D. Bennett	44	Chairman and Chief Executive Officer
Kevin C. Clement	56	President and Director
John M. Brawley	32	Vice President and Chief Financial Officer
Philip T. Warman	43	Senior Vice President, General Counsel, Corporate Secretary and Director
Eddie M. LeBlanc III	66	Chief Accounting Officer and Director

James D. Bennett has served as Chief Executive Officer and Chairman of the Board of Directors of our general partner since April 2014. Mr. Bennett also served as Chief Executive Officer and President of SandRidge since June 2013. Prior to that he served as President and Chief Financial Officer of SandRidge since March 2013 and Executive Vice President and Chief Financial Officer since January 2011. From 2010 until he joined SandRidge, he was Managing Director for White Deer Energy, a private equity fund focused on the exploration and production, oilfield service and equipment, and midstream sectors of the oil and gas industry. From 2006 to December 2009, Mr. Bennett was employed by GSO Capital Partners L.P. where he served in various capacities, including as its Managing Director. Mr. Bennett graduated with a Bachelor of Business Administration degree with a major in Finance from Texas Tech University in 1993. Mr. Bennett has served on the board of directors of the general partner of Cheniere Energy Partners L.P. and PostRock Energy Corporation. Mr. Bennett’s qualifications to serve as a director include his extensive experience in the banking and energy industries. Mr. Bennett has held various executive positions at SandRidge and has been a director of numerous financial institutions and energy companies. We believe Mr. Bennett’s extensive experience leading management teams in the energy industry provides him with valuable knowledge and expertise that will suit him to serve as director of our general partner.

Kevin C. Clement was appointed as President and as a Director of our general partner in October 2014. Mr. Clement was appointed Executive Vice President of SandRidge in October 2014. Prior to joining SandRidge, Mr. Clement served as Vice President of SemOperating G.P., L.L.C. and President of SemStream, L.P. and SemGas, L.P. from 2005 to October 2013. From 2005 to 2009, Mr. Clement also served in various capacities at SemStream, L.P., including Chief Operating Officer and President and Chief Executive Officer. From 2009 to 2013, he was President and Chief Operating Officer of SemMaterials, L.P. Mr. Clement began his career at Koch Industries, where he served for 23 years, holding various positions of increasing responsibilities in the natural gas liquids, refined products, and finance divisions—the last ten (1995-2005) as Vice President, Western Region—Koch Materials. Until joining SandRidge Mr. Clement served on the Board of Directors at NGL Energy Partners LP and holds a Bachelor of Business Administration in Marketing from Wichita State University. Mr. Clement’s qualifications to serve as director include his over 30 years of experience in the energy industry, including years of service in executive roles and prior experience as a director. We believe Mr. Clement’s considerable experience will provide our board of directors with valuable insight and leadership, making Mr. Clement a key addition to the board of directors of our general partner.

John M. Brawley has served as Vice President and Chief Financial Officer of our general partner and as Vice President of SandRidge since November 2014. From November 2013 until joining SandRidge, Mr. Brawley served in various capacities at Miller Energy Resources, Inc., including as its Chief Financial Officer and as a consultant. From September of 2010 until he joined Miller Energy Resources, Inc., Mr. Brawley was at Guggenheim Partners, LLC as a consultant and became the co-head of their Houston office where he managed their mezzanine energy portfolio and provided energy expertise for their high yield and syndicated loan portfolios. From May to July of 2010 Mr. Brawley served as a Vice President in energy investment banking at

Morgan Keegan & Company, Inc., and from December of 2006 to May of 2010 Mr. Brawley served as an independent corporate financial consultant to various companies including ATP Oil & Gas. Prior to his role as a corporate financial consultant, Mr. Brawley was an energy investment banking analyst at Lehman Brothers. He holds a Bachelor of Arts in Biological Sciences and Economics, and a Masters of Business Administration, all from Rice University.

Philip T. Warman has served as Senior Vice President, General Counsel, Corporate Secretary and as a director of our general partner since April 2014. Mr. Warman has served as Senior Vice President and General Counsel of SandRidge since August 2010. He also serves as SandRidge’s Corporate Secretary. Prior to joining SandRidge, Mr. Warman was the Associate General Counsel for SEC and finance matters for Spectra Energy Corporation from January 2007 through July 2010. From 1998 through 2006 he practiced law as a corporate finance attorney with Vinson & Elkins, LLP in Houston, Texas. Mr. Warman earned a Bachelor of Science in Chemical Engineering from the University of Houston in 1993 and graduated from the University of Texas School of Law in 1998. Mr. Warman’s qualifications to serve as a director include his 15 years of experience assisting publicly held companies in the legal industry, including his experience as General Counsel for SandRidge. Through his current and former service as counsel for other public companies in the energy industry, he brings leadership, regulatory experience and corporate management experience to the board of directors of our general partner.

Eddie M. LeBlanc III has served as Chief Accounting Officer and as a director of our general partner since April 2014. Mr. LeBlanc has served as Executive Vice President and Chief Financial Officer of SandRidge since July 2013. Prior to joining SandRidge, he served as Chief Financial Officer at each of East Resources Inc. (2010 – 2013), PostRock Energy Corporation (2009 – 2010), Ascent Energy Company (2003 – 2007), Range Resources Corporation (2000 – 2003), and Coho Energy, Inc. (1995 – 1999). Previously in his career, Mr. LeBlanc served in senior positions at other diversified energy companies and as an auditor with Ernst & Ernst. He holds a Bachelor of Science in Business Administration from the University of Louisiana at Lafayette and is a Certified Public Accountant and a Chartered Financial Analyst. Mr. LeBlanc’s qualifications to serve as a director include his vast experience in the energy industry assisting with financial and accounting matters. We believe Mr. LeBlanc’s extensive background providing financial and accounting advice to energy companies will add valuable expertise to the board of directors of our general partner.

Committees of the Board of Directors

We expect that the board of directors of our general partner will have an audit committee and a conflicts committee. We do not expect that we will have a compensation committee, but rather that our board of directors will approve equity grants to directors and employees.

Audit Committee

Our general partner will establish an audit committee prior to the completion of this offering. Rules implemented by the NYSE and SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act, subject to transitional relief during the year following this offering. As required by the rules of the SEC and listing standards of the NYSE, the audit committee will consist solely of independent directors, subject to transitional relief. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our board of directors believes              satisfies the definition of “audit committee financial expert.”

This committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements. We expect to adopt an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE.

Conflicts Committee

At least two independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is adverse to the interest of the partnership. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, including SandRidge, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

EXECUTIVE COMPENSATION

We and our general partner were formed in 2014 and will not have operations until the closing of this offering. Accordingly, our general partner will not have accrued any obligations with respect to compensation for its executive officers for any periods prior to the closing of this offering.

We do not directly employ any of the persons responsible for managing our business. Instead, we are managed by our general partner, the executive officers of which are employees of SandRidge. Prior to the completion of this offering, we will enter into a services agreement with SandRidge, pursuant to which, among other things, SandRidge will make available to our general partner the services of the SandRidge employees who will serve as the executive officers of our general partner. Pursuant to the applicable provisions of our partnership agreement, we will reimburse our general partner for compensation-related expenses attributable to the SandRidge employees, including executive officers, who provide services to us or on our behalf based on the amount of time they spend providing such services.

Following the closing of this offering, the executive officers of our general partner will continue to participate in SandRidge’s compensation and benefit plans and programs, including plans and programs that may be established in the future. In addition, except with respect to awards granted under our long-term incentive plan, which is described in more detail below under the heading “—Long-Term Incentive Plan,” the executive officers of our general partner will not receive separate amounts of compensation for their services provided to us pursuant to the services agreement and neither we nor our general partner will provide any input on compensation amounts to be paid to them. Rather, their compensation (other than awards under our long-term incentive plan described below) will be determined and approved by SandRidge.

Long-Term Incentive Plan

Prior to the completion of this offering, our general partner intends to adopt the MidCon Midstream, LP Long-Term Incentive Plan, or the LTIP, pursuant to which directors, executive officers, certain employees and certain consultants of our general partner and its affiliates will be eligible to receive awards with respect to our common units. The description of the LTIP set forth below is a summary of the material anticipated features of the LTIP. This summary, however, does not purport to be a complete description of all of the provisions of the LTIP and is qualified in its entirety by reference to the LTIP, the form of which will be filed as an exhibit to this registration statement.

The LTIP will provide for the grant, from time to time, at the discretion of the board of directors of our general partner, of unit options, unit appreciation rights, restricted units, phantom units, unit awards, distribution equivalent rights (“DERs”) or other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, an aggregate of 380,000 common units may be delivered pursuant to awards under the LTIP. Units subject to awards that are forfeited, cancelled, exercised, paid or otherwise terminated without the delivery of units will be available for delivery pursuant to other awards under the LTIP. The LTIP will be administered by the board of directors of our general partner or a committee thereof, either of which we refer to herein as the “committee.” The LTIP will be designed to promote our interests, as well as the interests of our unitholders, by rewarding the directors, executive officers, employees and consultants of our general partner and its affiliates for superior performance, as well as by strengthening our general partner’s and its affiliates’ abilities to attract, retain and motivate individuals who are essential for our growth and profitability.

Unit Options and Unit Appreciation Rights

The LTIP will permit the grant of unit options and unit appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units as of the exercise date over a specified exercise price, either in cash or in common units, as determined in the discretion of the committee. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the committee may determine, consistent with the terms of the LTIP; however, the exercise price of a unit option or unit appreciation right generally must be equal to or greater than the fair market value of a common unit on the date of grant.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the participant holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the participant to receive a common unit (or such greater or lesser number of common units as may be provided pursuant to the applicable award agreement) upon the vesting of the phantom unit (or on a deferred basis upon specified future dates or events) or, in the discretion of the committee, cash equal to the fair market value of a common unit (or such greater or lesser number of common units). The committee may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the committee may determine are appropriate, including the period over which restricted or phantom units will vest. The committee may, in its discretion, base vesting on the participant’s completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The committee, in its discretion, may also grant tandem DERs with respect to phantom units. DERs are described in more detail below.

Unit Awards

A unit award is an award of common units that are fully vested upon grant and are not subject to forfeiture. Unit awards may be paid in addition to, or in lieu of, cash or other compensation that would otherwise be payable to a participant. A unit award may be wholly discretionary in amount or it may be paid with respect to a bonus or other incentive compensation award, the amount of which is determined based on the achievement of performance criteria or other factors.

Distribution Equivalent Rights

The committee is authorized to grant DERs either in tandem with an award or as a separate award. DERs are contingent rights to receive an amount in cash, common units, restricted units, phantom units or any combination thereof, as determined by the committee in its discretion, equal to the cash distributions made on our common units during the period in which such award remains outstanding. The terms and conditions applicable to DERs will be determined by the committee and set forth in an award agreement.

Other Unit-Based Awards

The LTIP will also permit the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of an other unit-based award may be based on a participant’s continued service, the achievement of specified performance criteria or other measures. On vesting (or on a deferred basis upon specified future dates or events), an other unit-based award may be paid in cash and/or in units, as determined by the committee.

Source of Common Units; Cost; Proceeds

Common units to be delivered with respect to awards under the LTIP may consist, in whole or in part, of common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us, one of our affiliates or any other person, new common units otherwise issuable by us or any combination of the foregoing, as determined by the committee in its discretion. With respect to awards made to directors, executive officers, employees and consultants of our general partner and its affiliates, our general partner will be entitled to reimbursement by us for the cost incurred in acquiring such common units or, with respect to unit options, for the difference between the cost it incurs in acquiring these common units and the proceeds it receives from a participant at the time of the participant’s exercise of an option. Thus, we will bear the cost of all awards under the LTIP. If we issue new common units with respect to these awards, the total number of common units outstanding will increase, and our general partner will remit the proceeds it receives from a participant, if any, upon exercise of an award to us. With respect to any awards settled in cash by our general partner, our general partner will be entitled to reimbursement by us for the amount of the cash settlement.

Amendment or Termination of LTIP

The committee, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The LTIP will automatically terminate on the 10th anniversary of the date it is initially adopted by our general partner. The committee also has the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially reduce the benefit of a participant without the consent of the affected participant.

Director Compensation

The executive officers or employees of our general partner or of SandRidge who also serve as directors of our general partner do not receive additional compensation for such service. Our general partner anticipates that its directors who are not also executive officers or employees of our general partner or of SandRidge will receive compensation for their service on our general partner’s board of directors and committees thereof. The amount and form of such compensation has not yet been determined. Each non-employee director will be reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors or its committees. Each director will be fully indemnified by us for actions associated with serving as a director to the fullest extent permitted under Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units and subordinated units of MidCon Midstream, LP that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

•	our general partner;

•	beneficial owners of 5% or more of our common units;

•	each director and named executive officer; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the address for each beneficial owner listed below is 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Subordinated Units Beneficially Owned	Percentage of Subordinated Units Beneficially Owned	Percentage of Common and Subordinated Units Beneficially Owned
SandRidge Exploration and Production, LLC		%		100%	%
SandRidge Midcon Midstream GP, LLC	—	—	—	—	—
James D. Bennett	—	—	—	—	—
Kevin C. Clement	—	—	—	—	—
John M. Brawley	—	—	—	—	—
Philip T. Warman	—	—	—	—	—
Eddie M. LeBlanc III	—	—	—	—	—
All directors and executive officers as a group (5 persons)	—	—	—	—	—

The following table sets forth the number of shares of common stock of SandRidge owned by each of the named executive officers and directors of our general partner and all directors and executive officers of our general partner as a group as of                     , 2014:

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
James D. Bennett		%
Kevin C. Clement		%
John M. Brawley		%
Philip T. Warman		%
Eddie M. LeBlanc III		%
All directors and executive officers as a group (5 persons)	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After this offering, assuming that the underwriters do not exercise their option to purchase additional common units, SandRidge will own common units and              subordinated units representing an aggregate approximately     % limited partner interest in us. SandRidge will also own and control (and appoint all the directors of) our general partner, which will own a non-economic general partner interest in us and the incentive distribution rights.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with the contribution, ongoing operation and any liquidation of us.

Formation Stage

The aggregate consideration received by affiliates of our general partner, including SandRidge, for the contribution of certain saltwater gathering and disposal assets to us	• common units;

• subordinated units; and

• our incentive distribution rights.

Operational Stage

Distributions of cash available for distribution to our general partner and its Affiliates

We will generally make cash distributions 100% to our unitholders, including affiliates of our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, our general partner will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

Assuming we have sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for four quarters, our general partner and its affiliates (including SandRidge) would receive an annual distribution of approximately $ million on their units.

Payments to our general partner and its affiliates

We will reimburse our general partner and its affiliates for all expenses they incur on our behalf under our partnership agreement. In addition, under our services agreement, we will reimburse SandRidge for all direct general and administrative expenses incurred by SandRidge on our behalf, pay a fixed-fee for the allocation of indirect general and administrative expenses attributable to our business and reimburse SandRidge for a portion of the compensation expense paid to employees of SandRidge that spend time managing and operating our business. In addition, pursuant to our operating agreement, SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third-party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs. Except to the extent specified under our services agreement or our operating agreement, there is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed and our general partner will determine the expenses that are allocable to us in good faith under the terms of our partnership agreement.

Withdrawal or removal of our general partner

If our general partner withdraws or is removed, its non-economic general partner interest and its incentive distribution rights will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “The Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements with Affiliates in Connection with the Transactions

In connection with this offering, we will enter into certain agreements with SandRidge, as described in more detail below.

Contribution Agreement

In connection with the closing of this offering, we will enter into a contribution agreement that will effect the transactions discussed elsewhere in this prospectus, including the contribution by SandRidge to us of our saltwater gathering and disposal assets and the issuance by us to SandRidge and our general partner of common units, subordinated units and incentive distribution rights. While we believe this agreement is on terms no less favorable to any party than those that could have been negotiated with an unaffiliated third party, it will not be the result of arm’s-length negotiations. All of the transaction expenses incurred in connection with these transactions will be paid from the proceeds of this offering.

Registration Rights Agreement

In connection with this offering, we will enter into a registration rights agreement with SandRidge pursuant to which we may be required to register the sale of the (i) common units issued (or issuable) to SandRidge pursuant to the contribution agreement, (ii) subordinated units and (iii) common units issuable upon conversion of subordinated units pursuant to the terms of the partnership agreement (together, the “Registrable Securities”) it holds. Under the registration rights agreement, SandRidge will have the right to request that we register the sale of Registrable Securities held by it, and SandRidge will have the right to require us to make available shelf registration statements permitting sales of Registrable Securities into the market from time to time over an extended period, subject to certain limitations. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, the registration rights agreement gives SandRidge “piggyback” registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with indemnification and contribution and allocation of expenses. All of the Registrable Securities held by SandRidge and any permitted transferee will be entitled to these registration rights.

Services Agreement

Upon the closing of this offering, we will enter into a services agreement with SandRidge and our general partner that governs, among other things, the provision by SandRidge to us of certain administrative services, and our agreement to reimburse it for such services.

Pursuant to the services agreement, SandRidge will, or will cause its affiliates to, perform centralized corporate, general and administrative services for us, such as legal, corporate recordkeeping, planning, budgeting, regulatory, accounting, billing, business development, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, investor relations, cash management and banking, payroll, internal audit, taxes and engineering. Our services agreement requires us to reimburse SandRidge for direct general and administrative expenses incurred by SandRidge for the provision of the above services. Our services agreement also provides that we will pay SandRidge a fixed-fee of $1.25 million per year as an allocation of indirect general and administrative expenses attributable to our business. Additionally, we will reimburse SandRidge for a portion of the compensation expense paid to employees of SandRidge that spend time managing and operating our business. The expenses of executive officers and non-executive employees will be allocated to us based on the amount of time spent managing our business and operations. The reimbursements to our general partner and SandRidge will be made prior to cash distributions to our common unitholders. We anticipate reimbursement to SandRidge and its affiliates will vary with the size and scale of our operations, among other factors. We currently anticipate these reimbursable expenses will be approximately $7.1 million for the twelve months ending December 31, 2015 based on our current operations, which includes $2.5 million of direct general and administrative expenses that we expect SandRidge to incur on our behalf on an ongoing basis as a result of us becoming a publicly traded partnership.

Omnibus Agreement

Upon the closing of this offering, we will enter into an omnibus agreement with SandRidge and our general partner that governs our relationship with them regarding the following matters:

•	certain indemnification obligations;

•	our use of the name “SandRidge” and related marks; and

•	our right of first offer to acquire certain saltwater gathering and disposal assets from SandRidge.

Indemnification

Pursuant to the omnibus agreement, we will be entitled to indemnification from SandRidge for certain liabilities and we will be required to indemnify SandRidge for certain liabilities.

Right of First Offer

As part of the omnibus agreement, SandRidge will agree, and will cause its affiliates to agree, for so long as SandRidge or its affiliates, individually or as a part of a group, control our general partner, that if SandRidge or any of its affiliates decide to attempt to sell (other than to another affiliate of SandRidge) (i) any saltwater gathering and disposal assets owned by SandRidge as of the completion of this offering that are located in the Mid-Continent or Permian Basin and (ii) any additional saltwater gathering and disposal assets constructed or acquired by SandRidge in the Mid-Continent or Permian Basin following the completion of this offering ((i) and (ii) collectively, the “ROFO Assets”), SandRidge or its affiliate will notify us of its desire to sell such ROFO Assets and, prior to selling such ROFO Assets to a third-party, will negotiate with us exclusively and in good faith for a period of 30 days in order to give us an opportunity to enter into definitive documentation for the purchase and sale of such ROFO Assets on terms that are mutually acceptable to SandRidge or its affiliate and us. If we and SandRidge or its affiliate have not entered into a letter of intent or a definitive purchase and sale agreement with respect to such ROFO Asset within such 30-day period, or if any such letter of intent or agreement is entered into but subsequently terminated, SandRidge or its affiliate may, at any time during the succeeding 150 day period, enter into a definitive transfer agreement with any third party with respect to such ROFO Assets on terms and conditions that, when taken as a whole, are superior, in the good faith determination of SandRidge or its affiliate, to those set forth in the last written offer we had proposed during negotiations with SandRidge or its affiliate, and SandRidge or its affiliate has the right to sell such ROFO Asset pursuant to such transfer agreement.

Amendment and Termination

The omnibus agreement can be amended by written agreement of all parties to the agreement. However, we may not agree to any amendment or modification that would, in the determination of our general partner, be adverse in any material respect to the holders of our common units without the prior approval of the conflicts committee. In the event of (i) a “change in control” (as defined in the omnibus agreement) of the partnership or (ii) the removal of SMM GP as our general partner in circumstances where “cause” (as defined in our partnership agreement) does not exist and the common units held by our general partner and its affiliates were not voted in favor of such removal, the omnibus agreement (other than the indemnification and reimbursement provisions therein) will be terminable by SandRidge, and we will have a 90-day transition period to cease our use of the name “SandRidge” and related marks.

Other Contractual Relationships with SandRidge

Saltwater Gathering and Disposal Agreement

In connection with the completion of this offering, we will enter into a 10-year saltwater gathering and disposal agreement with SandRidge pursuant to which we will have the right to gather and dispose all saltwater produced from SandRidge-operated wells that are connected to our existing saltwater gathering system and any saltwater gathering and disposal assets we acquire or construct in the future. In addition, the saltwater gathering and disposal agreement will provide us the option to lay gathering lines and gather and dispose of saltwater produced from any additional SandRidge-operated wells completed during the term of the agreement that are located within the Gathering Area. Under the saltwater gathering and disposal agreement, we will receive a fee of $0.60 per barrel of saltwater delivered by SandRidge into our saltwater gathering system, and such fee will be subject to an adjustment mechanism that will escalate the fee annually according to the annual Final Demand PPI, as published by the Bureau of Labor Statistics. The saltwater gathering and disposal agreement will also provide SandRidge with the right to require us, subject to us having available capacity on our system, to lay gathering lines and dispose of water produced from any additional SandRidge-operated wells completed during the term of the agreement that are located within the Gathering Area. Further, SandRidge will have the right to reclaim, for no additional charge, volumes of produced water after such volumes have entered our gathering system, but prior to such volumes entering our disposal wells, for use in its exploration and production activities. The exercise of this right will not impact the gathering fee received by us for volumes reclaimed from our systems.

Operating Agreement

In connection with the completion of this offering, we will enter into a 10-year operating agreement with SandRidge, pursuant to which SandRidge will operate our saltwater gathering and disposal assets and provide all personnel, equipment, electricity, chemicals, and services (including third-party services) required for us to perform our obligations under our saltwater gathering and disposal agreements. We will reimburse SandRidge for our share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs. We expect our operating costs will consist of the cost of equipment rental, labor, workovers and power, among other general operating costs.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of our chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board of directors of our general partner in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by the conflicts committee.

Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors of our general partner.

Please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest” for additional information regarding the relevant provisions of our partnership agreement.

The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, officers, affiliates (including SandRidge) and owners, on the one hand, and us and our limited partners, on the other hand. Conflicts may arise as a result of the duties of our general partner and its directors and officers to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. We are managed and operated by the board of directors and officers of our general partner, SMM GP, which is owned by SandRidge. Some of our initial officers and a majority of our initial directors will also be officers or directors of SandRidge. Although our general partner has a contractual duty to manage us in a manner that it believes is not adverse to our interests, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to SandRidge. Our directors and officers who are also directors and officers of SandRidge have a fiduciary duty to manage SandRidge in a manner that is beneficial to SandRidge and its shareholders. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner or its owners and affiliates (including SandRidge), on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interest of the partnership. Please read “Management—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	the amount of estimated maintenance capital expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $         million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “How We Make Distributions To Our Partners.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “How We Make Distributions To Our Partners—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of SandRidge have a fiduciary duty to make decisions in the best interests of the owners of SandRidge, which may be contrary to our interests.

The officers and certain directors of our general partner that are also officers and directors of SandRidge have fiduciary duties to SandRidge that may cause them to pursue business strategies that disproportionately benefit SandRidge or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as SandRidge, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•	our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interest of the partnership, and, with respect to criminal conduct, did not act with the knowledge that its conduct was unlawful;

•	our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it or them in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful; and

•	in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates (including SandRidge) under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates (including SandRidge), on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•	expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

•	controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•	purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the price calculated in accordance with our partnership agreement. Please read “Risk Factors—Risks Inherent in an Investment in Us—Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price” and “The Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than guaranteeing debt of its affiliates and those activities incidental to its ownership of interests in us.

However affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, SandRidge may compete with us for investment opportunities and may own an interest in entities that compete with us. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially our general partner) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (50%) for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, a baseline distribution amount will be calculated equal to an amount equal to the prior cash distribution per common unit for the fiscal quarter immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “How We Make Distributions To Our Partners—Incentive Distribution Rights.”

Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning that it believed its actions or omissions were not adverse to the interest of the partnership, and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it or them in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. Unitholders are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of unitholders in and to partnership distributions, please read this section and “How We Make Distributions To Our Partners.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

            will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement, which we will adopt in connection with the closing of this offering. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide investors and prospective investors with a copy of our partnership agreement, when available, upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of cash available for distribution, please read “How We Make Distributions To Our Partners”;

•	with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer Agent and Registrar—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

We were organized in April 2014 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the gathering and disposal business, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner will adopt a cash distribution policy to be effective as of the closing of this offering that will set forth our general partner’s intention with respect to the distributions to be made to unitholders.

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Distributions To Our Partners.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require:

•	during the subordination period, the approval of a majority of the common units, excluding those common units whose vote is controlled by our general partner or its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of

all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner	No approval right. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, for cause. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to SandRidge or to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Following the completion of this offering, we expect that our subsidiaries will conduct business in several states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). Upon completion of the offering, an affiliate of our general partner will own approximately     % of our outstanding common and subordinated units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of partnership interests as compared to other classes of partnership interests in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by our general partner without limited partner approval, will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any such amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any such amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•	neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions To Our Partners—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days’ written notice to our unitholders.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “Dissolution.”

Our general partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, an affiliate of our general partner will own approximately % of our outstanding limited partner units, including all of our subordinated units.

In the event of the removal of our general partner or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owner of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•	gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove SMM GP as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates or any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the price calculated in accordance with our partnership agreement.

The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend our partnership agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners (or their owners, to the extent relevant), has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of such person’s federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Our general partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. Our general partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates (including SandRidge), a direct or subsequently approved transferee of our general partner or its affiliates or purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under”—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services Agreement” and “Certain Relationships and Related Transactions—Other Contractual Relationships with SandRidge—Omnibus Agreement.”

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under”—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

In addition, in connection with the completion of this offering, we expect to enter into a registration rights agreement with SandRidge. Pursuant to the registration rights agreement, we will be required to file a registration statement to register the common units and subordinated units issued to SandRidge and the common units issuable upon the conversion of the subordinated units upon request of SandRidge. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from them. In addition, the registration rights agreement gives SandRidge “piggyback” registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of SandRidge and, in certain circumstances, to third parties. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, SandRidge will hold an aggregate of common units and             subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits common units acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the common units outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months, would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least one year, would be entitled to sell those common units under Rule 144 without regard to these provisions.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type and at any time without a vote of the unitholders. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement—Issuance of Additional Interests.”

Under our partnership agreement, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

In addition, we will enter into a registration rights agreement with SandRidge pursuant to which we may be required to register the sale of Registrable Securities it holds. Under the registration rights agreement, SandRidge will have the right to request that we register the sale of Registrable Securities held by it, and SandRidge will have the right to require us to make available shelf registration statements permitting sales of Registrable Securities into the market from time to time over an extended period, subject to certain limitations. Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering of common units and use the net proceeds from such offering to redeem an equal number of common units held by SandRidge. In addition, the registration rights agreement gives SandRidge “piggyback”

registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with indemnification and contribution and allocation of expenses. All of the Registrable Securities held by SandRidge and any permitted transferee will be entitled to these registration rights. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement.”

The executive officers and directors of our general partner have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. Please read “Underwriting” for a description of these lock-up provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to ‘we’ or ‘us’ are references to MidCon Midstream, LP and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, IRAs, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly-traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of income such as interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than     % of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership and each of our limited liability company subsidiaries will be disregarded as an entity separate from us for U.S. federal income tax purposes. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a) Neither we nor any of our limited liability company subsidiaries has elected or will elect to be treated as a corporation for U.S. federal income tax purposes; and

(b) For each taxable year since and including the year of our initial public offering, 90% or more of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704 (d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our nonrecourse liabilities. That basis generally will be (i) increased by the unitholder’s share of our income, gain and any increases in such unitholder’s share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our deductions and losses, and any decreases in the unitholder’s share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending             ,             , will be allocated, on a cumulative basis, an amount of federal taxable income that will be     % or less of the cash distributed on those units with respect to that period. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and which could be changed or with which the IRS could disagree.

Accordingly, we cannot assure that these estimates will prove to be correct, and our counsel has not opined on the accuracy of such estimates. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could affect the value of units. For example, the ratio of taxable income to cash distributions to a purchaser of units in this offering would be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	We distribute less cash than we have assumed in making this projection; or

•

we make a future offering of units and use the proceeds of the offering in a manner that does not produce additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes during such period or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated amongst our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We will make the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We will use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)	a statement regarding whether the beneficial owner is:

(a)	a non-U.S. person;

(b)	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c)	a tax-exempt entity;

(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in Oklahoma, Kansas and Texas, some of which impose a personal income tax on individuals. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

You may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though you may not be required to file a return and pay taxes in certain jurisdictions because your income from such jurisdictions falls below the filing and payment requirement. Further, you may be subject to penalties for a failure to comply with any filing or payment requirement applicable to you. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN MIDCON MIDSTREAM, LP BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Internal Revenue Code (“Similar Laws”). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

•	whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

•	whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

•	whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2) the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3) there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

With respect to an investment in our common units, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above and may also satisfy the requirements in (3) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (3)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common units set forth opposite its name below.

Underwriter	Number of Common Units
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the common units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The following table summarizes the underwriting discounts and commissions will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	Per Unit	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to MidCon Midstream, LP	$	$	$

We will also pay to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. a structuring fee equal to             % of the gross proceeds of this offering for the evaluation, analysis and structuring of our partnership.

The representatives of the underwriters have advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per common unit. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering, not including the underwriting discount, are estimated at $                 and are payable by us. The underwriters have agreed to reimburse us for up to $ of documented expenses incurred in connection with this offering.

Option to Purchase Additional Common Units

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of additional common units at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional common units based on the underwriter’s underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering.

No Sales of Similar Securities

We and certain of our affiliates, including SandRidge, our general partner, directors and executive officers of our general partner, have agreed that, for a period of 180 days from the date of this prospectus subject to certain limited exceptions, we and they will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital, Inc., issue or dispose of, as applicable, any of our common units or any securities convertible into or exchangeable for our common units. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common units,

•	sell any option or contract to purchase any common units,

•	purchase any option or contract to sell any common units,

•	grant any option, right or warrant for the sale of any common units,

•	lend or otherwise dispose of or transfer any common units,

•	request or demand that we file a registration statement related to the common units, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common units whether any such swap or transaction is to be settled by delivery of common units or other securities, in cash or otherwise.

This lock-up provision applies to common units and to securities convertible into or exchangeable or exercisable for or repayable with common units. It also applies to common units owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

We intend to apply to list our common units on the New York Stock Exchange under the symbol “                        .” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of common units to a minimum number of beneficial owners as required by that exchange.

Offering Price Determination

Before this offering, there has been no public market for our common units. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the common units may not develop. It is also possible that after the offering the common units will not trade in the public market at or above the initial public offering price.

Indemnification

We and SandRidge have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the common units is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common units. However, the representatives may engage in transactions that stabilize the price of the common units, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common units in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common units described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common units sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of our common units. As a result, the price of our common units may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common units. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase common units offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

FINRA

Because the Financial Industry Regulatory Authority, or FINRA, is expected to view the common units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the “Exempt Investors”), who are:

(a)	“sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

(b)	“wholesale clients” (within the meaning of section 761G of the Corporations Act),

so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act. Any person acquiring common units must observe such Australian on-sale restrictions.

This offering document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

VALIDITY OF OUR COMMON UNITS

The validity of our common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The balance sheet of MidCon Midstream, LP, formerly known as SandRidge MidCon Midstream LP, at September 30, 2014, included in this prospectus and registration statement has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to our common units offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information regarding us and our common units offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

As a result of this offering, we will become subject to the reporting requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our unitholders with annual reports containing financial statements certified by an independent public accounting firm.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of the general partner of MidCon Midstream, LP:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of MidCon Midstream, LP, formerly known as SandRidge MidCon Midstream, LP (the “Partnership”), at September 30, 2014 in conformity with accounting principles generally accepted in the United States of America. The balance sheet is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the balance sheet based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Oklahoma City, Oklahoma

December 18, 2014

MidCon Midstream, LP

Balance Sheet

September 30, 2014

Assets
Current assets:
Due from related parties	$1,000

Total current assets	1,000

Total assets	$1,000

Liabilities and partner’s equity
Total liabilities	$—

Partner’s equity:
General Partnership interest	10
Limited Partnership interest	990

Total partner’s equity	1,000

Total liabilities and partner’s equity	$1,000

The accompanying notes are an integral part of this financial statement.

MidCon Midstream, LP

Notes to Balance Sheet

September 30, 2014

Note 1. Organization of the Partnership

MidCon Midstream, LP, formerly known as SandRidge Midcon Midstream, LP, (the “Partnership”) is a Delaware limited partnership formed on April 14, 2014 in anticipation of an initial public offering (“Offering”) of common units representing limited partner interests in the Partnership. SandRidge Exploration and Production, LLC (“SandRidge E&P”), an indirect, wholly-owned subsidiary of SandRidge Energy, Inc. (“SandRidge”), is the organizational limited partner (“Limited Partner”) of the Partnership and, prior to the Offering, holds a 99% limited partner interest in the Partnership. SandRidge Midcon Midstream GP, LLC (the “General Partner”), a Delaware limited liability company and general partner of the Partnership, was formed on April 14, 2014 by SandRidge E&P. The General Partner is a wholly-owned subsidiary of SandRidge E&P and holds a 1% general partnership interest in the Partnership. The General Partner exclusively has the power to control and manage the business and affairs of the Partnership. The Limited Partner has no power to control or manage the Partnership.

On April 14, 2014, SandRidge E&P contributed $990 to the Partnership in exchange for a 99% limited partner interest. In addition, the General Partner contributed $10 to the Partnership in exchange for 1% general partner interest. There have been no other transactions as of September 30, 2014. All outstanding amounts due from related parties were settled in cash on October 17, 2014.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States. A statement of cash flows has not been presented because the Partnership had no cash transactions from the date of its formation through September 30, 2014.

Cash and Cash Equivalents. The Partnership considers cash and cash equivalents to consist of all highly-liquid instruments with original maturities of three months or less.

Income Taxes. The Partnership is a limited partnership for federal and state income tax purposes, and income tax liabilities and/or benefits of the partnership are passed through to its partners. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership will be allocated among its partners in accordance with their percentage interests, except that the General Partner has the authority to make other allocations as necessary and appropriate to comply with Section 704 of the Internal Revenue Code. Further, the Partnership has requested a ruling from the Internal Revenue Service that the gross income derived from the activities to be conducted by the Partnership constitutes “qualifying income” under Section 7704(d)(1)(E) of the Internal Revenue Code in order not to be treated as a corporation.

MidCon Midstream, LP

Unaudited Pro Forma Condensed Balance Sheet

September 30, 2014

MidCon Midstream, LP (formerly known as SandRidge Midcon Midstream, LP) (the “Partnership”), is a Delaware limited partnership formed on April 14, 2014 in anticipation of an initial public offering (the “Offering”) of common units representing limited partner interest in the Partnership.

The following unaudited pro forma condensed balance sheet of the Partnership gives pro forma effect to the matters described in the accompanying notes, including:

•	SandRidge Exploration and Production, LLC’s (“SandRidge E&P”) contribution of certain saltwater gathering and disposal assets (the “Contribution”) to us, including the asset retirement obligation associated with those assets.

•	the consummation of the Offering and our issuance of (i) common units to the public (assuming the underwriters’ option to purchase additional common units from us is not exercised), (ii) a % general partner interest in us and all of our incentive distributions rights (“IDRS”) to our general partner and (iii) common units and subordinated units to SandRidge; and

•	our entry into a new 5 year $200 million revolving credit facility, with no outstanding borrowings;

The unaudited pro forma condensed balance sheet presents the beginning balance sheet of the Partnership as of September 30, 2014, giving effect to the Contribution and the Offering as if it occurred on that date. SandRidge E&P will retain saltwater gathering and disposal assets not contributed to the Partnership.

The unaudited pro forma condensed balance sheet has been prepared on the assumption that the Partnership will continue to be treated as a partnership for federal income tax purposes. The unaudited pro forma condensed balance sheet of the Partnership has been derived from the audited balance sheet of the Partnership appearing elsewhere in this prospectus.

The adjustments are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions may differ from the unaudited pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the unaudited pro forma adjustments are factually supportable and give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed balance sheet.

The unaudited pro forma condensed balance sheet has been presented for illustrative purposes only and is not necessarily indicative of the Partnership’s financial position had the conveyance occurred on September 30, 2014.

The unaudited pro forma condensed balance sheet should be read in conjunction with the audited balance sheet of the Partnership and the related notes thereto included elsewhere in this prospectus. All unaudited pro forma adjustments and their underlying assumptions are described more fully in the accompanying notes to the unaudited pro forma condensed balance sheet.

MidCon Midstream, LP

Unaudited Pro Forma Condensed Balance Sheet

September 30, 2014

	MidCon Midstream, LP Historical	Pro Forma Adjustments		MidCon Midstream, LP Pro Forma
Assets
Current assets:
Cash and cash equivalents	$—	—	C	$—
		—	D
		—	E
		—	F
Due from related parties	1,000			1,000

Total current assets	1,000	—		1,000
Other Assets	—

Property and equipment	—	316,788,000	A	316,788,000
		2,000,000	E	2,000,000	E

Total assets	$1,000	$318,788,000		$318,789,000

Liabilities and partner’s equity
Current liabilities	$—	$—		$—

				—
Asset retirement obligations		980,005	A
		274,468	B	1,254,473

Total liabilities	—	1,254,473		1,254,473

Partner’s equity:
General Partnership interest	10	(10	) G	—
Limited Partnership interest	990	10	G	1,000
Equity in net assets	—	317,533,527	A,B,E	317,533,527

Total limited partnership interest	990	317,533,527		317,534,527

Total partner’s equity	1,000	317,533,527		317,534,527

Total liabilities and partner’s equity	$1,000	$318,788,000		$318,789,000

The accompanying notes are an integral part of this unaudited pro forma financial information.

MidCon Midstream, LP

Notes to Unaudited Pro Forma Condensed Balance Sheet

September 30, 2014

1.	Basis of Presentation

MidCon Midstream, LP (formerly known as SandRidge Midcon Midstream, LP) (the “Partnership”), is a Delaware limited partnership formed on April 14, 2014 in anticipation of an initial public offering (the “Offering”) of common units representing limited partner interests in the Partnership. SandRidge Exploration and Production, LLC (“SandRidge E&P”), an indirect, wholly-owned subsidiary of SandRidge Energy, Inc. (“SandRidge”) is the organizational limited partner (“Limited Partner”) of the Partnership and, prior to the Offering held a 99% limited partner interest in the Partnership. SandRidge Midcon Midstream GP, LLC (the “General Partner”) a Delaware limited liability company and general partner of the Partnership, was formed on April 14, 2014 by SandRidge E&P. The General Partner is a wholly-owned subsidiary of SandRidge E&P and, prior to the Offering, holds a 1% general partnership interest in the Partnership. The General Partner exclusively has the power to control and manage the business and affairs of the Partnership. The Limited Partner has no power to control and manage the Partnership.

In connection with the closing of the Offering, SandRidge E&P will contribute certain saltwater gathering and disposal assets (“Contributed Assets”) to the Partnership in exchange for common units representing limited partner interests (the “Common Units”), subordinated units representing limited partner interests and cash. The Contributed Assets consisted of the following as of September 30, 2014.

•	80 saltwater disposal wells;

•	443 miles of gathering lines; and

•	1,665 well connections.

The unaudited pro forma condensed balance sheet as of September 30, 2014 presents the Partnership and the Contributed Assets and associated retirement obligations as if the contribution and the Offering had occurred on that date. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. The unaudited pro forma condensed balance sheet has been prepared on the assumption that the Partnership will continue to be treated as a partnership for federal income tax purposes. The historical balance sheet of the Partnership has been derived from the audited balance sheet of the Partnership appearing elsewhere in this prospectus.

The conveyance of the Contributed Assets will be accounted for as a transaction between entities under common control and, recorded at SandRidge’s historical cost, which is an allocated portion of the historical net book value of SandRidge’s full cost pool based on the fair value of the Contributed Assets related to the fair value of SandRidge’s full cost pool. Historically, SandRidge E&P has included the Contributed Assets in its full cost pool in accordance with the full cost method of accounting for oil and gas properties pursuant to Regulation S-X Rule 4-10(c), which generally requires proved oil and gas assets to be recorded and depreciated or depleted as a single asset under US GAAP. SandRidge E&P has estimated the historical net book value associated with the Contributed Assets to be $316.8 million based on relative fair value of the Contributed Assets compared to the fair value of its full cost pool. The fair value of the Contributed Assets was determined based on a discounted cash flow model using estimated future revenues derived from management estimates of third-party revenues and actual historical expenses incurred. The fair value of the full cost pool was derived from internally prepared reservoir production estimates using a discounted cash flow model.

The asset retirement obligation associated with the Contributed Assets is $1 million and is based on SandRidge E&P’s historical asset retirement obligation for plugging and abandoning the 80 saltwater disposal wells that will be conveyed to the Partnership. The asset retirement obligations associated with the remaining contributed assets are not significant.

In connection with the conveyance of the Contributed Assets, the Partnership will enter into the following agreements at the closing of the Offering:

•	A 5-year $200 million revolving credit facility, with no borrowings under the facility;

•	a 10-year saltwater gathering and disposal agreement with SandRidge E&P pursuant to which the Partnership will have the right to gather and dispose all saltwater produced from SandRidge E&P-operated wells connected to the Partnership’s existing saltwater gathering system and any future saltwater gathering and disposal assets the Partnership acquires or constructs at a fee of $0.60 per barrel of saltwater delivered, subject to various adjustments under the terms of the agreement. The agreement will also provide the Partnership with an option, and SandRidge with the right to require the Partnership, to lay gathering lines and dispose of water produced from any additional SandRidge-operated wells completed in the Gathering Area;

•	a 10-year administrative services agreement with SandRidge pursuant to which the Partnership will pay a fixed fee of $1.25 million per year as an allocation of indirect general and administration expenses attributable to the Partnership’s business, reimburse SandRidge’s direct general and administrative expenses incurred for the provision of certain general and administrative services, and reimburse SandRidge for a portion of the compensation expense paid to employees of SandRidge that spend time managing and operating the Partnership’s business;

•	a 10-year operating agreement with SandRidge E&P whereby SandRidge E&P will operate the Partnership’s saltwater gathering and disposal assets and provide all services and assets required to perform its obligations under its saltwater gathering and disposal agreements for reimbursement for the Partnership’s share of the actual costs of operating such assets, including a standard COPAS rate for overhead costs; and

•	an omnibus agreement with SandRidge E&P, whereby the Partnership will have a right of first offer with respect to certain saltwater gathering and disposal assets owned by SandRidge E&P.

2.	Pro Forma Adjustments

The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments is provided as follows:

(A)	Reflects SandRidge E&P’s conveyance of the Contributed Assets and associated retirement obligations to the Partnership in exchange for all of the net proceeds of this offering as well as million common units and million subordinated units representing an assumed % beneficial interest in the Partnership. The Contributed Assets received will be recorded by the partnership at the historical cost of SandRidge E&P which was determined by allocating the historical net book value of SandRidge’s full cost pool according to the fair value of the Contributed Assets relative to the fair value of SandRidge’s total full cost pool.

(B)	Reflects an adjustment to recognize asset retirement obligation at present value using the credit adjusted risk-free rate applicable to the Partnership.

(C)	Reflects the assumed gross offering proceeds to the Partnership of $ million from the issuance and sale of common units at the initial public offering price of $ per common unit.

(D)	Reflects the payment of estimated underwriter discounts totaling $ million and $ million in estimated expenses associated with the offering relating to legal and consulting services, audit expenses, printing charges, filing fees and other costs. These fees and expenses will be allocated to the public common units.

(E)	Reflects payment of $2 million in deferred financing fees related to the new revolving credit facility.

(F)	Reflects the distribution to SandRidge E&P of $ million of net proceeds from the public offering of common units as partial consideration for the Contributed Assets.

(G)	Reflects redemption and conversion of general partner’s interest into a non-economic general partner interest.

Appendix A

FORM OF AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

MIDCON MIDSTREAM, LP

[To be filed by amendment]

A-1

Appendix B

GLOSSARY OF TERMS

Barrel: One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil, NGLs or other liquid hydrocarbons.

Bblw: Barrels of saltwater.

Bblw/d: Bblw per day.

Boe: Barrels of oil equivalent, with six thousand cubic feet of natural gas being equivalent to one barrel of oil.

Boe/d: Boe per day.

COPAS: Council of Petroleum Accountants Societies, a non-profit entity that provides model form accounting procedures and publications for the oil and gas industry.

DOT: Department of Transportation.

EPA: Environmental Protection Agency.

expansion capital expenditures: Cash expenditures to construct new saltwater gathering infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels, including well connections that increase existing system throughput.

hydrocarbon: An organic compound containing only carbon and hydrogen.

maintenance capital expenditures: Cash expenditures (including expenditures for the construction or development of new capital assets or the replacement, improvement or expansion of existing capital assets) made to maintain, over the long term, our operating capacity, operating income or saltwater throughput volumes.

Mbblw: Thousand barrels of saltwater.

Mbblw/d: Mbblw per day.

MMbblw: Million barrels of saltwater.

MMbblw/d: MMblw per day.

MBoe: Thousand barrels of oil equivalent.

Mboe/d: Mboe per day.

MMBoe: Million barrels of oil equivalent.

MMBoe/d: MMboe per day.

natural gas: Hydrocarbon gas found in the earth, composed of methane, ethane, butane, propane and other gases.

NGLs: Natural gas liquids, which consist primarily of ethane, propane, isobutane, normal butane and natural gasoline.

oil: Crude oil and condensate.

SEC: United States Securities and Exchange Commission.

throughput: The volume of product transported or passing through a pipeline, plant, terminal or other facility.

B-1

Through and including                     , 2015 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

MidCon Midstream, LP

Common Units

Representing Limited Partner Interests

PROSPECTUS

BofA Merrill Lynch

Barclays

                    , 2015

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$11,620
FINRA filing fee	15,500
NYSE listing fee	*
Accountants’ fees and expenses	*
Legal fees and expenses	*
Printing and engraving fees	*
Transfer agent and registrar fees	*
Miscellaneous	*

Total	*

*	To be completed by amendment.

ITEM 14.	INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of SandRidge Energy, Inc. and our general partner, their officers and directors, and any person who controls SandRidge Energy, Inc. and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On April 14, 2014, in connection with the formation of MidCon Midstream, LP , we issued (i) a 1.0% general partner interest in us to SandRidge Midcon Midstream GP, LLC, for $10.00 and (ii) a 99.0% limited partner interest in us to SandRidge Exploration and Production, LLC, for $990.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act. There have been no other sales of unregistered securities within the past three years.

ITEM 16.	EXHIBITS.

(a)	The following documents are filed as exhibits to this Registration Statement.

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1***	Certificate of Limited Partnership of MidCon Midstream, LP

3.2***	Amendment to Certificate of Limited Partnership of MidCon Midstream, LP

3.3**	Form of Agreement of Limited Partnership of MidCon Midstream, LP (included as Appendix A in the prospectus included in this Registration Statement)

5.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1**	Form of Contribution Agreement

10.2**	Form of Saltwater Gathering and Disposal Agreement

10.3**	Form of Omnibus Agreement

10.4**	Form of Registration Rights Agreement

10.5**	Form of Credit Agreement

10.6**	Form of Operating Agreement

10.7**	Form of Services Agreement

21.1**	List of Subsidiaries of MidCon Midstream, LP

23.1***	Consent of Wood Mackenzie

23.2*	Consent of PricewaterhouseCoopers LLP

23.3**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.4**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1*	Powers of Attorney (included on the signature page of this registration statement)

*	Provided herewith.
**	To be provided by amendment.
***	Filed previously.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with its general partner or its general partner’s affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its general partner or its general partner’s affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on December 18, 2014.

MidCon Midstream, LP

By:	SandRidge Midcon Midstream GP, LLC, its general partner

/s/ James D. Bennett
Name:	James D. Bennett
Title:	Chief Executive Officer

John M. Brawley, whose signature appears below, appoints Philip T. Warman and Justin P. Byrne, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

* James D. Bennett	Chief Executive Officer and Director (Principal Executive Officer)	December 18, 2014

/s/ John M. Brawley John M. Brawley	Vice President and Chief Financial Officer (Principal Financial Officer)	December 18, 2014

* Eddie M. LeBlanc III	Chief Accounting Officer and Director (Principal Accounting Officer)	December 18, 2014

* Philip T. Warman	Senior Vice President, General Counsel, Corporate Secretary and Director	December 18, 2014

* Kevin C. Clement	President and Director	December 18, 2014

*By:	/s/ Justin P. Byrne
Justin P. Byrne, Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1**	Form of Underwriting Agreement

3.1***	Form of Certificate of Limited Partnership of MidCon Midstream, LP

3.2***	Amendment to Certificate of Limited Partnership of MidCon Midstream, LP

3.3**	Form of Agreement of Limited Partnership of MidCon Midstream, LP (included as Appendix A in the prospectus included in this Registration Statement)

5.1**	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered

8.1**	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1**	Form of Contribution Agreement

10.2**	Form of Saltwater Gathering and Disposal Agreement

10.3**	Form of Omnibus Agreement

10.4**	Form of Registration Rights Agreement

10.5**	Form of Credit Agreement

10.6**	Form of Operating Agreement

10.7**	Form of Services Agreement

21.1**	List of Subsidiaries of MidCon Midstream, LP

23.1***	Consent of Wood Mackenzie

23.2*	Consent of PricewaterhouseCoopers LLP

23.3**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)

23.4**	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

24.1*	Powers of Attorney (included on the signature page of this registration statement)

*	Provided herewith.
**	To be provided by amendment.
***	Filed previously.